Exhibit 10.6

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 17, 2008

Among

MXENERGY INC. and

MXENERGY ELECTRIC INC.

as Borrowers,

MXENERGY HOLDINGS INC. AND CERTAIN SUBSIDIARIES THEREOF,

as Guarantors,

 THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent

SOCIÉTÉ GÉNÉRALE,

Lead Arranger and Sole Bookrunner

(continued)

(continued)

(continued)

(continued)

v

(continued)

EXHIBITS:

Exhibit A	–	Form of Assignment and Acceptance Agreement
Exhibit B	–	Form of Borrowing Base Report
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Letter of Credit Request
Exhibit E-1	–	Form of Revolving Note
Exhibit E-2	–	Form of Bridge Note
Exhibit F	–	Form of Notice of Borrowing
Exhibit G	–	Form of Notice of Conversion or Continuation
Exhibit H	–	Form of Pledge Agreement
Exhibit I	–	Form of Security Agreement
Exhibit J	–	Form of Qualifying Supplier Letter of Credit
Exhibit K	–	Form of Risk Management Policy Certification

SCHEDULES:

Schedule 1.01(a)	–	Tier II Eligible Exchange Accounts
Schedule 1.01(b)	–	Guarantors
Schedule 1.01(c)	–	LDCs
Schedule 1.01(d)	–	Fees and Expenses Associated with Letters of Credit or Debt
Schedule 1.01(e)	–	Material Contracts
Schedule 2.01	–	Commitments and Pro Rata Shares of the Lenders
Schedule 3.01(j)	–	Material Adverse Changes
Schedule 4.01	–	Licensed Jurisdictions
Schedule 4.10	–	Subsidiaries
Schedule 4.13	–	Insurance
Schedule 4.17	–	Bank Accounts
Schedule 4.24	–	Locations
Schedule 6.01	–	Existing Liens
Schedule 6.02	–	Existing Debt
Schedule 6.05	–	Investments
Schedule 6.08	–	Affiliate Transactions
Schedule 6.09	–	Restrictive Agreements
Schedule 10.02	–	Addresses for Notice

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement dated as of November 17, 2008 is among MxEnergy Inc., a Delaware corporation (“MxEnergy”), MxEnergy Electric Inc., a Delaware corporation (“MxEnergy Electric”; MxEnergy and MxEnergy Electric are each individually, a “Borrower” and collectively, the “Borrowers”), the Guarantors, the Lenders, and Société Générale, as Administrative Agent for the Lenders.

Reference is made to the Second Amended and Restated Credit Agreement dated as of September 30, 2008 (as amended through the date hereof, the “Existing Credit Agreement”) executed among the Borrowers, the Lenders party thereto, and the Administrative Agent, pursuant to which the Lenders parties thereto agreed to make available to the Borrower a revolving credit facility for loans and letters of credit upon the terms and conditions set forth therein and in the other Loan Documents (as defined therein).

The Borrowers have requested that the Lenders, and the Lenders have agreed to, amend and restate the Existing Credit Agreement, subject to the terms and conditions of this Agreement.

The Borrowers, the Guarantors, the Lenders, and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01           Certain Defined Terms.  Any terms used in this Agreement that are defined in Article 9 of the Uniform Commercial Code as adopted in the State of New York (“UCC”) shall have the meanings assigned to those terms by the UCC as of the Closing Date.  As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Credit Support” means one or more letters of credit payable in Dollars for the benefit of a Borrower or one of its Subsidiaries to support payment of an Eligible Exchange Account or Eligible Account of such Loan Party, which letter of credit is in form and substance acceptable to the Administrative Agent and issued by a bank or other financial institution approved by the Administrative Agent, each in its sole discretion, and for which an Acceptable Security Interest exists on all letter-of-credit rights associated with such letter of credit.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties; (b) secures the Obligations; and (c) is perfected and enforceable against the Loan Party that created such security interest in preference to any rights of any Person therein, other than Excepted Liens.

“Account Control Agreement” shall mean, if any deposit or securities account of a Borrower or any Loan Party is held with a financial institution that is not the Administrative Agent, an agreement or agreements in form and substance reasonably acceptable to the

Administrative Agent between the Administrative Agent and such other financial institution governing any such deposit accounts or securities accounts of such Borrower or such Loan Party.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Parent or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company, or (c) acquires customers or customer lists and related assets from another Person.

“Adjusted Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate in effect for such day, (b) the sum of the Federal Funds Effective Rate in effect for such day plus ½ of 1% per annum, and (c) in the case of Base Rate Advances made in the circumstances set forth in Section 2.02(c)(iv), the Cost of Funds.  “Cost of Funds” means the Administrative Agent’s determination, made on each day, as to the effective cost of its obtaining funds on such day for maintaining a Base Rate Advance, which shall be expressed as a rate of interest per annum to be charged on each day from the date of such Base Rate Advance until paid when due.  Any change in the Adjusted Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Cost of Funds shall be effective on the effective date of such change in the Prime Rate, Federal Funds Effective Rate, or the Cost of Funds.

“Administrative Agent” means SG in its capacity as administrative agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to Section 9.06.

“Administrative Agent’s Account” means account no. 193852 maintained at SG, and is the “Collateral Account” established and maintained pursuant to Section 7.07, in the name of the Borrowers but under the sole dominion and control of, and exclusive right of withdrawal at the direction of, the Administrative Agent and subject to the terms of this Agreement.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to (a) vote or direct the voting of 10% or more of the outstanding shares of Voting Stock of such Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” means this Third Amended and Restated Credit Agreement dated as of November 17, 2008 among the Borrowers, the Guarantors, the Lenders, and the Administrative Agent, as it may be amended or modified and in effect from time to time.

“Applicable Lending Office” means (a) with respect to any Revolving Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrowers and the Administrative Agent from time to time and (b) with respect to the Administrative Agent or any Bridge Lender, the address specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

“Applicable Margin” means, with respect to Revolving Advances of any Type, letter of credit fees or commitment fees, (a) for any day from the Closing Date through March 6, 2009 or, if on March 6, 2009 an uncured default under Section 2.07(c)(i) shall exist, until such uncured default has been cured or waived, the applicable percentage rate per annum set forth below:

Revolving Advances
Eurodollar Advances	Base Rate Advances	Commitment Fees	Letter of Credit Fees
4.000%	3.000%	0.500%	3.750%

; and (b) for any day thereafter, the applicable percentage rate per annum set forth below:

Revolving Advances
Eurodollar Advances	Base Rate Advances	Commitment Fees	Letter of Credit Fees
3.000%	2.000%	0.500%	2.750%

“Arranger” means SG in its capacity as lead arranger and sole bookrunner.

“Asset Disposition” or “Dispose” means the disposition, whether by sale, lease, license, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the Property of the Parent or any of its Subsidiaries other than (a) any sale or issuance of Equity Interests of any of the Parent’s Subsidiaries to any Loan Party, (b) sales of inventory in the ordinary course of business, (c) dispositions of assets having a fair market value of $2,000,000.00 or less individually or in the aggregate of $5,000,000.00 or less in any fiscal year of the Parent, (d) dispositions of accounts to LDCs under guaranteed receivables agreements entered into in the ordinary course of business and (e) dispositions of assets which have become obsolete or no longer useful in the business of any Loan Party.

“Assignment and Acceptance” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent in its sole discretion and the Borrowers, which consent by the Borrowers shall not be unreasonably withheld or delayed.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal years ended June 30, 2006, June 30, 2007, and June 30, 2008 together with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries including the notes thereto and including an unaudited reconciliation from GAAP to Non-GAAP Financial Reporting.

“Base Rate Advance” means a Revolving Advance that bears interest at a rate determined by reference to the Adjusted Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Blocked Accounts” has the meaning set forth in Section 5.13(b).

“Borrowing” means a Revolving Borrowing or a Bridge Borrowing, as the context requires.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of the following (without duplication), determined as of the date of the Borrowing Base Report then most recently delivered pursuant to this Agreement, but subject to such additional eligibility requirements and reserves as may be reasonably determined by the Administrative Agent after consultation with the Borrowers (but not subject to the Borrowers’ approval thereof):

(a)           an amount equal to 100% of cash and Cash Equivalents of the Borrowers and their Subsidiaries in Dollars that are subject to an Acceptable Security Interest; plus

(b)           90% of Tier I Eligible Accounts; plus

(c)           80% of Tier II Eligible Accounts; plus

(d)           85% of Tier I Unbilled Eligible Accounts; plus

(e)           80% of Tier II Unbilled Eligible Accounts; plus

(f)            80% of the positive value of Eligible Exchange Accounts; plus

(g)           80% of the positive value of Imbalances; plus

(h)           85% of Eligible Inventory; plus

(i)            85% of Eligible LDC Residual Contract Rights; plus

(j)            80% of Undelivered Product Value; minus

(k)           120% of the Swap Termination Value owed by a Borrower or any of its Subsidiaries for any Swap Contract between a Borrower or any of its Subsidiaries and a Swap Counterparty; minus

(l)            100% of First Purchaser Liens; plus

(m)          (i) $35,000,000.00 from the Closing Date through December 12, 2008; (ii) $25,000,000.00 from December 13, 2008 through and including December 26, 2008; (iii) $20,000,000.00 from December 27, 2008 through and including January 9, 2009, (iv) $15,000,000.00 from January 10, 2009 through and including February 6, 2009; (v) $10,000,000.00 from February 7, 2009 through and including February 27, 2009, and (vi) $5,000,000.00 from February 28, 2009 through and including March 6, 2009.

“Borrowing Base Availability” means the excess, if any, of the Borrowing Base over the sum of the Revolving Advances and the Letter of Credit Exposure.

“Borrowing Base Report” means a certificate and schedule duly executed by a Financial Officer of the Parent appropriately completed and in substantially the form of Exhibit B.

“Borrowing Date” means the date on which any Revolving Advance is made or any Letter of Credit is issued hereunder.

“Bridge Borrowing” means the borrowing consisting of simultaneous Bridge Loans made on the Closing Date.

“Bridge Lenders” means the lenders listed on the signature pages of this Agreement that hold Bridge Loans and any other Person that has become a party hereto pursuant to an Assignment and Acceptance that holds Bridge Loans (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).

“Bridge Loans” means the loans made in the initial aggregate principal amount of $10,400,000.00 to the Borrowers by the Bridge Lenders pursuant to Section 2.01(d).

“Bridge Note” means a promissory note made by the Borrowers in favor of a Bridge Lender evidencing Bridge Loans made by such Bridge Lender substantially in the form of Exhibit E-2.

“Bridge Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Bridge Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Bridge Obligations Payment Conditions” has the meaning given such term in Section 6.14(b).

“Bridge Pro Rata Share” means, with respect to each Bridge Lender at any time, the ratio (expressed as a percentage) of such Bridge Lender’s aggregate outstanding Bridge Loans at such time to the aggregate outstanding Bridge Loans of all the Bridge Lenders at such time.  The initial Bridge Pro Rata Share of each Bridge Lender is set forth opposite the name of such Bridge Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Bridge Lender becomes a party hereto, as applicable.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York and, if such day relates to any Eurodollar Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means all expenditures of any Person in respect of the purchase or other acquisition, construction or improvement of any fixed or capital assets that are required to be capitalized under GAAP on a balance sheet as property, plant, equipment or other fixed assets or intangibles; provided, however that Capital Expenditures shall in any event exclude (a) normal replacements and maintenance which are properly charged to current operations and (b) amounts expended with the proceeds of insurance to repair or replace fixed or capital assets.

“Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000.00;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e)           investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority (other than any request, guideline or directive that provides that compliance is optional and that there is no penalty or charge of any kind for failure to comply).

“Change of Control” means the occurrence of any of the following events:

(a)           prior to the consummation of an Initial Public Offering, (i) the failure of Jeffrey Mayer (the “Key Executive”) to be employed by the Parent on a full-time basis in his capacity as President and Chief Executive Officer and involved in the day-to-day operations of the Parent and its Subsidiaries and (ii) if such failure is due to death, accident, illness, or legal incapacity of the Key Executive and the Key Executive is not replaced within 90 days after such failure with an executive consented to by the Majority Banks in writing;

(b)           the failure of either Borrower to be a Wholly-Owned Subsidiary of the Parent;

(c)           except for the consummation of an Initial Public Offering, the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Parent or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan);

(d)           except for the consummation of an Initial Public Offering, the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) (other than Sowood, Charterhouse Group, Inc., Greenhill Capital Partners, Jeffrey Mayer or Carol Roberta Artman-Hodge (or any of their Affiliates)) becomes the Beneficial Owner, directly or indirectly, of more than 25% of the Voting Stock of the Parent, measured by voting power rather than number of shares;

(e)           prior to the consummation of an Initial Public Offering, Sowood fails to be the Beneficial Owner, directly or indirectly, of at least 20% of the Voting Stock of the Parent;

(f)            prior to the consummation of an Initial Public Offering, the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors; or

(g)           the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Charter Bridge Loans” means the Bridge Loans made by Charter Mx LLC.

“Closing Date” means November 17, 2008.

“Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Collateral” means all the “Collateral” as defined in any Security Document.

“Collecting Banks” has the meaning set forth in Section 5.13.

“Compliance Certificate” means a Compliance Certificate signed by a Financial Officer of the Parent in substantially the form of the attached Exhibit C.

“Consolidated Current Assets” means, as to any Person at any date, all amounts which would, in conformity with GAAP, be included under current assets (other than amounts owing to such Person from an Affiliate (other than a Subsidiary of such Person) thereof) on a balance sheet of such Person determined on a consolidated basis at such date.

“Consolidated Current Liabilities” means, as to any Person at any date, (a) all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of a Person plus (b) to the extent not included in the foregoing clause (a), all outstanding Revolving Advances, Bridge Loans, interest accrued or payable on the Bridge Loans, and Reimbursement Obligations, all determined on a consolidated basis at such date.

“Consolidated EBITDA” means, for any period, without duplication, the sum of the following for the Parent and its Subsidiaries on a consolidated basis, each calculated for such period:

(a)           Consolidated Net Income for such period of determination plus

(b)           to the extent deducted in determining Consolidated Net Income, Consolidated Interest Expense, charges against income for foreign, federal, state, and local taxes, depreciation and amortization expense and other non-cash charges, extraordinary, unusual or non-recurring expenses or losses, amortization or write off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with letters of credit or Debt (including the fees and expenses set forth on Schedule 1.01(d)), and any losses on sales of assets outside the ordinary course of business minus

(c)           extraordinary or non-recurring gains for such period minus

(d)           any gain realized upon the sale or other disposition of any assets of the Parent or any of its Subsidiaries for such period (other than in the ordinary course of business) minus

(e)           the income of any Person (other than Wholly-Owned Subsidiaries of the Parent) in which the Parent or a Wholly-Owned Subsidiary of the Parent has an ownership interest except to the extent such income is received by the Parent or such Wholly-Owned Subsidiary in a cash distribution during such period, all as determined on a consolidated basis in accordance with GAAP, plus the loss or minus

(f)            the income of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries, plus losses or minus gains

(g)           from non-cash gains, losses or adjustments under FASB Statement 133 as a result of changes in the fair market value of derivatives, plus losses or minus gains

(h)           from settled financial hedges with a term of one year or less for inventory before it is sold to customers, plus

(i)            an amount equal to any non-cash negative impact on earnings from the write down of inventory during such period due to the application of the weighted average cost method of inventory valuation for natural gas, minus

(j)            an amount equal to any non-cash positive impact on earnings from the write up of inventory during such period due to the application of weighted average cost method of inventory valuation for natural gas, plus

(k)           an amount equal to any non-cash negative impact on earnings from the write down of inventory as a result of a lower of cost or market valuation.

The aggregate amount of any increase to Consolidated EBITDA from clauses (i) through (k) above during such period is limited to the amount of positive mark-to-market value as of the end of such period, if any, of the Borrowers’ natural gas hedges which were entered into to hedge the inventory.

“Consolidated Interest Expense” means, for any period, the interest expense net of interest income of the Parent and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period excluding, however, the expensing or amortization of upfront fees and discounts paid in connection with this Agreement, the Existing Credit Agreement, the First Amended and Restated Credit Agreement dated as of August 1, 2006 among the lenders party thereto, the Borrowers and the Guarantors, the Administrative Agent, the Senior Notes, the Master Transaction Agreement, and the renewal and replacement of the Master Transaction Agreement.

“Consolidated Net Income” means, for any period, (a) for all purposes other than Section 6.17, the net income of the Parent and its Subsidiaries calculated on a consolidated basis for such period after taxes, as determined in accordance with GAAP and (b) for purposes of Section 6.17 only, the result of the following for the Parent and it Subsidiaries on a consolidated basis, each calculated for such period beginning with the fiscal period ending June 30, 2008:

(i)            the net income after taxes, as determined in accordance with GAAP plus

(ii)           non-cash losses to the extent they reduced Consolidated Net Income under FASB Statement 133 as a result of changes in the fair market value of derivatives minus

(iii)          non-cash gains to the extent they increased Consolidated Net Income under FASB Statement 133 as a result of changes in the fair market value of derivatives plus losses or minus gains

(iv)          from settled financial hedges with a term of one year or less for inventory before it is sold to customers, plus

(v)           an amount equal to any non-cash negative impact on earnings from the write down of inventory during such period due to the application of the weighted average cost method of inventory valuation for natural gas, minus

(vi)          an amount equal to any non-cash positive impact on earnings from the write up of inventory during such period due to the application of weighted average cost method of inventory valuation for natural gas, plus

(vii)         an amount equal to any non-cash negative impact on earnings from the write down of inventory as a result of a lower of cost or market valuation.

The aggregate amount of any increase in Consolidated Net Income from clauses (v) through (vii) above during such period is limited to the amount of positive mark-to-market value as of the end of such period, if any, of the Borrowers’ natural gas hedges which were entered into to hedge the inventory subject to such adjustments.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, (a) Shareholders’ Equity of the Parent and its Subsidiaries on that date minus (b) the Intangible Assets of the Parent and its Subsidiaries on that date, minus (c) assets that are the result of non-cash gains or adjustments under FASB Statement 133 as a result of changes in the fair market value of derivatives, plus (d) liabilities that are the result of non-cash losses or adjustments under FASB Statement 133 as a result of changes in the fair market value of derivatives minus (e) any Accounts due from any Affiliates (other than Subsidiaries) of the Parent plus or minus (f) the Preferred Stock Adjustment, as applicable, plus (g) the book value of customer accounts plus losses or minus gains (h) from settled financial hedges with a term of one year or less for inventory before it is sold to customers for the 12-month period ending as of such date plus (i) non-cash compensation expenses from July 1, 2006 through such date to the extent included in the calculation of Consolidated Net Income for such period, plus (j) an amount equal to any non-cash negative impact on earnings from the write down of inventory during such period due to the application of the weighted average cost method of inventory valuation for natural gas for the 12-month period ending on such date, minus (k) an amount equal to any non-cash positive impact on earnings from the write up of inventory during such period due to the application of weighted average cost method of inventory valuation for natural gas for the 12-month period ending on such date, plus (l) an amount equal to any non-cash negative impact on earnings from the write down of inventory as a result of a lower of cost or market valuation for the 12-month period ending on such date.  The aggregate amount of any increase in Consolidated Tangible Net Worth from clauses (j) through (l) above during such period is limited to the amount of positive mark-to-market value as of the end of such period, if any, of the Borrowers’ natural gas hedges which were entered into to hedge the inventory subject to such adjustments.

“Consolidated Working Capital” means (a) Consolidated Current Assets of the Parent (excluding all non-cash assets under FASB 133 and any accounts due from any Affiliates (other than any Subsidiary) of the Parent) minus (b) Consolidated Current Liabilities of the Parent (excluding non-cash obligations under FASB 133 and any accounts due from any Affiliates (other than any Subsidiary) of the Parent) plus (c) any applicable Preferred Stock Adjustment to current liabilities.

“Continue”, “Continuation”, and “Continued” each refers to a continuation of Revolving Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Revolving Advances.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent who (a) was a member of such Board of Directors on the Closing Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Convert”, “Conversion”, and “Converted” each refers to a conversion of Revolving Advances of one Type into Revolving Advances of another Type pursuant to Section 2.02(b).

“Debt,” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(c)           Capital Leases;

(d)           all obligations of such Person in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;

(e)           net obligations of such Person under any Swap Contract;

(f)            Off-Balance Sheet Liabilities;

(g)           indebtedness secured by a Lien on Property now or hereafter owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided, that if such Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of the amount of such Debt and the fair market value of the Property encumbered by such Lien); and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Off-Balance Sheet Liability as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is organized or incorporated under the laws of the United States or a State thereof.

“Eligible Accounts” means, as at any date of determination, accounts payable in Dollars of a Borrower or any of its Subsidiaries resulting from the sale of electricity or natural gas in the United States of America:

(a)           in which the Administrative Agent has an Acceptable Security Interest;

(b)           that consist of valid, bona fide accounts receivable and contract receivables, each owed to and owned by a Borrower or one of its Subsidiaries arising out or resulting from goods actually sold and delivered or for services fully rendered by such Loan Party;

(c)           that are payable within 30 days after the invoice date and not unpaid for more than 60 days after the due date specified in the original invoice or after the invoice date if no due date was specified;

(d)           that are otherwise eligible with respect to which the account debtor is owed a credit, discount, allowance or other similar adjustment by a Borrower or one of its Subsidiaries, but only to the extent such accounts are not subject to such credit, discount, allowance or other similar adjustment;

(e)           with respect to which the account debtor is not a Governmental Authority, unless, to the extent required, such Borrower has, with respect to such accounts, complied with the Federal Assignment of Claims Act of 1940 as amended (31 U.S.C. Section 3727 et seq.) or any applicable statute or municipal ordinance of similar purpose and effect;

(f)            with respect to which the account debtor is not an Affiliate of the Parent or a director, officer, agent, stockholder or employee of the Parent or any of its Affiliates;

(g)           that are not due from an account debtor (i) for which more than 50% of the aggregate amount of accounts of such Person to the Borrowers and their Subsidiaries collectively has at the time remained unpaid for more than 60 days after due date specified in the original invoice or after the invoice date if no due date was specified or (ii) that is in default on any other Debt owed by such Person to the Borrowers and their Subsidiaries, collectively;

(h)           with respect to which there is no offset or counterclaim or unresolved dispute with the respective account debtor (but only to the extent such accounts are not subject to such potential offset or counterclaim or unresolved dispute);

(i)            with respect to which no Borrower has mark-to-market exposure to the account debtor under any Swap Contracts, including forward sales or purchases of gas, power, or another commodity, (but only to the extent such accounts exceed such mark-to-market exposure, net of any letters of credit or cash margin held by the account debtor to support such mark-to-market exposure);

(j)            with respect to which the account debtor is the subject of no bankruptcy or other insolvency proceeding;

(k)           with respect to which the account debtor’s obligation to pay is unconditional and not subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such account have been delivered (or performed, as applicable) and accepted by such account debtor;

(l)            with respect to which the account debtor is not located in New Jersey or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless the applicable Borrower or Subsidiary has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year;

(m)          with respect to which the account debtor is not a creditor of a Borrower or any of its Subsidiaries; provided, however, that any such account shall only be ineligible as to that portion of such account which is less than or equal to the amount owed by such Loan Party to such Person;

(n)           that, if no invoice has been issued for such accounts, have been included in a Borrowing Base Report during not more than one calendar month, excluding the portion accumulated under budget billing customer plans entered into in the ordinary course of business; and

(o)           that have not been deemed to be ineligible for borrowing purposes by the Administrative Agent in its reasonable credit judgment.

“Eligible Assignee” means, (a) with respect to assignments of Revolving Advances or Revolving Commitments, (i) a Revolving Lender, (ii) an Affiliate of a Revolving Lender, and (iii) any other Person (other than a natural person) approved by the Administrative Agent in its sole discretion, the Issuing Bank in its sole discretion, and, so long as no Event of Default exists, the Borrowers, in each case, such approval not to be unreasonably withheld or delayed, provided that notwithstanding the foregoing, “Eligible Assignee” with respect to assignments of Revolving Advances or Revolving Commitments shall not include any Borrower or any of any Borrower’s Affiliates or Subsidiaries, and (b) with respect to assignments of Bridge Loans, (i) a Bridge Lender and (ii) an Affiliate of a Bridge Lender.

“Eligible Exchange Account” means the amount of any account or general intangible of a Borrower or any of its Subsidiaries that:

(a)           would otherwise be an Eligible Account except that the consideration due to such Loan Party is natural gas or electricity;

(b)           consists of an enforceable right of such Loan Party to receive natural gas or electricity in exchange for the sale or trade of natural gas or electricity previously delivered to the exchange debtor by such Loan Party;

(c)           is evidenced by a written agreement enforceable against the exchange debtor thereof;

(d)           is valued at the current market price as reasonably determined by the Administrative Agent;

(e)           if such account or general intangible is from a Tier II Account Party and all such accounts and general intangibles from such Tier II Account Party exceeds $500,000.00, it is by a Tier II Account Party listed on the attached Schedule 1.01(a) or pre-approved by the Majority Lenders in their reasonable credit discretion or it is supported by Acceptable Credit Support;

(f)            in the case of natural gas, provides for the delivery to such Loan Party of natural gas that will constitute Eligible Inventory, and

(g)           has not been otherwise determined by the Administrative Agent in its sole discretion to be unacceptable.

“Eligible Inventory” means, as at any date of determination, the value (determined at the current market value as reasonably determined by the Borrowers and agreed to by the Administrative Agent) of all inventory owned by a Borrower or any of its Subsidiaries that is subject to an Acceptable Security Interest.  Without limiting the generality of the foregoing, the following is not Eligible Inventory:

(a)           inventory that does not consist of natural gas;

(b)           inventory located at any location other than those identified pursuant to Section 4.24, as the same may be updated from time to time;

(c)           inventory located at a leased location or with a warehouseman, bailee, processor, supplier or similar third party in each case unless (i) the Administrative Agent has given its prior consent thereto, (ii) a Lien waiver and collateral access agreement, in form and substance satisfactory to the Administrative Agent has been delivered to the Administrative Agent, or (iii) rent reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;

(d)           inventory which the Administrative Agent determines in its reasonable credit judgment is unacceptable for borrowing purposes due to quality or quantity;

(e)           inventory produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provisions contained in Title 29 U.S.C. 215 (a)(i) or any replacement statute;

(f)            inventory located at a vendor’s location or with a consignee;

(g)           inventory with respect to which there is an unresolved claim or dispute with the respective LDC or other Person that has any contractual rights with respect to such  inventory (but only to the extent of the amounts the subject of the unresolved claim or dispute); and

(h)           inventory that has been specifically reserved against by a Borrower or any of its Subsidiaries.

“Eligible LDC Residual Contract Right” means, as at any date of determination, the value (determined at the current market value as reasonably determined by the Borrowers and agreed to by the Administrative Agent) of a Borrower’s or any of its Subsidiaries’ enforceable right to receive payment for its natural gas that an LDC holds, or to obtain the return of its natural gas from, an LDC (a) that is subject to an Acceptable Security Interest, (b) that is approved by the Administrative Agent in its sole discretion, and (c) with respect to which there is no offset or counterclaim or unresolved claim or dispute with such LDC (but only to the extent of the amounts of such offset or counterclaim or unresolved claim or dispute).

“End User” means a retail residential or commercial or industrial buyer of natural gas or electricity from a Borrower or any of its Subsidiaries in deregulated energy markets.

“Environmental Claim” means any allegation, notice of violation, action, lawsuit, claim, demand, judgment, order or proceeding by any Governmental Authority or any Person for liability or damage, including, without limitation, personal injury, property damage, contribution, indemnity, direct or consequential damages, damage to the environment, nuisance, pollution, or contamination, or for fines, penalties, fees, costs, expenses or restrictions arising under or otherwise related to an obligation under Environmental Law.

“Environmental Law” means all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, order, approval or other authorization under any Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurodollar Advance” means a Revolving Advance that bears interest based on the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars appearing on Page 3750 of the Dow Jones Markets Screen as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that if the Dow Jones Markets Screen is not available to the Administrative Agent for any reason, then the applicable Eurodollar Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which SG or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of SG’s relevant Eurodollar Advance and having a maturity equal to such Interest Period.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.  The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Events of Default” has the meaning set forth in Section 7.01.

“Excepted Liens” means:

(a)           Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in accordance with and to the extent required by GAAP shall have been set aside on its books;

(b)           Liens imposed by law, or arising by operation of law, including, without limitation, carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves shall have been set aside on the books of the applicable Person;

(c)           Liens incurred and pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or retirement benefits, or similar legislation, other than any Lien imposed by ERISA;

(d)           deposits to secure the performance of bids and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f)            Liens in the Collateral (which Liens may be superior to the Administrative Agent’s Lien in the Collateral) subject to the Intercreditor Agreement; and

(g)           Liens on up to $40,000,000.00 in the aggregate of cash and Cash Equivalents (i) deposited by a Borrower or any of its Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty by a Borrower or any of its Subsidiaries, in the case of clause (i) or (ii), to secure obligations with respect to (A) contracts for trading activities in the ordinary course of business and contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity or service or (B) commodity price management contracts or derivatives.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the applicable Lender is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.11(a).

“Existing Credit Agreement” has the meaning set forth in the recitals.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letters” means (a) the letter agreement dated as of November 17, 2008 among the Borrowers and the Revolving Lenders, the fees described in which were paid in full on November 7, 2008, and (b) the letter agreement dated as of November 17, 2008 among the Borrowers and the Administrative Agent.

“Financial Officer” for any Person means the chief financial officer, treasurer or senior financial officer of such Person, as applicable.

“First Purchaser Lien” means all accounts and inventory which are subject to a Lien securing the obligations of a “first purchaser” of oil and gas production as provided in Texas Bus. & Com. Code Section 9.343, or any other similar law in any other jurisdiction, except for inventory which has been purchased by a Borrower or any of its Subsidiaries pursuant to a Letter of Credit issued pursuant to this Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

“Guarantors” means (a) the Parent and each of its Subsidiaries listed on Schedule 1.01(b) and (b) any other Person that becomes a guarantor of all or a portion of the Obligations.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment or performance of such Debt, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt of any other Person, whether or not such Debt is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Material” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Imbalances” means, for any period, the difference between the amount of natural gas or electricity delivered by the Borrowers and their Subsidiaries to an LDC during such period and the amount of natural gas or electricity consumed by End Users that such LDC supplies during the same period that are subject to an Acceptable Security Interest.  For the purposes of calculating the Borrowing Base, (a) positive Imbalances will only be included to the extent that those Imbalances are reconciled by the applicable LDC on a monthly basis in a written report that such LDC generates and is timely delivered to the Administrative Agent and (b) negative Imbalances will be offset against (i) first, the maximum amount available to be drawn under a Letter of Credit or surety bond issued for the benefit of such LDC and (ii) second, Eligible Residual LDC Contract Rights, Eligible Accounts and Eligible Inventory of the Borrowers and their Subsidiaries controlled by or in the possession of a LDC.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Initial Public Offering” means an underwritten public offering of shares of the Parent wherein the aggregate net proceeds to the Parent are at least $50,000,000.00.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software (other than systems software if accounted as a tangible asset under GAAP), copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of December 19, 2005 among the Loan Parties, the Secured Counterparty party thereto, Sowood and the Administrative Agent, as amended.

“Interest Period” means, for each Eurodollar Advance comprising part of a Borrowing, the period commencing on the date of such Eurodollar Advance or the date of the Conversion of any existing Base Rate Advance into such Eurodollar Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and Section 2.02.  The duration of each such Interest Period shall be one month; provided, however, that:

(a)           Interest Periods commencing on the same date for Revolving Advances by each Revolving Lender comprising part of the same Borrowing shall be of the same duration;

(b)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d)           no Borrower may select any Interest Period for any Revolving Advance which ends after the Maturity Date.

“Investment” of any Person means any investment of such Person so classified under GAAP, and whether or not so classified, any loan, advance (other than prepayments or deposits made in the ordinary course of business), extension of credit that constitutes Debt of the Person to whom it is extended, any direct or indirect guaranty of the obligations of such Person, or contribution of capital by such Person; and any stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person (but excluding capital expenditures of such Person determined in accordance with GAAP).

“Investment Grade Rating” of a Person means that such Person has a minimum unenhanced investment grade rating on its senior unsecured debt securities of at least BBB- as determined by S&P, and Baa3 as determined by Moody’s.

“Issuing Bank” means SG and any successor Issuing Bank pursuant to Section 2.14(h).

“LC Cash Collateral Account” means special cash collateral accounts pledged by each Borrower to the Administrative Agent for the benefit of the Secured Parties containing cash deposited pursuant to Section 2.07(c), 2.14(e), 3.01(n), 7.02 or 7.03 to be maintained at the Administrative Agent’s office in accordance with Section 2.14(g) and be invested in the Administrative Agent’s reasonable discretion.

“LDC” means a local distribution company that supplies natural gas or electricity beyond the “citygate” or other specified delivery point to the End User on behalf of a Borrower or any of its Subsidiaries and includes, without limitation, those LDCs set forth on Schedule 1.01(c).

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.

“Lenders” means the Revolving Lenders and the Bridge Lenders.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means (a) a request for issuance of a Letter of Credit in substantially the form of the attached Exhibit D and (b) an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, the related Letter of Credit Application and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations owing with respect to such Letters of Credit at such time.

“Letter of Credit Obligations” means any obligations of the Borrowers under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Debt on such date, to (b) Consolidated EBITDA for the period of the twelve months most recently ended for which financial statements are available.  For purposes of calculating the Leverage Ratio, (i) under Section 6.21, Total Funded Debt shall be based on the month-end average for the last 12 months most recently ended, and (ii) under Section 6.22, Total Funded Debt shall be determined as of the end of each month.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity Event” means (i) the repayment in full of all the Revolving Obligations, the termination of all outstanding Letters of Credit, and the termination of all Revolving Commitments, or (ii) an equity contribution into the Parent in an amount not less than

$75,000,000.00 in gross proceeds, in each case on terms and conditions satisfactory to the Administrative Agent and the Majority Lenders in their sole discretion.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.02(g), the Letter of Credit Documents, the Security Documents, the Fee Letters and each other agreement, instrument or document executed by any Loan Party or any of their respective officers at any time in connection with this Agreement, all as amended, restated, supplemented or modified from time to time.

“Loan Party” means any Borrower, the Parent, any Guarantor and any other Person (other than the Administrative Agent or any Lender) that is or becomes a party to any Loan Document.

“Majority Lenders” means, as of any date of determination, (a) before the Revolving Commitments terminate, Revolving Lenders holding at least 51% of the then aggregate Revolving Commitments and (b) thereafter, Revolving Lenders holding at least 51% of the aggregate unpaid principal amount of the Revolving Advances and participation interests in the Letter of Credit Exposure at such time.

“Master Transaction Agreement” means the Master Transaction Agreement dated as of August 1, 2006 between MxEnergy and SG, as amended through the date hereof and as further amended from time to time.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, results of operations, prospects, Properties or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, (b) the ability of any Borrower or the Loan Parties taken as a whole to perform its or their respective material obligations under the Loan Documents to which it is a party or (c) the validity or enforceability against any Loan Party of any of the Loan Documents or any of the material rights or remedies of the Administrative Agent, the Issuing Bank, the Revolving Lenders, or the Bridge Lenders thereunder.

“Material Contracts” means as of any date of determination, (a) each of the contracts listed on Schedule 1.01(e), (b) any other similar agreement that supersedes or replaces the agreement described in clause (a) and (c) any contract of a Borrower or its Subsidiary with a LDC that provides for more than (i) 10,000 residential End User accounts or (ii) 1,000 commercial or industrial End User accounts.

“Maturity Date” means July 31, 2009.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-GAAP Financial Reporting” means financial reporting in accordance with GAAP that has been adjusted to exclude (a) non-cash gains, losses or adjustments under FASB Statement 133, (b) settled hedge amounts related to purchases of inventory prior to the inventory being sold to the end customer, and (c) other non-cash charges.

“Note” means a Revolving Note or a Bridge Note, as the context requires.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the applicable Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the applicable Borrower.

“Obligations” means all Revolving Obligations and all Bridge Obligations.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) Synthetic Lease Obligations, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, other than any lease that constitutes an Operating Lease.

“Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Bridge Loans” means the Bridge Loans made by Denham Commodity Partners Fund LP and certain members of Parent’s senior management.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” means MxEnergy Holdings Inc.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” has the meaning set forth in Section 6.01.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Pledge Agreement” means the First Amended and Restated Pledge Agreement in substantially the form of Exhibit H among one or more of the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Preferred Stock Adjustment” means, beginning with the fiscal period ending June 30, 2008:

(a)                                  before a holder of the Parent’s preferred stock exercises its right to request a redemption of such preferred stock, (i) the amount for such preferred stock on the Parent’s consolidated balance sheet (A) excluding accrued dividends on such preferred stock, shall be treated as equity for the calculation of Consolidated Tangible Net Worth and (B) including the accrued dividends on such preferred stock, shall not be treated as Total Funded Debt or a current liability, and (ii) the accrued dividends on such preferred stock shall not increase or decrease Consolidated Tangible Net Worth and

(b)                                 after a holder of the Parent’s preferred stock exercises its right to request a redemption of such preferred stock, the amount for such preferred stock on the Parent’s consolidated balance sheet (i) if a current liability, shall be treated as a current liability and as Total Funded Debt, (ii) if a long-term liability, shall be treated as Total Funded Debt, and (iii) if not a liability, shall be treated as equity for the calculation of Consolidated Tangible Net Worth.

“Prime Rate” means a fluctuating rate of interest per annum as shall be in effect from time-to-time equal to the prime rate of interest publicly announced by the Administrative Agent from time to time as its prime rate in effect at its principal office in New York City, whether or not either Borrower has notice thereof, when and as said prime rate changes.

“Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).

“Qualifying Supplier Letter of Credit” means a Letter of Credit supporting the physical purchase of gas or electricity by a Borrower in substantially the form of the attached Exhibit J or other form acceptable to the Administrative Agent.

“Regulations T, U, X and D” means Regulations T, U, X, and D of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of the Borrowers to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and Section 2.14(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Responsible Officer” for any Person means, the Chief Executive Officer, President, Chief Financial Officer, any Executive or Senior Vice President, Vice President, Treasurer or any other member of senior management of such Person.

“Restricted Payment” means: (a) the declaration or making by the Parent or any Subsidiary of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent or any Subsidiary; (c) any payment of principal of, premium, if any, or interest on, any Subordinated Indebtedness; and (d) any management fee, consulting fee, advisory fee, investment banking or transaction fee or commission, bonus, salary, or similar remuneration paid or payable, or any loans, advances or similar investments made, to any Affiliate of the Parent or any payment to any such Affiliate with respect to any allocation of overhead costs and expenses, excluding salaries, bonuses and commissions payable to officers, directors and employees and directors’ fees and executive compensation and benefits, in each case, payable in the ordinary course of business consistent with past practice.

“Revolving Advance” means a loan made pursuant to Section 2.01(a) by a Revolving Lender to a Borrower as part of a Revolving Borrowing and refers to a Base Rate Advance or a Eurodollar Advance.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made, converted or continued on the same Business Day, and, in the case of Eurodollar Advances, as to which a single Interest Period is in effect.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Advances to the Borrowers pursuant to Section 2.01 and (b) purchase participation in Letter of Credit Obligations pursuant to Section 2.14(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Revolving Commitments on the Closing Date is $245,000,000.00 and reduces to $225,000,000.00 on March 31, 2009, $200,000,000.00 on April 30, 2009, $175,000,000.00 on May 31, 2009, and $125,000,000.00 on June 30, 2009.

“Revolving Lenders” means the lenders listed on the signature pages of this Agreement that hold Revolving Advances or Revolving Commitments and any other Person that has become a party hereto pursuant to an Assignment and Acceptance that holds Revolving Advances or Revolving Commitments (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).

“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Revolving Advances made by such Revolving Lender substantially in the form of Exhibit E-1.

“Revolving Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Revolving Advance, any Letter of Credit or any Swap Contract to which a Revolving Lender or its Affiliate is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Revolving Pro Rata Share” means, with respect to each Revolving Lender at any time, (a) before the Revolving Commitments terminate, the ratio (expressed as a percentage) of such Revolving Lender’s Revolving Commitment to the aggregate Revolving Commitments of all the Revolving Lenders at such time and (b) thereafter, the ratio (expressed as a percentage) of such Revolving Lender’s aggregate outstanding Revolving Advances at such time to the aggregate outstanding Revolving Advances of all the Revolving Lenders at such time.  The initial Revolving Pro Rata Share of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable.

“Revolving Termination Date” means the date on which the Revolving Obligations have been repaid in full in cash, the Revolving Commitments under this Agreement have been terminated in full, and all Letters of Credit have expired or been terminated.

“Risk Management Policy” has the meaning set forth in Section 3.01(a)(xiii) and includes any amendment thereto approved by the Administrative Agent in its sole discretion.

“S&P” means Standard & Poor’s Rating Agency Group, a division of Mc-Graw Hill Companies, Inc., or any successor that is a national credit rating organization.

“SEC” means the Securities and Exchange Commission, and any successor entity.

“Secured Counterparty” has the meaning set forth in the Intercreditor Agreement.

“Secured Counterparty Contracts” means any gas supply contract or hedging arrangements with a Secured Counterparty.

“Secured Counterparty Event” means:

(a)                                  in the case of a Secured Counterparty for which any Borrower has received a guaranty from a Secured Counterparty Parent that has an Investment Grade Rating, the failure of such Secured Counterparty to be a Wholly-Owned Subsidiary of the Secured Counterparty Parent;

(b)                                 (i) for any Secured Counterparty that has provided a guaranty of its Secured Counterparty Parent to a Borrower, such Borrower fails to maintain the guaranty of such Secured Counterparty Parent or (ii) a Secured Counterparty that has not delivered a guaranty of its Secured Counterparty Parent or a Secured Counterparty Parent that has delivered a guaranty for such Secured Counterparty to a Borrower fails to have an Investment Grade Rating;

(c)                                  the mark-to-market exposure of a Secured Counterparty to a Borrower for which such Borrower has received a guaranty from a Secured Counterparty Parent exceeds the amount of such guaranty; or

(d)                                 an event of default or termination event, however described or defined, with respect to a Secured Counterparty shall occur under a Secured Counterparty Contract.

“Secured Counterparty Parent” means a Person that is the sole direct or indirect owner of the Equity Interests of a Secured Counterparty.

“Secured Parties” means the Administrative Agent, the Lenders, the Issuing Bank, the Swap Counterparties and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Security Agreement” means the First Amended and Restated Security Agreement in substantially the form of Exhibit I among one or more of the Loan Parties and the Administrative Agent for the benefit of the Secured Parties, and each other document, instrument or agreement executed by any Loan Party in connection therewith in order to comply with the Legal Requirements of any jurisdiction other than the United States of America or any state thereof.

“Security Documents” means the Security Agreement, the Pledge Agreement and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.

“Senior Notes” means the Parent’s Floating Rate Senior Notes due 2011 issued under the Indenture dated as of August 4, 2006 among the Parent, the guarantors party thereto, and Law Debenture Trust Company of New York, as Trustee.

“SG” means Société Générale.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Sowood” means Denham Commodity Partners Fund LP, a Delaware limited partnership formerly known as Sowood Commodity Partners Fund LP.

“Sowood Document” has the meaning set forth in the Intercreditor Agreement.

“Subordinated Indebtedness” means any Debt of the Parent or any of its Subsidiaries (including the Borrowers) that is contractually subordinated to the Obligations on terms and in form and substance reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, commodity futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Counterparty” means any Revolving Lender or any Affiliate thereof that is party to a Swap Contract with a Borrower or one of its Subsidiaries.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Revolving Lender or any Affiliate of a Revolving Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tier I Account Party” means an account debtor (a) that has an Investment Grade Rating, (b) whose obligations with respect to Eligible Accounts owing to a Borrower is guaranteed by a Person with an Investment Grade Rating or supported with Acceptable Credit Support, or (c) that is guaranteed by an LDC or is an LDC, in each case otherwise approved by the Administrative Agent in its reasonable credit discretion.

“Tier I Eligible Account” means an Eligible Account due from a Tier I Account Party.

“Tier I Unbilled Eligible Account” means an Eligible Account due from a Tier I Account Party, the invoice for which has not yet been issued by or on behalf of the applicable Borrower or one of its Subsidiaries.

“Tier II Account Party” means any account debtor that is not a Tier I Account Party.

“Tier II Eligible Account” means an Eligible Account due from a Tier II Account Party and, if the aggregate amount of all such Eligible Accounts from such Tier II Account Party are greater than $500,000.00, then the Majority Lenders shall have approved in their reasonable credit discretion any amount in excess of $500,000.00.

“Tier II Unbilled Eligible Account” means an Eligible Account due from a Tier II Account Party, the invoice for which has not yet been issued by or on behalf of the applicable Borrower or one of its Subsidiaries.

“Total Funded Debt” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including (i) Obligations hereunder, (ii) obligations under the Senior Notes, and (iii) obligations under the Sowood Documents outstanding on the last Business Day of the month) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Debt, (c) all direct obligations arising under bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capital Leases, (f) without duplication, all Guarantees (but only to the extent required to be recorded as a liability on the consolidated financial statements of the Borrower pursuant to GAAP) with respect to outstanding Debt of the types specified in clauses (a) through (e) above of Persons other than the Parent or any Subsidiary, (g) any applicable Preferred Stock Adjustment, and (h)  all Debt of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or a Subsidiary is a general partner or joint venturer, unless such Debt is expressly made non-recourse to the Parent or such Subsidiary.

“Trigger Event” means the occurrence of any of the following:

(a)                                  Borrowers fail to deliver to the Administrative Agent and the Lenders, on or before December 15, 2008, satisfactory evidence that they have retained an investment bank to obtain a Liquidity Event with respect to the Loan Parties;

(b)                                 Borrowers fail to deliver to the Administrative Agent and the Lenders, on or before December 31, 2008, a plan for a Liquidity Event, which plan shall not contemplate any financing from any of the Revolving Lenders (excluding any Revolving Lender that separately agrees to participate in any such financing of a Liquidity Event);

(c)                                  Borrowers fail to deliver to the Administrative Agent and the Lenders, on or before February 15, 2009, an executed, non-binding letter of intent for a Liquidity Event, which letter shall not contemplate any financing from any of the Revolving Lenders (excluding any Revolving Lender that separately agrees to participate in any such financing of a Liquidity Event);

(d)                                 Borrowers fail to deliver to the Administrative Agent and the Lenders, on or before March 31, 2009, an executed contract for a Liquidity Event, which contract shall not contemplate any financing from any of the Revolving Lenders (excluding any Revolving Lender that separately agrees to participate in any such financing of a Liquidity Event); and

(e)  a Liquidity Event shall not have been consummated on or before May 31, 2009;

in each case, on terms and conditions satisfactory to the Administrative Agent and the Majority Lenders in their sole discretion.

“Type” has the meaning set forth in Section 1.04.

“UCC” means the Uniform Commercial Code as in effect on the Closing Date in the State of New York, as amended from time to time, and any successor statute.

“Undelivered Product Value” means an amount equal to the undrawn face amount of all Qualifying Supplier Letters of Credit for which the gas or electricity has not yet been physically delivered to a Borrower, and which, in the case of natural gas, will become Eligible Inventory upon delivery to a Borrower or will result in an Eligible Account Receivable or Eligible Exchange Receivable upon delivery to a Person other than a Borrower.  Values included in this category, Undelivered Product Value, cannot simultaneously be included in other Borrowing Base categories.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“U.S. Withholding Taxes” means any Taxes imposed by way of deduction or withholding by the United States federal government.

“Voting Stock” means, with respect to any Person, Equity Interests of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or Persons performing similar functions) of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which Equity Interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02                                Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03                                Accounting Terms.

(a)                                  For purposes of this Agreement, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Annual Financial Statements.

(b)                                 If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  “Accounting Changes” means: (A) changes in accounting principles required by GAAP and implemented by the Parent; (B) changes in accounting principles recommended by the Parent’s accountants; and (C) changes in carrying value of the Parent’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the Audited Financial Statements.

(c)                                  In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

Section 1.04                                Types of Advances.  Revolving Advances are distinguished by “Type”.  The “Type” of a Revolving Advance refers to the determination whether such Revolving Advance is a Eurodollar Advance or a Base Rate Advance, each of which constitutes a Type.

Section 1.05                                Miscellaneous.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

THE ADVANCES

Section 2.01                                The Advances.

(a)                                  Revolving Advances.  Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrowers from time-to-time on any Business Day before the Maturity Date in an aggregate amount up to but not to exceed at any time outstanding the lower of (i) its Revolving Pro Rata Share of $20,000,000.00 and (ii) (A) the lower of (1) its Revolving Commitment and (2) its Revolving Pro Rata Share of the Borrowing Base, minus (B) such Revolving Lender’s Revolving Pro Rata Share of the Letter of Credit Exposure; provided however that:

(i)                                     the aggregate outstanding principal amount of the sum of all Revolving Advances plus the Letter of Credit Exposure shall not at any time exceed the lower of (A) the aggregate amount of the Revolving Commitments and (B) the Borrowing Base; and

(ii)                                  the aggregate outstanding principal amount of the sum of all Revolving Advances shall not at any time exceed $20,000,000.00.

Each Revolving Borrowing shall be in an aggregate amount not less than $2,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof and shall consist of Revolving Advances of the same Type made on the same day by the Revolving Lenders ratably according to their respective Revolving Commitments.  Within the limits of each Revolving Lender’s Revolving Commitment, each Borrower may from time-to-time borrow, prepay pursuant to Section 2.07(b) and reborrow under this Section 2.01(a).

(b)                                 [Reserved.]

(c)                                  New Revolving Lenders’ Revolving Commitments through Assignment.  The Administrative Agent shall give the Revolving Lenders notice of any Eligible Assignee that has notified the Administrative Agent that it wishes to obtain a Revolving Commitment.  The Revolving Lenders agree that, if an Eligible Assignee desires to obtain a Revolving Commitment, each Revolving Lender shall have the right to assign to such Eligible Assignee a percentage of its Revolving Commitment equal to (i) the amount of the Revolving Commitment such Eligible Assignee obtains through assignment divided by (ii) the aggregate amount of Revolving Commitments of the Revolving Lenders agreeing to assign to such Eligible Assignee.  No Revolving Lender shall be obligated to assign any portion of its Revolving Commitment to the Eligible Assignee, but every Revolving Lender shall have the right to so assign its Revolving Commitment as set forth in the preceding sentence.  All assignments to Eligible Assignees (i) shall be made in accordance with Section 10.06 of this Agreement and (ii) shall be ratable among the assigning Revolving Lenders as set forth in this paragraph (c).

(d)                                 Bridge Loans.  Each Bridge Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Bridge Loans to the Borrowers on the Closing Date in an aggregate amount equal to its Bridge Pro Rata Share of $10,400,000.00.  Once repaid, the Bridge Loans may not be reborrowed.

Section 2.02                                Method of Borrowing.

(a)                                  Notice.  Each Revolving Borrowing shall be made pursuant to a Notice of Borrowing, given not later than (i) if the Revolving Borrowing is comprised of Eurodollar Advances, 11:00 a.m. (New York time) on the third Business Day before the requested Borrowing Date and (ii) if the Revolving Borrowing is comprised of Base Rate Advances, 11:00 a.m. (New York time) at least one Business Day in advance of the requested Borrowing Date, in each case to the Administrative Agent’s Applicable Lending Office.  The Administrative Agent shall give to each Revolving Lender prompt notice on the day of receipt of a timely Notice of Borrowing.  The Notice of Borrowing shall be in writing specifying (A) the Borrowing Date (which shall be a Business Day), (B) the requested Type of Revolving Advances comprising such Revolving Borrowing, (C) the aggregate amount of such Revolving Borrowing, and (D) if such Revolving Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period.  In the case of a requested Revolving Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Revolving Lender of the applicable interest rate under Section 2.06(a)(ii).  Each Revolving Lender shall make available its Revolving Pro Rata Share of such Revolving Borrowing before 12:00 p.m. (New York time) on the Borrowing Date in immediately available funds to the Administrative Agent at its Applicable Lending Office or such other location as the Administrative Agent may specify by notice to the Revolving Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the applicable Borrower not later than 2:00 p.m. (New York time) at such account as such Borrower shall specify in writing to the Administrative Agent.

(b)                                 Conversions and Continuations.  In order to elect to Convert or Continue a Revolving Advance under this Section, a Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at its Applicable Lending Office no

later than (i) 11:00 a.m. (New York time) at least one Business Day in advance of such requested Conversion date in the case of a Conversion of a Eurodollar Advance to a Base Rate Advance or (ii) 11:00 a.m. (New York time) at least three Business Days in advance of such requested Conversion date in the case of a Conversion into or Continuation of a Eurodollar Advance to another Eurodollar Advance.  Each such Notice of Conversion or Continuation shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying (A) the requested Conversion or Continuation date (which shall be a Business Day), (B) the amount, Type of the Revolving Advance to be Converted or Continued, (C) whether a Conversion or Continuation is requested, and if a Conversion, into what Type of Revolving Advance, and (D) in the case of a Conversion to, or a Continuation of, a Eurodollar Advance, the requested Interest Period.  Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each applicable Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each applicable Lender of the interest rate under Section 2.06(a)(ii) or Section 2.06(b)(ii).  Conversions of Eurodollar Advances and Base Rate Advances may be made at any time, subject to the obligation of the Borrowers to pay any amounts required under Section 2.08.  The portion of Revolving Advances comprising part of the same Borrowing that are Converted to Revolving Advances of another Type shall constitute a new Borrowing.  Bridge Loans may not be converted into Eurodollar Advances.

(c)                                  Certain Limitations.  Notwithstanding anything in paragraphs (a) and (b) above:

(i)                                     at no time shall there be more than eight Interest Periods applicable to outstanding Eurodollar Advances;

(ii)                                  if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that any Change in Law makes it unlawful for such Lender or any of its Applicable Lending Offices to perform its obligations under this Agreement to make Eurodollar Advances, or to fund or maintain Eurodollar Advances, the right of the Borrowers to select Eurodollar Advances from such Lender for such Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and such Lender’s Revolving Advance for such Borrowing shall be a Base Rate Advance;

(iii)                               if the Administrative Agent has determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Borrowing and the Administrative Agent gives telephonic or telecopy notice thereof to the Borrowers as soon as practicable, the right of the Borrowers to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing and the obligation of the Revolving Lenders to make such Eurodollar Advances shall be suspended until the Administrative Agent shall notify the Borrowers and such Lenders that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Borrowing shall be a Base Rate Advance;

(iv)                              if the Majority Lenders shall, by 11:00 a.m. (New York time) at least one Business Day before the date of any requested Borrowing, notify the Administrative

Agent that the Eurodollar Rate will not adequately reflect the cost to such Lenders of making or funding or maintaining their respective Eurodollar Advances and the Administrative Agent gives telephonic or telecopy notice thereof to the Borrowers as soon as practicable, the right of the Borrowers to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing and the obligation of the Lenders to make Eurodollar Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Borrowing shall be a Base Rate Advance;

(v)                                 if either Borrower shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraphs (a) and (b) above or shall fail to deliver a Notice of Conversion or Continuation, the Administrative Agent will forthwith so notify the Borrowers and the Lenders and such Revolving Advances will be made available to such Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Revolving Advance, Convert into Base Rate Advances; and

(vi)                              no Revolving Advance may be Converted or Continued as a Eurodollar Advance at any time when a Default or an Event of Default has occurred and is continuing.

(d)                                 Notices Irrevocable.  Each Notice of Borrowing and each Notice of Conversion or Continuation delivered by a Borrower shall be irrevocable and binding on such Borrower.  In the case of the initial Borrowing or any Borrowing which the related Notice of Conversion or Continuation specifies is to be comprised of Eurodollar Advances, the Borrowers shall indemnify each Lender against any loss, out-of-pocket cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the Borrowing Date or the date specified in such Notice of Conversion or Continuation for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Advance to be made by such Lender as part of such Borrowing when such Revolving Advance, as a result of such failure, is not made on such date.

(e)                                  Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from a Revolving Lender before the Borrowing Date that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s Revolving Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Revolving Lender has made its Revolving Pro Rata Share of such Borrowing available to the Administrative Agent on the Borrowing Date in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on the Borrowing Date a corresponding amount.  If and to the extent that such Revolving Lender shall not have so made its Revolving Pro Rata Share of such Borrowing available to the Administrative Agent, such Revolving Lender and the applicable Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at

(i) in the case of such Borrower, the interest rate applicable on such day to Base Rate Advances and (ii) in the case of such Revolving Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Revolving Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Revolving Lender’s Revolving Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Revolving Advances comprising such Borrowing.  If such Revolving Lender’s Revolving Advance as part of such Borrowing is not made available by such Lender within three Business Days of the Borrowing Date, the applicable Borrower shall repay such Revolving Lender’s share of such Borrowing (together with interest thereon at the interest rate applicable during such period to Base Rate Advances) to the Administrative Agent not later than three Business Days after receipt of written notice from the Administrative Agent specifying such Revolving Lender’s share of such Borrowing that was not made available to the Administrative Agent.

(f)                                    Lender Obligations Several.  The failure of any Revolving Lender to make a Revolving Advance to be made by it as part of any Borrowing shall not relieve any other Revolving Lender of its obligation, if any, to make its Revolving Advance on the applicable Borrowing Date.  The failure of any Bridge Lender to make a Bridge Loan shall not relieve any other Bridge Lender of its obligation, if any, to make its Bridge Loan on the Closing Date.  No Lender shall be responsible for the failure of any other Lender to make a Revolving Advance or Bridge Loan, as applicable, to be made by such other Lender on any applicable Borrowing Date.

(g)                                 Noteless Agreement; Evidence of Indebtedness.

(i)                                     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from the Revolving Advances or Bridge Loans made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)                                  The Administrative Agent shall also maintain accounts in which it will record (A) the amount of each Revolving Advance and Bridge Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (B) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(iii)                               The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(iv)                              Any Lender may request that the Revolving Advances or Bridge Loans, as applicable, owing to such Lender be evidenced by a Note.  In such event, each Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender and its registered assigns.  Thereafter, the Revolving Advances or Bridge Loans, as applicable, evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 10.06) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.06, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Revolving Advances or Bridge Loans, as applicable, once again be evidenced as described in paragraphs (i) and (ii) above.

Section 2.03                                Fees.

(a)                                  Revolving Commitment Fees.

(i)                                     Each Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (a “Commitment Fee”) on the average daily amount by which such Revolving Lender’s Revolving Commitment exceeds the sum of (i) the aggregate principal amount of such Revolving Lender’s outstanding Revolving Advances and (ii) such Revolving Lender’s Revolving Pro Rata Share of the Letter of Credit Exposure, from the Closing Date until the Maturity Date at the Applicable Margin for Commitment Fees.  The Commitment Fees payable pursuant to this clause (a) are payable in arrears on the first Business Day of each month commencing December 1, 2008 and on the Maturity Date.

(ii)                                  The Borrowers agree to pay to the Administrative Agent, for the account of each Revolving Lender that is a Lender on the Closing Date, on the second Business Day of each month commencing in January 2009, a fee equal to 0.05% of such Revolving Lender’s Revolving Commitment on the first Business Day of each such month.

(b)                                 Agent’s Fees.  The Borrowers, jointly and severally, agree to pay to the Administrative Agent and the Arranger the fees as separately agreed upon by the Borrowers in the Fee Letters.

(c)                                  Letter of Credit Fees.

(i)                                     The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the pro rata benefit of each Revolving Lender with respect to each Letter of Credit a letter of credit fee at a per annum rate equal to the greater of (A) the Applicable Margin for Letters of Credit in effect from time to time or (B) $700.00.  Each such fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its expiration date and shall be payable in arrears on the first Business Day of each month until the earlier of its expiration date or the Maturity Date.  All such fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(ii)                                  The Borrowers, jointly and severally, agree to pay to the Issuing Bank a fronting fee for each Letter of Credit equal to 0.125% per annum of the initial stated amount of such Letter of Credit (or, with respect to any subsequent increase to the stated amount of any such Letter of Credit, such increase in the stated amount).  Each such fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its expiration date and shall be payable in arrears on the first Business Day of each month until the earlier of its expiration date or the Maturity Date.  All such fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(iii)                               In addition, the Borrowers, jointly and severally, agree to pay to the Issuing Bank all customary transaction costs and fees charged by the Issuing Bank in connection with the issuance of a Letter of Credit for such Borrower’s account, such costs and fees to be due and payable on the date specified by the Issuing Bank in the invoice for such costs and fees.

(d)                                 Bridge Loan Conversion Fees.  The Borrowers, jointly and severally, agree to pay to the Bridge Lenders the conversion fees described in the Bridge Notes, as in effect on the Closing Date, in accordance with the terms thereof, subject to Section 6.14.

(e)                                  Generally.  All such fees shall be paid on the dates due, in immediately available Dollars to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the fees payable pursuant to Section 2.03(c)(ii) and (iii) shall be paid directly to the Issuing Bank.  Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.

Section 2.04                                Reduction of the Revolving Commitments.

(a)                                  The Borrowers shall have the right, upon at least five days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction of Revolving Commitments shall be in the minimum aggregate amount of $5,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof (or such lesser amount as may then be outstanding); and provided further that the aggregate amount of the Revolving Commitments may not be reduced by the Borrower below the aggregate principal amount of the outstanding Revolving Advances plus the Letter of Credit Exposure.

(b)                                 Any reduction or termination of the Revolving Commitments pursuant to this Section 2.04 shall be permanent, with no obligation of the Revolving Lenders to reinstate such Revolving Commitments, and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Revolving Commitments as so reduced.  The Administrative Agent shall give each Revolving Lender prompt notice of any commitment reduction or termination under Section 2.04(a).

Section 2.05                                Repayment of Revolving Advances and Bridge Loans; Convertibility of Bridge Loans.

(a)                                  The Borrowers shall, jointly and severally, repay the outstanding principal amount of the Revolving Advances on the Maturity Date.  Each repayment pursuant to the preceding sentence shall be accompanied by accrued interest on the amount repaid to the date of such repayment.

(b)                                 The Borrowers shall, jointly and severally, repay the outstanding principal amount of the Charter Bridge Loans on April 6, 2009, subject to Section 6.14.  Each repayment pursuant to the preceding sentence shall, to the extent permitted by Section 6.14, be accompanied by accrued and unpaid interest computed in accordance with Section 2.06(b) on the amount repaid to the date of such repayment.

(c)                                  The Borrowers shall, jointly and severally, repay the outstanding principal amount of the Other Bridge Loans on the Maturity Date, subject to Section 7.06.  Each repayment pursuant to the preceding sentence shall, subject to Section 7.06, be accompanied by accrued and unpaid interest computed in accordance with Section 2.06(b) on the amount repaid to the date of such repayment.

(d)                                 If any Bridge Loan has not been paid in full in cash prior to April 15, 2009, such Bridge Loan shall, at the option of the holder of such Bridge Loan, be convertible into shares of the Parent’s Series B Convertible Preferred Stock as set forth in the Bridge Notes, as in effect on the date hereof, regardless of whether the Bridge Obligations Payment Conditions are satisfied on the date of such conversion.

Section 2.06                                Interest.

(a)                                  Revolving Advances.  The Borrowers shall, jointly and severally, pay interest on the unpaid principal amount of each Revolving Advance made by each Revolving Lender to it from the date of such Revolving Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  If such Revolving Advance is a Base Rate Advance, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears on the earlier of (A) the first Business Day of each month and (B) on the date such Base Rate Advance shall be paid in full; and

(ii)                                  Eurodollar Advances.  If such Revolving Advance is a Eurodollar Advance, a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin in respect of Eurodollar Advances in effect on each day of such Interest Period for Eurodollar Advances, payable in arrears on the last day of such Interest Period, and, in the case of Interest Periods of greater than one month, on each Business Day which occurs at one month intervals from the first day of such Interest Period.

(b)                                 Bridge Loans.  The Borrowers shall, jointly and severally, subject to Section 2.06 (f), pay interest on the unpaid principal amount of each Bridge Loan made by each Bridge Lender to it from the date of such Bridge Loan until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     16% from the Closing Date through April 6, 2009;

(ii)                                  18% from April 7, 2009 through July 6, 2009;

(iii)                               20% from July 7, 2009 through October 6, 2009; and

(iv)                              22% thereafter;

provided that, in addition to the interest set forth in clauses (b)(i), (b)(ii), (b)(iii), and (b)(iv) above, (A) in the event that, upon payment in full, subject to Section 6.14, of the Charter Bridge Loans, the cumulative interest accrued in respect of the Charter Bridge Loans is less than $1,250,000.00 (the “Minimum Amount of Charter Interest”), then the Borrowers shall, to the extent permitted by Section 6.14, jointly and severally pay the Administrative Agent for the ratable account of the Lender or Lenders holding Charter Bridge Loans an amount equal to the difference between the Minimum Amount of Charter Interest and the amount of interest actually accrued and paid under this Agreement on the Charter Bridge Loans, and (B) in the event that, upon payment in full, subject to Section 7.06, of the Other Bridge Loans, the cumulative interest accrued in respect of the Other Bridge Loans is less than $1,620,000.00 (the “Minimum Amount of Other Bridge Lenders’ Interest”), then the Borrowers shall, to the extent permitted by Section 7.06, jointly and severally pay the Administrative Agent for the ratable account of the Lender or Lenders holding Other Bridge Loans an amount equal to the difference between the Minimum Amount of Other Bridge Lenders’ Interest and the amount of interest actually accrued and paid under this Agreement on the Other Bridge Loans.

(c)                                  Additional Interest on Eurodollar Advances.  The Borrowers shall, jointly and severally, pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance of such Lender, from the effective date of such Revolving Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Revolving Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Revolving Advance.  Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrowers through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive absent demonstrable error, and be accompanied by any evidence indicating the need for such additional interest as the Borrowers may reasonably request) within 90 days after such Lender becomes required to maintain such reserves.

(d)                                 Usury Recapture.  In the event the rate of interest chargeable under this Agreement at any time (calculated after giving affect to all items charged which constitute “interest” under applicable laws, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Revolving Advances or Bridge Loans, as applicable, shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Revolving Advances and Bridge Loans equals the amount of interest which would have been paid or accrued on the Revolving Advances and Bridge Loans if the stated rates of interest set forth in this Agreement had at all times been in effect.

In the event, upon payment in full of the Revolving Advances and the Bridge Loans, the total amount of interest paid or accrued under the terms of this Agreement and the

Revolving Advances and the Bridge Loans is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrowers shall, to the extent permitted by applicable law, jointly and severally pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Revolving Advances and Bridge Loans if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Revolving Advances and Bridge Loans if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Revolving Advances and Bridge Loans.

In the event the Lenders ever receives, collects or applies as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Revolving Advances or Bridge Loans, as applicable, and in accordance with Section 6.14 and Section 7.06, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrowers.

(e)                                  Default Interest.  When an Event of Default occurs and is continuing, the interest payable pursuant to Section 2.06 and the letter of credit fees payable pursuant to Section 2.03(c)(i), to the extent permitted by law, will increase by 2.00% per annum.

(f)                                    Interest Payments in Kind for Bridge Loans.  Notwithstanding anything contained in this Section 2.06 or elsewhere in the Loan Documents, until the Revolving Termination Date, any interest payments in respect of Bridge Loans (including the Minimum Amount of Charter Interest and the Minimum Amount of Other Bridge Lenders’ Interest) shall be payments-in-kind rather than cash payments, except to the extent that cash interest payments in respect of Bridge Loans (including the Minimum Amount of Charter Interest and the Minimum Amount of Other Bridge Lenders’ Interest) would be permitted under Section 6.14 or Section 7.06, as applicable.

Section 2.07                                Prepayments.

(a)                                  Right to Prepay.  The Borrowers shall have no right to prepay any principal amount of any Revolving Advance or Bridge Loan except as provided in this Section 2.07.

(b)                                 Optional Prepayments of Revolving Advances.  The Borrowers may elect to prepay, in whole or in part, any of the Revolving Advances owing by it to the Revolving Lenders, after giving prior written notice of such election by (i) 11:00 a.m. (New York time) at least three Business Days before such prepayment date in the case of Borrowings which are comprised of Eurodollar Advances, and (ii) 11:00 a.m. (New York time) on or before the Business Day of such prepayment, in the case of Borrowings which are comprised of Base Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment.  If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Revolving Lender and the Borrowers shall prepay Revolving Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $2,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof (or such lesser amount as may then be outstanding).

(c)                                  Mandatory Prepayments of Revolving Advances.

(i)                                     Deficiency.

(A)                              If the outstanding principal amount of the Revolving Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base, or

(B)                                if the outstanding principal amount of the Revolving Advances exceeds $20,000,000.00,

then the Borrowers, jointly and severally, agree to make a mandatory prepayment of the Revolving Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, in the amount of such excess, or if the Revolving Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure, not later than 3:00 p.m., New York City time, if the Borrowers shall have received notice of such deficiency prior to 12:00 noon, New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrowers receive such notice.  Amounts to be applied pursuant to this clause (i) shall be applied first to reduce outstanding Base Rate Advances, second to the LC Cash Collateral Account in an amount equal to the Revolving Lenders’ aggregate Letter of Credit Exposure, and third to reduce outstanding Eurodollar Advances.

(ii)                                  Reduction of Revolving Commitments.  On the date of each reduction of the aggregate Revolving Commitments pursuant to Section 2.04, the Borrowers, jointly and severally, agree to make a prepayment in respect of the outstanding amount of the Revolving Advances to the extent, if any, that the aggregate unpaid principal amount of all Revolving Advances plus the Letter of Credit Exposure exceeds the lesser of (i) the Revolving Commitments and (ii) the Borrowing Base.

(iii)                               Interest on Prepayments.  Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.

(d)                                 [Reserved.]

(e)                                  Illegality.  If any Lender shall notify the Administrative Agent and the Borrowers that any Change in Law makes it unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement or to make or maintain Eurodollar Advances then outstanding hereunder, the Borrowers shall, no later than 11:00 a.m. (New York time) (i) (A) if not prohibited by any Legal Requirement to maintain such Eurodollar Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Advance or (B) if prohibited by any Legal Requirement to maintain such Eurodollar Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice, prepay all Eurodollar Advances of all of the Lenders then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each Lender shall simultaneously make a Base Rate Advance or, if not otherwise prohibited, make an Eurodollar Advance in an amount equal to the aggregate principal amount of the affected Eurodollar Advances, and (iii) the right of the Borrowers to select Eurodollar Advances shall be suspended until such Lender shall notify Administrative Agent that the circumstances causing such suspension no longer exist.  Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(f)                                    Ratable Payments; Effect of Notice.  Each payment of any Revolving Advance or Bridge Loan pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Revolving Advances or Bridge Loans comprising part of the same Borrowing are paid in whole or ratably in part.  All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrowers.

Section 2.08                                Funding Losses.  If (a) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Revolving Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Revolving Advances pursuant to Article VII or (b) if any Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, such Borrower shall within three Business Days of any written demand sent by any Revolving Lender to such Borrower through the Administrative Agent, pay to Administrative Agent for the account of such Revolving Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Revolving Lender for any additional losses, out-of-pocket costs or expenses which it actually incurs as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Revolving Lender to fund or maintain such Revolving Advance.  A certificate of any Revolving Lender setting forth any amount or amounts that such Revolving Lender is entitled to receive pursuant to this Section shall be delivered to either Borrower and shall be conclusive absent manifest error.

Section 2.09                                Increased Costs.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) or the Issuing Bank;

(ii)                                  subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Advance made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)                               impose on any Lender, the Issuing Bank, or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Advances made by such Lender or the Issuing Bank, or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Revolving Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, subject to Section 6.14, the Borrowers will, jointly and severally, pay to such Lender or the Issuing Bank, as the case may be (provided that such Lender has complied with its obligations under Section 2.15), such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Revolving Advances or Bridge Loans made by, or participations in Letters of Credit held by, such Lender or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will, jointly and severally, subject to Section 6.14, pay to such Lender or the Issuing Bank, as the case may be (provided that such Lender has complied with its obligations under Section 2.15), such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth a reasonably detailed description of the basis for calculating such amount delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall, jointly and severally, pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof, subject to Section 6.14.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.10                                Payments and Computations.

(a)                                  Payment Procedures.  The Borrowers shall make each payment under this Agreement not later than 12:00 p.m. (New York time) on the day when due to the Administrative Agent at the Administrative Agent’s Applicable Lending Office in immediately available funds.  Each Revolving Advance shall be repaid and each payment of interest thereon shall be paid in Dollars.  All payments shall be made without setoff, deduction, or counterclaim. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.08, 2.09 or 2.11, but after taking into account payments effected pursuant to Section 10.04) in accordance with each Lender’s Revolving Pro Rata Share or Bridge Pro Rata Share, as applicable, to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)                                 Computations.  All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Federal Funds Effective Rate or the Eurodollar Rate and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d)                                 Agent Reliance.  Unless the Administrative Agent shall have received written notice from a Borrower prior to the date on which any payment is due to the Revolving Lenders or the Bridge Lenders that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such date an amount equal to the amount then due to such Lender.  If and to the extent such Borrower shall not have so made such payment in full to Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Effective Rate for such day and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.11                                Taxes.

(a)                                  Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by any Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; provided however, that the Borrower shall not be required to increase any such amounts payable to any Administrative Agent, Lender, or Issuing Bank with respect to Indemnified Taxes or Other Taxes that (1) are attributable to recipient’s failure to comply with the requirements of Section 2.11(e); (2) are imposed solely as a result of the payment to the Administrative Agent, Lender, or Issuing Bank hereunder and a connection between such recipient and the taxing jurisdiction imposing such Indemnified Tax or Other Tax, which connection is unrelated to the transactions set forth in any Loan Document; or (3) that are U.S. Withholding Taxes imposed on amounts payable to or for the account of an Administrative Agent, Lender, or Issuing Bank at the time such recipient becomes a party to this Agreement, except to the extent such U.S. Withholding Taxes are imposed or increased as a result of a Change in Law, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall, jointly and severally, timely pay the full amount deducted to the relevant Governmental Authority in accordance with Legal Requirements.

(b)                                 Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender, or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth a reasonably detailed description of the basis for calculating such amount delivered to the Borrowers by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which each Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender or the Issuing Bank, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender or the Issuing Bank is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     two duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                                  two duly completed copies of Internal Revenue Service Form W-8EC or Internal Revenue Service Form W-8IMY (or successor form),

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Parent within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section

881(c)(3)(C) of the Code and (y) two duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

In addition, each Foreign Lender shall deliver such forms discussed above promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender shall promptly notify the Borrower in writing at any time it determines that it is no longer in a position to provide any previously delivered certificate with relation to portfolio interest.  Each Lender who is not a Foreign Lender shall furnish an accurate and complete Internal Revenue Form W-9 (or successor form) establishing that such Lender is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

(f)                                    Treatment of Certain Refunds. If the Administrative Agent, a Lender, or the Issuing Bank determines, in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender, or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender, or the Issuing Bank, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority that accrue during or in respect of the period of time that the Borrowers hold such amount and that would have been payable by the Borrowers pursuant to Section 2.11(a) or (b) had the Borrowers not paid the amount refunded to the Borrowers pursuant to this Section 2.11(f)) to the Administrative Agent, such Lender, or the Issuing Bank in the event the Administrative Agent, such Lender, or the Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender, or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

Section 2.12                                Sharing of Payments, Etc.

(a)                                  If any Revolving Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Advances or other obligations hereunder resulting in such Revolving Lender’s receiving payment of a proportion of the aggregate amount of its Revolving Advances and accrued interest thereon or other such obligations greater than its Revolving Pro Rata Share, then the Revolving Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Revolving Advances and such other obligations of the other Revolving Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Revolving Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Advances and other amounts owing them, provided that: (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Revolving Lender as consideration for the assignment of or sale of a participation in any of its Revolving Advances or participations in Letters of Credit to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(b)                                 If, prior to the Revolving Termination Date, any Bridge Lender shall, by exercising any right of setoff or counterclaim or, except for payments permitted by Section 6.14, otherwise, obtain payment in respect of any principal of or interest on any of its Bridge Loans or other obligations hereunder, such Bridge Lender shall deliver such payment in full to the Administrative Agent for distribution to the Revolving Lenders in accordance with this Agreement.

(c)                                  If, after the Revolving Termination Date, any Bridge Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Bridge Loans or other obligations hereunder resulting in such Bridge Lender’s receiving payment of a proportion of the aggregate amount of its Bridge Loans and accrued interest thereon or other such obligations greater than its Bridge Pro Rata Share, then the Bridge Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Bridge Loans and such other obligations of the other Bridge Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Bridge Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Bridge Loans and other amounts owing them, provided that: (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Bridge Lender as consideration for the assignment of or sale of a participation in any of its Bridge Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(d)                                 Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.13                                Applicable Lending Offices.  Each Lender may book its Revolving Advances or Bridge Loans, as applicable, at any Applicable Lending Office selected by such

Lender and may change its Applicable Lending Office from time to time.  All terms of this Agreement shall apply to any such Applicable Lending Office and the Revolving Advances or Bridge Loans, as applicable, shall be deemed held by each Lender for the benefit of such Applicable Lending Office.  Each Lender may, by written notice to the Administrative Agent and the Borrowers designate replacement or additional Applicable Lending Offices through which Revolving Advances or Bridge Loans, as applicable, will be made by it and for whose account repayments are to be made.

Section 2.14                                Letters of Credit.

(a)                                  Issuance.  Subject to the terms of this Agreement, from time-to-time from the Closing Date until 30 days before the Maturity Date, at the request of a Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of such Borrower or for the account of any Subsidiary of a Borrower (in which case such Borrower and such Subsidiary shall be co-applicants with respect to such Letter of Credit) on any Business Day.  All Letters of Credit outstanding under the Existing Credit Agreement will deemed to be issued under this Agreement on the Closing Date.  No Letter of Credit will be issued, increased, or extended:

(i)                                     if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the aggregate Revolving Commitments minus the sum of the aggregate outstanding principal amount of all Revolving Advances and (B) the Borrowing Base minus the sum of the aggregate outstanding principal amount of all Revolving Advances;

(ii)                                  unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after the date of issuance thereof and (B) 180 days after the Maturity Date; provided that, any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the Issuing Bank for additional one-year periods (which shall in no event extend beyond the 180th day after the Maturity Date) if such Letter of Credit is cancelable upon at least 30 days’ notice given by the Issuing Bank to the beneficiary of such Letter of Credit;

(iii)                               unless such Letter of Credit is in form and substance acceptable to the Issuing Bank in its sole discretion;

(iv)                              unless such Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application; and

(v)                                 unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or any successor to such publication or to the International Standby Practices (1998), International Chamber of Commerce Publication No. 590, or any successor to such publication.

If the terms of any letter of credit application referred to in the foregoing clause (iv) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

(b)                                 Participations.  Upon the date of the issuance or increase of a Letter of Credit occurring on or after the Closing Date, the Issuing Bank shall be deemed to have sold to each other Revolving Lender and each other Revolving Lender shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Revolving Lender’s Revolving Pro Rata Share at such date.  The Issuing Bank shall promptly give notice of the issuance or increase of each Letter of Credit to the Administrative Agent and the Revolving Lenders.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Revolving Pro Rata Share of each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit and not reimbursed by a Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.14(c).  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the applicable Borrower of such demand for payment and whether the Issuing Bank has made or will make disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such payment or disbursement.  The Administrative Agent shall promptly give each Revolving Lender notice thereof.

(c)                                  Reimbursement.  If the Issuing Bank shall make any disbursement in respect of a Letter of Credit, the Borrowers jointly and severally agree to reimburse such disbursement by paying to the Administrative Agent an amount equal to such disbursement not later than 12:00 noon, New York City time, on the date that such disbursement is made, if the Borrowers shall have received notice of such disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers shall conclusively be deemed, subject to the conditions to borrowing set forth herein (including the conditions stated in Section 3.02), to have requested that such payment be financed with an Base Rate Advance in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Advance.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable disbursement, the payment then due from the Borrowers in respect thereof and such Revolving Lender’s Revolving Pro Rata Share thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Pro Rata Share of the payment then due from the Borrowers, in the same manner as provided in Section 2.02 with respect to Revolving Advances made by such Revolving Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  If such reimbursement is not made by any Revolving Lender to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such Revolving Lender shall pay interest thereon to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)                                 Obligations Unconditional.  The obligations of the Borrowers under this Agreement in respect of each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)                                     any lack of validity or enforceability of any Letter of Credit Documents, any Loan Document, or any term or provision therein;

(ii)                                  any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit Document or any Loan Document;

(iii)                               the existence of any claim, set-off, defense or other right which either Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any subsidiary or other Affiliate thereof or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)                              any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)                                 payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(vi)                              any other act or omission to act or delay of any kind of the Issuing Bank, the Administrative Agent, the Lenders or any other Person, or any other event, circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of either Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of each Borrower hereunder to reimburse each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit will not be excused by the gross negligence or willful misconduct of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any damages that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.

(e)                                  Prepayments of Letters of Credit.  In the event that any Letters of Credit shall be outstanding or shall be drawn and not reimbursed on the fifth Business Day prior to the Maturity Date, the Borrowers shall on or before such date either (i) jointly and severally, pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit to be held in the LC Cash Collateral Account and applied in accordance with paragraph (g) below or (ii) provide the Issuing Bank with a substitute letter of credit naming the Issuing Bank as beneficiary, in form and substance and from a financial institution reasonably satisfactory to the Issuing Bank, with a face amount equal to 105% of the aggregate Letter of Credit Exposure allocable to such outstanding Letters of Credit.

(f)                                    Liability of Issuing Bank.  Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

(i)                                     the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)                                  the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)                               payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)                              any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Bank’s own negligence),

except that in each case, the Borrowers shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrowers, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law), damages suffered by the Borrowers which the Borrowers prove were caused by the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit strictly comply with the terms of such Letter of Credit  it is understood that the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(g)                                 LC Cash Collateral Account.

(i)                                     If the Borrowers are required to deposit funds in the LC Cash Collateral Account pursuant to Section 2.07(c), 2.14(e), 3.01(n), 7.02 or 7.03, then the Borrowers and the Administrative Agent shall establish the LC Cash Collateral Account and the Borrowers shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the LC Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein.  The Borrowers hereby pledge to the Administrative Agent and grant the Administrative Agent a security interest in the LC Cash Collateral Account, whenever established, all funds held in the LC Cash Collateral Account from time to time and all proceeds thereof as security for the payment of the Obligations.

(ii)                                  Funds held in the LC Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur.  To the extent that any surplus funds are held in the LC Cash Collateral Account above 105% of the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the LC Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Majority Lenders.  If no Default or Event of Default exists, the Administrative Agent shall release to the Borrowers at either Borrower’s written request any funds held in the LC Cash Collateral Account above the amounts required by Section 2.14(e) or otherwise.

(iii)                               Funds held in the LC Cash Collateral Account shall be invested in Cash Equivalents maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrowers and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the LC Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(h)                                 Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign at any time by giving written notice to the Administrative Agent, the Lenders and the Borrowers, such resignation to be effective upon the appointment of a successor Issuing Bank, or, if no successor

Issuing Bank has been appointed, 60 days after the retiring Issuing Bank gives notice of its intention to resign or receives notice of its removal.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint, and provided that no Default or Event of Default exists, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed), a successor Issuing Bank.  If no successor Issuing Bank shall have been so appointed by the Majority Lenders within such time period, then the Issuing Bank may appoint, and provided that no Default or Event of Default exists, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed), a successor Issuing Bank.  Subject to the next succeeding sentence, upon the acceptance of any appointment as the Issuing Bank hereunder by a Revolving Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder.  At the time such resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Sections 2.03(c)(ii) and (iii).  The acceptance of any appointment as the Issuing Bank hereunder by a successor Revolving Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the retiring Issuing Bank and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Revolving Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

Section 2.15                                Mitigation Obligations; Replacement of Lenders.

(a)                                  If any Lender requests compensation under Section 2.09, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to promptly designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or Section 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense (unless the Borrowers pay, as a condition precedent to such Lender’s agreement to take such action, for any such cost or expense) and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby, jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.09 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to promptly assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an assignee acceptable to the Borrowers in their reasonable discretion (it being understood that it shall not be unreasonable for the Borrowers to withhold their consent to an assignment to a Foreign Lender that would subject the Borrowers to withholding in respect of this Agreement at the time of such assignment) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent and, if such assigning Lender is a Revolving Lender, the Issuing Bank, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Advances or Bridge Loans, as applicable, and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01                                Initial Conditions Precedent.  The effectiveness of the amendment and restatement of the Existing Credit Agreement is subject to the following conditions precedent:

(a)                                  Documentation.  On or before the day on which the initial Revolving Borrowing is made, or the initial Letter of Credit is issued, or the Bridge Loans are made, the Administrative Agent and the Lenders shall have received the following, each dated on or before such day, duly executed by all the parties thereto (or in the case of this Agreement, duly executed by the Borrowers, the Guarantors, the Administrative Agent, the Majority Lenders, and the Bridge Lenders), each in form and substance satisfactory to the Administrative Agent, the Majority Lenders, and the Bridge Lenders:

(i)                                     this Agreement and all attached Exhibits and Schedules;

(ii)                                  any Note requested by a Lender pursuant to Section 2.02(g) payable to the order of such requesting Lender in the amount of its Revolving Commitment or Bridge Loans, as applicable;

(iii)                               a certificate dated as of the Closing Date from a Responsible Officer of the Borrowers stating that (A) all representations and warranties of such Person set forth in this Agreement and in the other Loan Documents to which it is a party are true and correct in all material respects; (B) no Default has occurred and is continuing; (C) the conditions in this Section 3.01 have been met; and (D) no default or event of default has occurred and is continuing under the Indenture governing the Senior Notes or under any Sowood Document;

(iv)                              to the extent any have been entered into on or after September 30, 2008, copies of amendments to the certificate or articles of incorporation or other equivalent organizational documents of each Loan Party (including without limitation amendments to the certificate of incorporation of the Parent to reflect the terms of the Series B Convertible Preferred Stock and, as a consequence of the designation thereof, amendments necessary to conform the Series A Convertible Preferred Stock), certified as of a recent date by the Secretary of State of the state of its organization;

(v)                                 a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of any amendments to the organizational documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, the designation of the Series B Convertible Preferred Stock, and the amendment of the Certificate of Designation of the Series A Convertible Preferred Stock, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certified copy thereof furnished pursuant to clause (iv) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, Notices of Borrowing or any other document delivered in connection herewith on behalf of such Loan Party;

(vi)                              a certificate of another officer of each Loan Party as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (v) above;

(vii)                           certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Loan Parties in all jurisdictions where required by the Administrative Agent;

(viii)                        a favorable opinion dated as of the Closing Date of Paul, Hastings, Janofsky & Walker LLP, counsel to the Loan Parties substantially similar to the opinion it delivered pursuant to the Existing Credit Agreement;

(ix)                                a certificate from a Financial Officer of each Borrower dated as of the Closing Date addressed to the Administrative Agent and each of the Lenders regarding the matters set forth in Section 4.20;

(x)                                   a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as an additional insured;

(xi)                                a Borrowing Base Report dated as of October 31, 2008;

(xii)                             a draft Compliance Certificate dated as of the Closing Date duly completed and executed by a Financial Officer of each Borrower with respect to the draft September 30, 2008 financials;

(xiii)                          a copy of the risk management policy of the Borrowers (the “Risk Management Policy”) in form and substance satisfactory to the Majority Lenders accompanied by a certificate signed by a Responsible Officer certifying compliance with such Risk Management Policy;

(xiv)                         copies of any amendments to Material Contracts reflected on Schedule 1.01(e) to the Existing Credit Agreement in effect on or after September 30, 2008 and each of the Material Contracts in effect on or after September 30, 2008 that are not reflected on Schedule 1.01(e) to the Existing Credit Agreement, each certified as of the Closing Date by a Responsible Officer of the Borrowers (A) as being true and correct copies of such documents as of the Closing Date, (B) as being in full force and effect and (C) that no material term or conditions thereof shall have been amended, modified or waived after the execution thereof without the prior written consent of the Administrative Agent;

(xv)                            Amendment No. 2 to the Intercreditor Agreement, which shall change all contracts for the sale of electricity, natural gas, or related products on a variable rate basis between a Loan Party and any of its customers from Secured Party Primary Collateral to Credit Agreement Primary Collateral; and

(xvi)                         such other documents, governmental certificates and agreements as the Administrative Agent or any Lender  may reasonably request.

(b)                                 Payment of Fees.  On the Closing Date, the Borrowers shall have paid the fees required to be paid to the Administrative Agent, the Arranger, and the Lenders on the Closing Date, including, without limitation, (i) the fees set forth in the Fee Letters, (ii) the upfront fees payable to the Bridge Lenders on the Closing Date, in an aggregate amount not to exceed $208,000.00, (iii) the fees, costs, and expenses of Hughes, Hubbard & Reed LLP, Bracewell & Giuliani LLP, and Proskauer Rose LLP invoiced as of the Closing Date, and (iv) and all other costs and expenses which have been invoiced and are payable pursuant to Section 10.04.

(c)                                  Due Diligence; Corporate Structure.  The Administrative Agent and the Revolving Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Parent and its Subsidiaries, and all legal, financial, accounting, governmental, tax and regulatory matters, and fiduciary aspects of the proposed financing and the terms and conditions of all material obligations of the Loan Parties.  The documentation reflecting the ownership, capital, corporate, tax, organizational and legal structure of the Loan Parties shall be acceptable to the Administrative Agent.

(d)                                 Security Documents.  The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent in its sole discretion necessary to determine that arrangements have been made for the Administrative Agent for the benefit of Secured Parties to have an Acceptable Security Interest in the Collateral, including, without limitation, (i) the delivery to the Administrative Agent of such financing statements under the Uniform Commercial Code for filing in such jurisdictions as the Administrative Agent may require and (ii) lien, tax and judgment searches conducted on Loan Parties reflecting no Liens other than Permitted Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement.

(e)                                  Financial Statements.  The Lenders shall have received (i) true and correct copies of the Audited Financial Statements, (ii) complete drafts of the September 30, 2008 financial statements, and (iii) such other financial information as the Administrative Agent may reasonably request.

(f)                                    Authorizations and Approvals.  All Governmental Authorities and Persons shall have approved or consented to the transactions contemplated hereby, including, without limitation, those required in connection with the continued operation of the Parent and its Subsidiaries, to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(g)                                 No Proceeding or Litigation; No Injunctive Relief.  No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, the Secured Counterparty Contracts or any transaction contemplated hereby or thereby or (ii) which, in any case, in the reasonable judgment of the Administrative Agent, could reasonably be expected to cause a Material Adverse Effect.

(h)                                 No Default.  No Default shall have occurred and be continuing or would result from such Advance or from the application of the proceeds therefrom.

(i)                                     Representations and Warranties.  The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct before and after giving effect to the Revolving Advances, to the Bridge Loans, and to the application of the proceeds from such Revolving Advances and Bridge Loans, from the date of the Revolving Advances and Bridge Loans, as though made on and as of such date.

(j)                                     No Material Adverse Effect.  Except as set forth on Schedule 3.01(j), since June 30, 2008, there has been no material adverse change in the condition (financial or otherwise), results of operations, assets, properties, business or prospects of the Parent and its Subsidiaries, taken as a whole.

(k)                                  Bridge Financing.  All conditions precedent to the Bridge Loans shall have been met, and Borrowers shall have received at least $10,400,000.00 of gross cash proceeds from the Bridge Loans.

(l)                                     Cash Flow Budget.  The Administrative Agent and the Lenders shall have received a cash flow budget for the 20-week period beginning on the Closing Date, in form and substance acceptable to the Administrative Agent and the Majority Lenders.

(m)                               Mark-to-Market Report.  The Administrative Agent and the Lenders shall have received a mark-to-market report of the Loan Parties’ inventory and forward book as of the Closing Date.

(n)                                 Repayment of Any Borrowing Base Deficiency.  If the outstanding principal amount of the Revolving Advances plus the Letter of Credit Exposure, upon the effectiveness of this Agreement, exceed the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base, the Borrowers shall have repaid the Revolving Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, in the amount of such excess, or if the Revolving Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure.  Amounts to be applied pursuant to the immediately preceding sentence shall be applied first to reduce outstanding Base Rate Advances, second to the LC Cash Collateral Account in an amount equal to the Lenders’ aggregate Letter of Credit Exposure, and third to reduce outstanding Eurodollar Advances.

(o)                                 Repayment of Any Swing Line Advances.  The Borrowers shall have repaid in full any Swing Line Advances under and as defined in the Existing Credit Agreement, together with any interest accrued on such Swing Line Advances.

(p)                                 Amendment of Master Transaction Agreement.  The Administrative Agent shall have received a duly executed amendment to the Master Transaction Agreement, which amends the Master Transaction Agreement to amend the definitions of “Liquidity Event” and “Milestone” therein to conform in all material respects to the definitions of “Liquidity Event” and “Trigger Event” in this Agreement.

Section 3.02                                Conditions Precedent to Each Credit Event.  The obligation of each Revolving Lender to make a Revolving Advance on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Bridge Lender to make the Bridge Loans, the obligation of each Revolving Lender to Convert to or Continue a Eurodollar Advance, and the obligation of the Issuing Bank to issue, extend or increase Letters of Credit shall be subject to the further conditions precedent that on the Borrowing Date, the date of Continuation or Conversion, or issuance, extension or increase date of such Letters of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Conversion or Continuation and the acceptance by the applicable Borrower of the proceeds of such Revolving Advance or Bridge Loan or the request for the issuance, extension or increase of a Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Revolving Advance or Bridge Loan, the date of such Conversion or Continuation, or the date of such issuance, extension or increase such statements are true):

(a)                                  the representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects on and as of the date of such Revolving Advance, Bridge Loan, Continuation or Conversion, or the issuance, extension or increase of such Letter of Credit before and after giving effect to such Revolving Advance, Bridge Loan, Continuation or Conversion, or the issuance, extension or increase of such Letter of Credit, or to the application of the proceeds from such Revolving Advance, Bridge Loan, Continuation or

Conversion, or the issuance, extension or increase of such Letter of Credit, as applicable, as though made on, and as of such date;

(b)                                 no Default has occurred and is continuing or would result from such Revolving Advance or Bridge Loan or from the application of the proceeds therefrom or from such issuance, extension or increase of such Letter of Credit;

(c)                                  the Borrowing Base Availability is greater than or equal to zero after giving effect to such Borrowing or the issuance, increase, or extension of such Letter of Credit;

(d)                                 no material adverse change has occurred and is continuing with respect to the Collateral detailed in the then current Borrowing Base Report; and

(e)                                  in the case of making any Revolving Advances, the Borrowers shall have drawn in full the entire available amount under the Sowood Documents before the date of such Revolving Advances.

Section 3.03                                Determinations Under Sections 3.01 and 3.02.  For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party jointly and severally represents and warrants as follows:

Section 4.01                                Existence; Subsidiaries.  Each of the Loan Parties is (a) duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, (b) duly qualified as a foreign entity and is licensed and in good standing in each jurisdiction where its ownership, lease or operation of Property or conduct of its business requires such qualification or license other than such failures to so qualify that could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.  Each of the Loan Parties is licensed and in good standing to supply natural gas or electricity or related products by each of the state public utility commissions identified on Schedule 4.01, as the same may be updated from time to time.

Section 4.02                                Power and Authority.  Each of the Loan Parties has the requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (a) own its assets and carry on its business, including without limitation, to supply natural gas or electricity or related products to End Users in each of the jurisdictions identified in Schedule 4.01, and (b) execute, deliver and perform the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary organizational action, (b) do not and will not (i) contravene the terms of any such Person’s organizational documents, (ii) violate any material Legal Requirement, or (iii) conflict with or result in any breach or contravention of, or the creation of any Lien under (A) the provisions of any indenture, instrument or material agreement to which such Loan Party is a party or is subject, or by which it, or its Property, is bound or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

Section 4.03                                Authorization and Approvals.  No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required on the part of any Loan Party in connection with (a) the execution, delivery and performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents to which it is a party or the consummation of the Transactions or the transactions contemplated hereby or thereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, or (c) the perfection or maintenance of the Liens created under the Loan Documents (including the first priority nature thereof) (other than the filing of UCC-1 Financing Statements), all of which have been duly obtained, taken, given or made and are in full force and effect, except actions by, and notices to or filings with, Governmental Authorities (including, without limitation, the SEC) that may be required in the ordinary course of business from time to time or that may be required to comply with the express requirements of the Loan Documents (including, without limitation, to release existing Liens on the Collateral or to comply with requirements to perfect, and/or maintain the perfection of, Liens created for the benefit of the Secured Parties).

Section 4.04                                Enforceable Obligations.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.

Section 4.05                                Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.

(b)                                 The cash flow budget provided pursuant to Section 3.01(l) have been prepared in good faith by the Parent, based on assumptions believed by the Parent to be reasonable on the Closing Date.

(c)                                  Schedule 4.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date of such financial statements, including liabilities for taxes, contingent liabilities and Debt.

(d)                                 Since June 30, 2008, except as set forth on Schedule 3.01(j), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e)                                  The Borrowers are in compliance with the covenants set forth in Sections 6.17 through 6.22 hereof as of September 30, 2008, based on the draft financials for the period ended September 30, 2008.

Section 4.06                                True and Complete Disclosure.  As of the Closing Date, each Loan Party has disclosed to the Administrative Agent and all of the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No information, report, financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any misstatement of material fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.07                                Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of a Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.  No regulatory commission is currently conducting and has conducted within the five-year period immediately preceding the Closing Date, an investigation of the Parent or any of its Subsidiaries, other than an investigation conducted by such regulatory commission in its routine general administrative practice.

Section 4.08                                Compliance with Laws.  None of the Loan Parties or any of the Subsidiaries or any of the Loan Parties’ operation of their respective material properties (a) is in violation of, nor will the continued operation by the Loan Parties of their material properties as currently conducted violate, any Legal Requirement (including any Environmental Law, but excluding any Legal Requirement with respect to their ability to supply natural gas or electricity or related products to End Users in each of the jurisdictions identified in Schedule 4.01) the violation of which could reasonably be expected to have a Material Adverse Effect, (b) is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority the default of which could reasonably be expected to have a Material Adverse Effect, or (c) in material violation of any Legal Requirement with respect to their ability to supply natural gas or electricity or related products to End Users in each of the jurisdictions identified in Schedule 4.01.

Section 4.09                                No Default.  None of the Loan Parties or any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of the Parent or any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Debt, any Material Contract or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 4.10                                Subsidiaries; Corporate Structure.  Schedule 4.10 sets forth as of the Closing Date a list of all Subsidiaries of the Parent and, as to each such Subsidiary, the jurisdiction of formation and the outstanding Equity Interests therein and the percentage of each class of such Equity Interests owned by the Parent and the Subsidiaries.  The Equity Interests indicated to be owned by the Parent and the Subsidiaries on Schedule 4.10 are fully paid and non-assessable and are owned by the persons indicated on such Schedule, free and clear of all Liens (other than Permitted Liens).

Section 4.11                                Condition of Properties.

(a)                                  Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  None of the property of Loan Parties is subject to Liens, other than Permitted Liens.

(b)                                 Each Loan Party has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect.  Each Loan Party enjoys peaceful and undisturbed possession under all such material leases.

(c)                                  Neither the business nor the material Properties of any Loan Party has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

Section 4.12                                Environmental Condition.

(a)                                  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Loan Parties (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.

(b)                                 None of the present or previously owned or operated Properties of the Loan Parties or of any of their present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, CERCLIS, or their state or local analogs, nor has the Parent or any of its Subsidiaries been otherwise notified of the designation, listing or identification of any Property of such Loan Party or any of its present or former Subsidiaries as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws (except as such activities may be required by permit conditions); (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Loan Parties or any of their present or former Subsidiaries, wherever located; or (iii) has been the site of any Release (as defined under any Environmental Law) of Hazardous Substances from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response (as defined under any Environmental Law) and none of the Loan Parties or any of their present or former Subsidiaries has generated or transported or has caused to be generated or transported Hazardous Substances to any third party site which could reasonably be expected to result in the need for Response.

(c)                                  Without limiting the foregoing, the present and future liability, if any, of the Parent or any of its Subsidiaries, which could reasonably be expected to arise in connection with requirements under Environmental Laws could not reasonably be expected to have a Material Adverse Effect.

Section 4.13                                Insurance.

(a)                                  Schedule 4.13 sets forth a true, complete and correct description of all insurance maintained by the Loan Parties as of the Closing Date.  As of such date, such insurance is in full force and effect and all premiums have been duly paid.

(b)                                 The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where applicable Loan Party operates.

Section 4.14                                Taxes.  Each Loan Party has filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no written proposed tax assessment against the Parent or any Subsidiary thereof that would, if made, have a Material Adverse Effect.

Section 4.15                                ERISA Compliance.

(a)                                  Except as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Parent and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.

(b)                                 Except as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Parent or any of its ERISA Affiliates; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 4.16                                Security Interests.

(a)                                  The Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Pledge Agreement) and, when such Collateral (to the extent such Collateral constitutes a certificated security under the applicable Uniform Commercial Code) is delivered to such Administrative Agent, such Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person.

(b)                                 The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 1 to the Security Agreement, such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform

Commercial Code, in each case prior and superior in right to any other person, other than Permitted Liens.

Section 4.17                                Bank Accounts.  Schedule 4.17 sets forth the account numbers and locations of all bank accounts of the Loan Parties as of the Closing Date.

Section 4.18                                Labor Relations.  Except as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, there (a) is no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the knowledge of any Responsible Officer of a Loan Party, threatened against any of them, before the National Labor Relations Board (or any successor United States federal agency that administers the National Labor Relations Act), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent or any of its Subsidiaries or, to the knowledge of any Responsible Officer of a Loan Party, threatened against any of them, (b) are no strikes, lockouts, slowdowns or stoppage against the Parent or any Subsidiary pending or, to the knowledge of any Loan Party, threatened and (c) no union representation petition existing with respect to the employees of the Parent or any of its Subsidiaries and no union organizing activities are taking place.  The hours worked by and payments made to employees of the Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  All payments due from the Parent or any Subsidiary, or for which any claim may be made against the Parent or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent or such Subsidiary, except where the failure to do the same, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent or any Subsidiary is bound.

Section 4.19                                Intellectual Property.  Each Loan Party owns or is licensed or otherwise has full legal right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person with respect thereto that could reasonably be expected to have a Material Adverse Effect.

Section 4.20                                Solvency.  Immediately following the making of each Revolving Advance and Bridge Loan and after giving effect to the application of the proceeds of each Revolving Advance and Bridge Loan, (a) the fair value of the assets of each of the Borrowers, Holdings and the Loan Parties, taken as a whole, will exceed their respective debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each of the Borrowers, Holdings and the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of the Borrowers, Holdings and the Loan Parties, taken as a whole, will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each of the

Borrowers, Holdings and the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 4.21                                Senior Indebtedness.  The obligations of the Loan Parties hereunder constitute senior indebtedness (however denominated) in respect of any Subordinated Indebtedness of the Parent and its Subsidiaries.

Section 4.22                                Margin Regulations.  None of the Loan Parties is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of any Revolving Advance or Bridge Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 4.23                                Investment Company Act.  None of the Parent, any Person Controlling the Parent, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 4.24                                Names and Locations.  As of the Closing Date, Schedule 4.24 sets forth (a) all legal names and all other names (including trade names, fictitious names and business names) under which the Loan Parties currently conduct business, or has at any time during the past five years conducted business, (b) the name of any entity which any Loan Party has acquired in whole or in part or from whom any Loan Party has acquired a significant amount of assets within the past five years, (c) the state or other jurisdiction of organization or incorporation for each Loan Party and sets forth each Loan Party’s organizational identification number or specifically designates that one does not exist, and (d) the location of all offices of the Loan Parties and the locations of all inventory of the Borrowers and their Subsidiaries.

Section 4.25                                Revisions or Updates to the Schedules.  Should any of the information or disclosures provided on Schedules 1.01(c), 4.01 or 4.24 originally attached hereto become outdated or incorrect in any material respect, the Borrowers from time to time shall deliver to the Administrative Agent and the Lenders such revisions or updates to such schedule(s) whereupon such schedules shall be deemed to be amended by such revisions or updates, as may be necessary or appropriate to update or correct such schedule(s), provided that, notwithstanding the foregoing, no such revisions or updates shall be deemed to have amended, modified, or superseded any such schedules as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedules, unless and until the Administrative Agent shall have accepted in writing such revisions or updates to any such schedules.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Revolving Advance, Bridge Loan, or any amount under any Loan Document shall remain unpaid, any Lender shall have any Revolving Commitment hereunder, or there shall exist any Letter of Credit Exposure, unless the Majority Lenders shall otherwise consent in writing, each Loan Party shall:

Section 5.01                                Preservation of Existence, Etc.  Except as permitted by Section 6.03, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) in the case of the Borrowers and their Subsidiaries, be licensed and in good standing to supply natural gas or electricity or related products by each of the state public utility commissions identified on Schedule 4.01 so long as the such Loan Party is still supplying natural gas or electricity or related products in the relevant jurisdiction, (c) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary or desirable in the normal conduct of its business, including, in the case of the Borrowers and their Subsidiaries, those rights, privileges, permits, licenses, authorizations and franchises necessary to supply natural gas or electricity or related products to End Users in each of the jurisdictions identified in Schedule 4.01 so long as the such Loan Party is still supplying natural gas or electricity or related products in the relevant jurisdiction, and (d) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties other than such failures to so qualify that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02                                Compliance with Laws, Etc.  Comply (a) with all Legal Requirements (including without limitation, all Environmental Laws and ERISA but excluding, in the case of the Borrowers and their Subsidiaries, any Legal Requirement with respect to their ability to supply natural gas or electricity or related products to End Users in each of the jurisdictions identified in Schedule 4.01) applicable to it or to its business or property, except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted and for which the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (b) in all material respects with, in the case of the Borrowers and their Subsidiaries, any Legal Requirement with respect to their ability to supply natural gas or electricity or related products to End Users in each of the jurisdictions identified in Schedule 4.01.

Section 5.03                                Maintenance of Property.  (a) Maintain and preserve all Property material to the conduct of its business and keep such Property in good repair, working order and condition, (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 5.04                                Maintenance of Insurance.

(a)                                  Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its Properties and business, to the extent and against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and such other insurance as may be required by law.

(b)                                 (i) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to a Loan Party under such policies directly to the Administrative Agent; (ii) deliver original or certified copies of all such policies to the Administrative Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (iii) deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

Section 5.05                                Payment of Taxes, Etc.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities in accordance with their terms, including (a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party; (b) all lawful claims which, if unpaid, might by law become a Lien upon its Property in violation of this Agreement; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt, including, without limitation, the Intercreditor Agreement.

Section 5.06                                Reporting Requirements.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Revolving Lenders:

(a)                                  Audited Annual Financials.  As soon as available and in any event not later than 120 days after the end of each fiscal year of the Parent (beginning for the fiscal year ending June 30, 2008), copies of (i) the audited consolidated and unaudited consolidating balance sheets of the Parent and its Subsidiaries, in each case, as at the end of such fiscal year, together with, in each case, the related audited consolidated and unaudited consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and the notes thereto, all in reasonable detail and setting forth in each case in comparative form the audited consolidated figures as of the end of and for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes with respect to any consolidating statements) and (x) in the case of each of such audited consolidated financial statements (excluding any statements in comparative form to be corresponding figures from the consolidated budget), accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Revolving Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent and its respective Subsidiaries as at the end of such fiscal year and their consolidated results of operations and cash flows for such fiscal year in conformity with GAAP; or words substantially similar to the foregoing and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (y) in the case of such unaudited consolidating financial statements, certified by a Financial Officer of the Parent that such financial statements have been prepared in accordance with GAAP consistently applied and presents fairly, in all material respects, the information contained therein as at the date and for the periods covered thereby and (ii) the consolidated and consolidating unaudited Non-GAAP Financial Reporting financial statements of the Parent and its Subsidiaries for such fiscal year including a reconciliation to the GAAP financial statements;

(b)                                 Monthly Financials.  As soon as available and in any event not later than 45 days after the end of each month (beginning with the month ending September 30, 2008), (i) a consolidated and, for the end of March, June, September, and December, consolidating balance sheet of the Parent and its Subsidiaries as at the end of such month, and the related consolidated and, for the end of March, June, September, and December, consolidating statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Parent’s fiscal year then ended, and setting forth in each case with respect to such consolidated statements, in comparative form the consolidated figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Financial Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) the Parent’s and its Subsidiaries’ consolidated and, for the end of March, June, September, and December, consolidating Non-GAAP Financial Reporting financial statements including a reconciliation with the GAAP financial statements described in the foregoing clause (i) and a management discussion and analysis of the financial results;

(c)                                  Compliance Certificates.  (i) Concurrently with the delivery of the financial statements referred to in Section 5.06(a), a certificate of its independent certified public accountants rendering the report thereon stating whether, in connection with their audit examination, anything has come to their attention which would cause them to believe that any Default or Event of Default with respect to accounting matters existed on the date of such financial statements, and if such a condition or event has come to their attention, specifying in reasonable detail the nature and period, if known, of existence thereof and (ii) concurrently with the delivery of the financial statements referred to in Sections 5.06(a) and (b), a duly completed Compliance Certificate signed by a Financial Officer of the Parent;

(d)                                 Management Letters. Promptly upon receipt thereof, copies of any detailed audit reports, management letters and any reports as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary thereof, or any audit of any of them;

(e)                                  Borrowing Base Reports.  (i) Within five Business Days after the seventh, fifteenth, and twenty-second calendar day and last Business Day of each calendar month, a Borrowing Base Report as of such day, together with, in the case of the reports dated as of the fifteenth calendar day and last Business Day of each calendar month, supporting documentation reasonably acceptable to the Administrative Agent, including without limitation, aggregate account receivable agings for each LDC and of End Users by LDC, accounts payable agings, aggregate account receivables past due for each LDC and End Users by LDC, a schedule of Imbalances and Eligible LDC Residual Contract Rights, copies of all Imbalance statements from LDCs received since the delivery of the last Borrowing Base Report, potential First Purchaser Liens, cash reconciliations, a schedule of inventory balances, a schedule of any net mark to market gains or losses with respect to Swap Contracts, and a listing of outstanding loans, letters of credit and offset reconciliations, each in such reasonable detail and in a format as the Administrative Agent may require and (ii) within 60 days following the last day of each fiscal quarter, a Borrowing Base Report as of the last day of such fiscal quarter, together with supporting documentation reasonably acceptable to the Administrative Agent, setting forth (A) the actual Borrowing Base as of the end of such fiscal quarter, (B) any significant discrepancies in the Borrowing Base since the date of the Borrowing Base Report delivered pursuant to clause (i) above as of the last day of such fiscal quarter and (C) a statement explaining the reasons for any such discrepancies;

(f)                                    Risk Management Policy Certification and Report.  (i) Within seven Business Days after the fifteenth and last Business Day of each calendar month, a certificate in substantially the form of the attached Exhibit K from a Responsible Officer of a Borrower certifying that the Borrowers are in compliance with the Borrower’s Risk Management Policy; (ii) simultaneously with any modification of the Risk Management Policy, a written notice with a description of such modification, a copy of such modification, and, if the Majority Lenders have not consented to such modification, a certification that the modification does not materially change the Risk Management Policy; and (iii) within seven Business Days after the last Business Day of each calendar month, a monthly comprehensive risk management report in a format reasonably acceptable to the Administrative Agent, setting forth the Borrowers’ overall hedging positions, forward book, inventory positions, and transportation and storage capacities;

(g)                                 Marketing Report.  Within seven Business Days after the last Business Day of each calendar month, a monthly comprehensive marketing report detailing (i) the Borrowers’ and their Subsidiaries’ acquisition of any new End User accounts by LDC and by fixed or floating price contract and specifying the weighted average costs for each new End User and whether such acquisitions were through organic customer growth or acquisition from a third party and (ii) the natural gas and electricity break even price for each LDC, all in a format reasonably acceptable to the Administrative Agent;

(h)                                 Securities Law Filings and other Public Information.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(i)                                     USA Patriot Act.  Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(j)                                     Parent Guarantees.  (i) With the delivery of the financial statements under Section 5.06(b), a list of the Parent’s guarantees of obligations of its Subsidiaries, including the name of each beneficiary and the maximum amount guaranteed, and (ii) promptly, and in any event with five Business Days after receipt thereof, any notice of default or claim delivered under any such guarantees;

(k)                                  Cash Flow Budgets.  No later than the second Business Day of each week, (i) a revised cash flow budget as of the last Business Day of the prior week, (ii) a variance report of actual cash flow for the prior week versus the cash flow budget most recently delivered pursuant to this clause (k), and (iii) a management discussion of any such variances that are material, each in form and substance reasonably acceptable to the Administrative Agent and the Majority Lenders;

(l)                                     Mark-to-Market Reports.  No later than the second Business Day of each week, a revised mark-to-market report of the Loan Parties’ inventory and forward book as of the last Business Day of the prior week, in form and substance reasonably acceptable to the Administrative Agent and the Majority Lenders;

(m)                               Projections.  Within 15 days after the Closing Date, the Parent’s forecasted consolidated annual with monthly breakdowns: (i) balance sheets; (ii) profit and loss statements; (iii) cash flow statements; and (iv) capitalization statements, in each case for fiscal years 2009 and 2010, together with supporting details; and

(n)                                 Other Information.  Such other information respecting the business, Properties or Collateral, or the condition or operations, financial or otherwise, of the Parent and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

Section 5.07                                Other Notices.  Deliver to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                  Defaults.  The occurrence of any Default or Event of Default or any other Debt of any Loan Party being declared when due and payable before its expressed maturity, or any holder of such Debt having the right to declare such Debt due and payable before its expressed maturity, because of the occurrence of any default (or any event which, with notice and/or the lapse of time, shall constitute any default) under such Debt;

(b)                                 Litigation.  The filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Parent, any Subsidiary or any Affiliate thereof, or any material development in any such action, suit, proceeding, that, in either case, could reasonably be expected to result in a Material Adverse Effect; and

(c)                                  ERISA Events.  The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $500,000.00;

(d)                                 Environmental Notices.  A copy of any form of notice, summons, material correspondence or citation received from any Governmental Authority or any other Person, concerning (i) material violations or alleged violations of Environmental Laws, which seeks or threatens to impose liability therefor, (ii) any material action or omission on the part of the Parent or any of its Subsidiaries in connection with Hazardous Material, (iii) any notice of potential responsibility or liability under any Environmental Law, or (iv) concerning the filing of a Lien other than a Permitted Lien upon, against or in connection with the Parent or any of its Subsidiaries, or any of their leased or owned material Property, wherever located;

(e)                                  Collateral.  Furnish to the Administrative Agent:

(i)                                     written notice of:

(A)                              any change of its legal name, corporate structure, jurisdiction of organization or formation or its organizational identification number within 30 days before the occurrence thereof;

(B)                                an Asset Disposition within 30 days before the occurrence thereof;

(C)                                a casualty or condemnation with respect to any portion of Collateral with a market value in excess of $500,000.00 promptly and in any event within five Business Days after the occurrence thereof;

(D)                               an account in excess of $250,000.00 or accounts in excess of $500,000.00 in the aggregate becoming subject to any dispute or claim or other circumstances known to any Loan Party that may materially impair the validity or collectibility of such accounts promptly and in any event within five Business Days after the occurrence thereof;

(E)                                 any material correspondence received by any Loan Party from any insurer with respect to any insurance maintained in accordance with Section 5.04 promptly and in any event with five Business Days after the receipt thereof;

(F)                                 a Borrower or any of its Subsidiaries holding or obtaining any (1) Chattel Paper, (2) Instrument, or (3) Letter of Credit, each in excess of

$250,000.00 individually and $500,000.00 in the aggregate promptly and in any event with two Business Days after the receipt thereof;

(G)                                Collateral  with an aggregate value in excess of $500,000.00 at any time being in the possession or control of any warehouse or bailee not previously disclosed promptly and in any event within 10 Business Days before the occurrence thereof;

(H)                               Collateral with an aggregate value in excess of $500,000.00 being of a type where a Lien may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation or any material Collateral constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law promptly and in any event within five Business Days of the existence thereof;

(I)                                    a new LDC with which a Borrower or any of its Subsidiaries has entered into any agreement and a copy of all such agreements within five Business Days after the occurrence thereof; and

(J)                                   any notice received from an LDC of default or claim under any agreement between a Borrower or any of its Subsidiaries and such LDC promptly and in any event within two Business Days after the receipt thereof and

(ii)                                  from time to time upon request, statements and schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral, as Collateral Agent may reasonably request, all in reasonable detail;

(f)                                    Casualties and Takings.  Any actual or constructive loss by reason of fire, explosion, theft or other casualty, of any Property of any Loan Party or any taking of title to, or the use of, any Property of any Loan Party pursuant to eminent domain or condemnation proceedings or any settlement or compromise thereof, in each case, with a value equal to or greater than $1,000,000.00, and a certificate of a Responsible Officer of the Borrowers describing the nature and status of such occurrence;

(g)                                 Material Contracts.  Prompt written notice of (i) any nonrenewal of the initial term or any renewal term under any Material Contract, (ii) any event or condition which results in, or could be expected to result in, an early termination or cancellation of any Material Contract, and (iii) any default by a Borrower or, to the knowledge of a Borrower, any other Person party to any Material Contract; and

(h)                                 Material Changes.  Any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.  Each notice pursuant to Section 5.07(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.08                                Books and Records; Inspection.  (a) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP and all Legal Requirements, reflecting all financial transactions and matters involving the assets and business of the Loan Parties and their Subsidiaries; (b) maintain such books and records of account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties and their Subsidiaries, as the case may be; (c) from time-to-time during regular business hours upon reasonable prior notice to the applicable Loan Party or Subsidiary, permit representatives and independent contractors of the Administrative Agent and each Lender, for purposes of performing a Collateral field examination, (i) to visit and inspect any of its Properties, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, (d) permit the Administrative Agent, upon request, to conduct, or hire a third party to conduct, on behalf of the Secured Parties, a review of position reports and Risk Management Policies of the Borrowers and their Subsidiaries, and (e) within 180 days after the Closing, permit the Administrative Agent or its designee to perform, on behalf of the Secured Parties and at the expense of the Borrowers, one assessment of the Borrowers’ procedures, policies and systems relating to the Risk Management Policy.  Unless a Default has occurred and is continuing, the Collateral field exams shall be performed no more often than on a semi-annual basis commencing on the date three months following the Closing Date at the Borrowers’ expense.  Any additional Collateral field examinations shall be at the Lenders’ expense unless a Default has occurred and is continuing at the time of such review.

Section 5.09                                Use of Proceeds.   Use the proceeds of the Revolving Advances, Bridge Loans, and Letters of Credit only for working capital purposes, including the purchase and sale of natural gas or electricity, including to facilitate the Borrowers’ and their Subsidiaries’ purchase, transportation, storage and sale of natural gas or electricity, for Swap Contracts related to hedging of natural gas or electricity, for margin financing of natural gas or electricity.

Section 5.10                                Nature of Business.  Maintain and operate such business in substantially the manner in which it is presently conducted and operated.

Section 5.11                                Risk Management Policy.  Comply with the Risk Management Policy delivered on the Closing Date and any amendments to such Risk Management Policy.

Section 5.12                                Additional Guarantors.  Notify the Administrative Agent at the time that any Person becomes a Subsidiary of the Parent, and promptly thereafter (and in any event within 30 days), (a) cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in clauses Section 3.01(a)(viii), (ix) and (x) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent and

(iii) execute such other Security Documents as the Administrative Agent or any Revolving Lender may reasonably request, in each case to secure the Obligations and (b) cause the stockholder of such Person to execute a Pledge Agreement pledging 100% of its interests in the Equity Interest of such Person to secure the Obligations and such evidence of corporate authority to enter into and such legal opinions in relation to such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank; provided that, no new Subsidiary that is a controlled foreign corporation under Section 957 of the Code shall be required to become a Guarantor or enter into any Security Documents if such Guaranty or the entering into of such Security Documents would reasonably be expected to result in any material incremental income tax liability and the Parent or any Subsidiary domiciled in the United States that is an equity holder of a controlled foreign corporation under Section 957 of the Code shall only be required to pledge 65% of the Equity Interest of such controlled foreign corporation pursuant to the applicable Pledge Agreement.

Section 5.13                                Additional Collateral Requirements.

(a)                                  Accounts.  At their own expense, use its reasonable efforts to assure prompt payment of all amounts due or to become due under accounts;

(b)                                 Deposit Accounts.  Establish lockboxes and blocked accounts (collectively, “Blocked Accounts”) in the name of a Borrower or any of its Subsidiaries with such banks (“Collecting Banks”) as are reasonably acceptable to the Administrative Agent (subject to irrevocable instructions acceptable to Administrative Agent as hereinafter set forth) or with the Administrative Agent and all invoices evidencing accounts (other than accounts payable to an LDC) shall bear a notice that such invoices are payable to such Blocked Accounts and in which a Borrower or one of its Subsidiaries, as applicable, and each LDC will immediately deposit all payments made for inventory or other payments constituting proceeds of Collateral, in the case of the Borrowers and their Subsidiaries, in the identical form in which such payment was made, whether by cash or check.  The Collecting Banks shall acknowledge and agree, pursuant to an Account Control Agreement, that all payments made to the Blocked Accounts are for the benefit of the Administrative Agent and the Secured Parties, and that the Collecting Banks have no right to setoff against the Blocked Accounts, other than for customary charges of the Collecting Bank for depositary services.  Upon the occurrence and continuance of an Event of Default, each Borrower and each Subsidiary shall irrevocably instruct each Collecting Bank to promptly transfer all payments or deposits (with certain exceptions as agreed to by the Administrative Agent) into the Blocked Accounts into the Administrative Agent’s Account on each Business Day.  If any Loan Party shall receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of accounts or other Collateral, such Person shall hold such instrument or funds in trust for the Administrative Agent, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or after the occurrence and continuance of an Event of Default, to the Administrative Agent at its address set forth in Section 10.02 below.

Section 5.14                                Further Assurances in General.  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing or continuation statements or amendments thereto (or similar documents required by any laws of any applicable jurisdiction)), which may be required under any Legal Requirement, or which the Administrative Agent or the Majority Lenders may reasonably request, all at the expense of the Borrowers.  Each Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.  Each Borrower agrees not to effect or permit any change referred to in Section 5.07(e)(i)(A) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have, and each Loan Party agrees to take all necessary action to ensure that the Administrative Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral. Each Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 5.15                                Secured Counterparty Guaranty  Maintain in full force for any Secured Counterparty without an Investment Grade Rating, a Secured Counterparty Parent Guaranty or Acceptable Credit Support.

Section 5.16                                Monthly Conference Calls   Participate in, and cause its officers and employees to participate in, monthly conference calls with the Administrative Agent, the Lenders, and their advisors with respect to the Loan Parties and their businesses, financial position, and related matters, to be scheduled at a time during the second half of each month reasonably requested by the Administrative Agent.

Section 5.17                                Retention of Financial Advisor by Administrative Agent  Cooperate in all respects with, and hereby agrees to the retention of, and hereby agrees to pay the costs, fees, and expenses associated with, any financial advisor retained by the Administrative Agent; provided that the costs, fees, and expenses payable pursuant to this Section 5.17 in connection with the financial advisor services provided by Goldin Inc. shall be limited to $250,000.00.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Revolving Advance, Bridge Loan, or any amount under any Loan Document shall remain unpaid, any Lender shall have any Revolving Commitment, or there shall exist any Letter of Credit Exposure, unless the Majority Lenders otherwise consent in writing, no Loan Party shall:

Section 6.01                                Liens, Etc. Create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)                                  Liens pursuant to any Loan Document;

(b)                                 Excepted Liens;

(c)                                  Liens existing on the Closing Date and described in Schedule 6.01; provided that such Liens shall secure only those obligations which they secure on the Closing Date and extensions, renewals and replacements thereof permitted hereunder;

(d)                                 Liens arising out of judgments or awards in respect of which the Parent or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $500,000.00 at any time outstanding;

(e)                                  Liens securing Debt permitted under Section 6.02(e)(i) and purchase money security interests securing Debt permitted under Section 6.02(e)(ii) in any fixed or capital assets and improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Parent or any of its Subsidiaries; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt and the Proceeds thereof, (ii) the Debt secured thereby does not exceed the lesser of the cost or fair market value of the property being acquired or financed on the date of acquisition or financing, and (iii) in the case of purchase money security interests, such security interests are created within 120 days after such acquisition (or completion of such improvements);

(f)                                    rights of set-off of banks and other Persons in the ordinary course of banking and trading arrangements;

(g)                                 Liens in favor of the Secured Counterparties and Sowood which are subject to the Intercreditor Agreement, to the extent such Liens in favor of the Secured Counterparties are permitted by Section 6.26(a);

(h)                                 security interests (i) in inventory held by and granted to an LDC in the ordinary course of business and (ii) in accounts purchased and collected by and granted to an LDC that has agreed to make payment to the Borrowers or one of their Subsidiaries for such accounts in the ordinary course of business; and

(i)                                     other Liens securing obligations, actual or contingent, in an aggregate amount not greater than $200,000.00 at any time.

Section 6.02                                Debts, Guaranties and Other Obligations.  Create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt except:

(a)                                  Debt under the Loan Documents;

(b)                                 (i) Debt existing on the Closing Date and described in Schedule 6.02,  Debt under the Sowood Documents, Debt under the Senior Notes and (ii) any refinancings, extensions, renewals or replacements of such Debt to the extent the principal amount of such Debt is not increased (it being understood that any accrued but unpaid fees or interest added to any principal amount shall not constitute an increase of such Debt for these purposes), neither the final maturity nor the weighted average life to maturity of such Debt is decreased, such Debt, if subordinated to the obligations of a Loan Party hereunder, remains so subordinated on terms (in their entirety) no less favorable to the Revolving Lenders and no more restrictive on the Loan Parties than the Subordinated Indebtedness being refinanced;

(c)                                  Debt of the Borrowers to Guarantors, and of Guarantors to the Borrowers or other Guarantors; provided that (i) such Debt is subordinated to the Obligations pursuant to a subordination agreement in form and substance reasonably acceptable to the Administrative Agent; and (ii) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Administrative Agent for the benefit of the Secured Parties;

(d)                                 Guarantees of the Parent or any Wholly-Owned Subsidiary in respect of Debt or other obligations otherwise permitted hereunder of the Parent or any Wholly-Owned Subsidiary;

(e)                                  (i) Debt incurred to finance the acquisition, construction or improvement of any fixed or capital assets and (ii) Debt in respect of Capital Leases and Synthetic Lease Obligations and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof; provided that (i) in the case of Debt to finance the acquisition, construction or improvements of fixed or capital assets, such Debt is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Debt permitted by this paragraph shall not exceed $4,000,000.00 at any time outstanding;

(f)                                    obligations (contingent or otherwise) of any Borrower or any Wholly-Owned Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and

(g)                                 unsecured Debt in an aggregate principal amount not to exceed $2,000,000.00 at any time outstanding.

Section 6.03                                Merger or Consolidation.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                  any Subsidiary may merge with (i) a Borrower or the Parent, provided that such Borrower or the Parent, as the case may be, shall be the continuing or surviving Person, or (ii) any one or more other Wholly-Owned Subsidiaries, provided that when any Guarantor is merging with another Wholly-Owned Subsidiary, the Guarantor shall be the continuing or surviving Person and when any Wholly-Owned Subsidiary is merging with another Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person; and

(b)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent, any Borrower or to another Wholly-Owned Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor.

Section 6.04                                Asset Sales.  Make any Asset Disposition or enter into any agreement to make any Asset Disposition, except:

(a)                                  Asset Dispositions of equipment or real property to the extent that (i) Asset Disposition is in the ordinary course of business and (ii) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(b)                                 Asset Dispositions of property by the Parent or any Wholly-Owned Subsidiary to the Parent or to a Wholly-Owned Subsidiary in the ordinary course of business; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor; and

(c)                                  Asset Dispositions by the Parent and its Wholly-Owned Subsidiaries to any Person that is not a Loan Party or a Subsidiary of any Loan Party not otherwise permitted under this Section 6.04; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (c) in any fiscal year shall not exceed $1,000,000.00 (or the equivalent in any other currency); and

(d)                                 Asset Dispositions permitted by Section 6.03, Investments permitted by Section 6.05 and Restricted Payments permitted by Section 6.06.

Section 6.05                                Investments and Acquisitions.  Make any Investments or Acquisitions except:

(a)                                  Investments held by any Loan Party in the form of Cash Equivalents;

(b)                                 Existing Investments in Subsidiaries and other Investments in existence on the Closing Date and described in Schedule 6.05;

(c)                                  advances to officers, directors and employees of the Parent and Wholly-Owned Subsidiaries in an aggregate amount not to exceed $500,000.00 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d)                                 Investments of a Loan Party in another Loan Party;

(e)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)                                    Guarantees permitted by Section 6.02;

(g)                                 Investments in newly-formed Subsidiaries that become Guarantors pursuant to Section 5.10;

(h)                                 Investments under Swap Contracts permitted under Section 6.02(f);

(i)                                     Acquisition of certain customer accounts from (a) Commerce Energy, Inc. and (b) Catalyst Natural Gas, LLC, which acquisitions shall not exceed $100,000.00 in the aggregate so long as both before and after giving effect to such acquisition, no Default or Event of Default exists or will exist or would result therefrom; and

(j)                                     other Investments not exceeding $1,000,000.00 in the aggregate in any fiscal year of the Parent.

Section 6.06                                Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment or defease, redeem, repurchase, retire or acquire the notes issued under the Senior Notes or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                  each Wholly-Owned Subsidiary of the Parent may make Restricted Payments to any other Wholly-Owned Subsidiary or the Parent;

(b)                                 the Parent may declare and make dividend payments or other distributions payable to the holders of its Equity Interests solely in the common stock or other common equity interests of such Person;

(c)                                  the Parent may (i) purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares held by any current or former officer, director or employee (or their assigns, heirs or estates); provided that the aggregate price paid for all such purchases, redemptions or acquisitions shall not exceed $2,000,000.00 in any twelve month period and (ii) repurchase Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those options or warrants or corresponding statutory withholding taxes due in connection with such exercise;

(d)                                 the Parent may purchase, redeem or otherwise acquire shares of its stock or other equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its stock or other equity interests;

(e)                                  the Parent or any of its Subsidiaries may pay management, consulting, advisory fees, and other transactions fees to (i) Greenhill Capital Partners pursuant to the agreements listed on the attached Schedule 6.08 in the amounts set forth in such agreements and (ii) its Affiliates in the ordinary course of business not to exceed $500,000.00 (not including legal fees and expenses) in any fiscal year; and

(f)                                    any payments permitted under Section 6.14 may be made.

Section 6.07                                Change in Nature of Business.  Engage in any line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

Section 6.08                                Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, including, without limitation, any payment by the Parent or any of its Wholly-Owned Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise, other than on fair and reasonable terms substantially as favorable or more favorable to the Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, other than (a) transactions between Loan Parties, (b) employment agreements entered into the ordinary course of business, (c) the issuance of equity securities, (d) Restricted Payments and Investments permitted by this Agreement, (e) otherwise expressly provided for in this Agreement, (f) pursuant to arrangements existing on the Closing Date and set forth on Schedule 6.08, and (g) the making of the Bridge Loans pursuant to the terms of this Agreement and performance of the Loan Parties’ obligations under any of the Loan Documents.

Section 6.09                                Agreements Restricting Liens and Distributions.  Create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise (a) restricts the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (ii) of any Subsidiary to Guarantee the Debt of any Loan Party, or (iii) of the Parent or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that the preceding restrictions shall not apply to prohibitions, encumbrances or restrictions under or by reason of: (A) agreements or instruments governing Debt set forth on Schedule 6.09 and any amendments or other modifications thereto (including any refinancing thereof); provided that such amendments or modifications are no more restrictive, taken as a whole, with respect to such prohibition, encumbrance or restriction than those contained in those agreements as in effect on the Closing Date, (B) applicable law, rule, regulation or order, (C) customary non-assignment provisions in contracts, leases, real property licenses entered into in the ordinary course of business or (D) (with respect to clause (iii) only), any negative pledge incurred or provided in favor of any holder of Debt permitted under Section 6.02(e) solely to the extent any such negative pledge relates to the Property financed by or the subject of such Debt; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 6.10                                Limitation on Accounting Changes or Changes in Fiscal Periods.  Permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of the Parent or any of its Subsidiaries to end on a day other than June 30 or change the Parent’s method of determining fiscal quarters.

Section 6.11                                Limitation on Speculative Hedging.  (a) Purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Swap Contract for speculative purposes, (b) be party to or otherwise enter into any Swap Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrowers’ or their Subsidiaries’ operations, (ii) is longer than three years in duration, or (iii) obligates any Loan Party to any margin call requirements not permitted under this Agreement, or (c) materially change its Risk Management Policy without the Majority Lenders’ prior written consent.

Section 6.12                                Operating Leases. Enter into or remain liable upon any Operating Lease, except for Operating Leases which have Operating Lease Obligations of not more than $2,000,000.00 at any one time outstanding.

Section 6.13                                Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.  Enter into or suffer to exist any (a) Sale and Leaseback Transaction or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Swap Contracts permitted to be incurred under the terms of Section 6.02.

Section 6.14                                Subordinated Debt and Bridge Loans.

(a)                                  Except as expressly permitted in Section 2 of the Intercreditor Agreement: (i) make any optional, mandatory or scheduled payments on account of principal or interest (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) in respect of Subordinated Indebtedness; or (ii) permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Subordinated Indebtedness is outstanding if such waiver, supplement, modification, amendment, termination or release would (A) increase the maximum principal amount of such Subordinated Indebtedness or the ordinary interest rate or the default interest rate on such Subordinated Indebtedness; (B) change the dates upon which payments of principal or interest are due on such Subordinated Indebtedness; (C) change any event of default or add any covenant with respect to such Subordinated Indebtedness; (D) change the payment, redemption or prepayment provisions of such Subordinated Indebtedness; (E) change the subordination provisions thereof; or (F) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Subordinated Indebtedness in a manner adverse to any Loan Party or any Secured Party.

(b)                                 Make any payment of principal, interest, or other amounts in respect of the Bridge Obligations prior to the occurrence of the Revolving Termination Date other than:

(i)                                     payments of upfront fees to the Bridge Lenders in an aggregate amount not to exceed $208,000.00 made on the Closing Date;

(ii)                                  payments in kind of interest (including the Minimum Amount of Charter Interest and the Minimum Amount of Other Bridge Lenders’ Interest) on the Bridge Loans, provided that such amounts paid in kind are subject to the same limitations on repayment as the principal of such Bridge Loans;

(iii)                               cash payments made on or after April 6, 2009 of the Bridge Obligations in respect of Charter Bridge Loans in a principal amount not to exceed $5,000,000.00 plus interest payable on such amount pursuant to Section 2.06, including the Minimum Amount of Charter Interest, so long as and only to the extent that (A) no Default resulting from a breach of Section 6.17 through Section 6.22 or arising under Section 7.01(a) exists at the time of, or would result from, any such cash payment and (B) Borrowing Base Availability is equal to or greater than $0 both before and after giving effect to such payments (such conditions referred to in the foregoing clauses (A) and (B) are collectively referred to as the “Bridge Obligations Payment Conditions”);

(iv)                              cash payments made on or after April 6, 2009 of interest payable in respect of the Other Bridge Loans pursuant to Section 2.06, so long as and only to the extent that (A) no Default resulting from a breach of Section 6.17 through Section 6.22 or arising under Section 7.01(a) exists at the time of, or would result from, any such cash payment and (B) Borrowing Base Availability is equal to or greater than $0 both before and after giving effect to such payments; and

(v)                                 if any Bridge Loans are converted to preferred stock in the Parent, a conversion fee paid to the holder of such Bridge Loans on the date of such conversion not to exceed 2% of the outstanding principal of the Bridge Loans converted at such time and 2% of the accrued and unpaid interest on such principal amount pursuant to Section 2.06 (including the Minimum Amount of Charter Interest and the Minimum Amount of Other Bridge Lenders’ Interest).

(c)                                  Permit any waiver, supplement, modification, amendment, termination or release of any Bridge Note or other agreement pursuant to which any Bridge Obligations are outstanding if such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the Borrowers or confer additional material rights on the holder of such Bridge Obligations in a manner adverse to any Loan Party, the Administrative Agent, the Issuing Bank, or any Revolving Lender.

Section 6.15                                Amendment of Material Contracts.  Amend, modify or supplement any Material Contract, including, the Secured Counterparty Contracts, and the Senior Notes, if such amendment, modification or supplement would materially increase the obligations of the obligor or be materially adverse to the interests of any Loan Party or any Secured Party.

Section 6.16                                Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations but including Acquisitions), except for Capital Expenditures in the ordinary course of business not exceeding in the aggregate for the Parent and its Subsidiaries $3,000,000.00 for each fiscal year; provided, however that the amount of permitted Capital Expenditures in respect of any fiscal year commencing with the fiscal year ending on June 30, 2009, shall be increased by the unused amount of permitted Capital Expenditures for the immediately preceding fiscal year (and in determining any such unused amount, Capital Expenditures during any fiscal year will be applied first against any amounts carried forward from the prior year).

Section 6.17                                Minimum Consolidated Tangible Net Worth.   Permit Consolidated Tangible Net Worth at any time to be less than the sum of (a)(i) $25,000,000.00 during October, November, and December 2008 and January, June, and July 2009 and (ii) $30,000,000.00 during February, March, April, and May 2009; plus (b) an amount equal to 50% of the sum of (i) the positive year-to-date Consolidated Net Income (plus, to the extent deducted from Consolidated Net Income, non-cash compensation expenses) through such date and (ii) other than for the then current fiscal year, the positive Consolidated Net Income (plus, to the extent deducted from Consolidated Net Income, non-cash compensation expenses) for each full fiscal year ending on and after June 30, 2009; plus (c) an amount equal to 100% of the net proceeds from any equity issued by the Parent; plus (d) an amount equal to any increase in Consolidated Tangible Net Worth resulting from a conversion of Bridge Obligations to preferred stock in the Parent, or resulting from a conversion of such preferred stock in the Parent to other Equity Interests in the Parent.

Section 6.18                                Minimum Consolidated Working Capital.  Permit the Consolidated Working Capital at any time to be less than $127,500,000.00.

Section 6.19                                Maximum Aggregate Negative EBITDA.  Permit the negative Consolidated EBITDA to be less than (a) ($5,000,000.00) during the consecutive three-month period ending September 30, 2008; (b) ($3,000,000.00) during the consecutive three-month period ending October 31, 2008; and (c) ($2,000,000.00) during any consecutive three-month period ending thereafter, in each case beginning with the first full month before any day on which the Borrowing Base Availability is less than $30,000,000.00 and continuing for each consecutive three-month period thereafter until the Borrowing Base Availability is more than $30,000,000.00 for three consecutive months.

Section 6.20                                Interest Coverage Ratio.  Permit, as of last day of any month occurring during any period set forth below, the ratio of Consolidated EBITDA for the twelve months then ending to Consolidated Interest Expense for such period set forth below to be less than the ratio set forth below opposite such period:

Period	Interest Coverage Ratio
From September 1, 2008 through November 30, 2008	1.60 to 1.00

From December 1, 2008 through December 31, 2008	1.50 to 1.00

From January 1, 2009 through the Maturity Date	1.35 to 1.00

Section 6.21                                Average Leverage Ratio.  Permit the Leverage Ratio at any time during the relevant period set forth below to be greater than the ratio set forth below opposite such period:

Relevant Period	Maximum Leverage Ratio
From September 1, 2008 through September 30, 2008	4.50 to 1.00

From October 1, 2008 through January 31, 2009	4.00 to 1.00

From February 1, 2009 through the Maturity Date	3.75 to 1.00

Section 6.22                                Monthly Leverage Ratio.  Permit the Leverage Ratio at any time at the end of each month to be greater than 4.50 to 1.00.

Section 6.23                                Minimum Borrowing Base Availability.  Permit Borrowing Base Availability to be less than $10,000,000.00 at any time on or after April 30, 2009.

Section 6.24                                Minimum Cash Requirement.  Permit cash on hand, minus the aggregate amount of Revolving Advances and Bridge Loans outstanding at such time, to be less than $40,000,000.00 at any time on or after April 30, 2009.

Section 6.25                                Payment of Management Bonuses and Board Fees.  Pay any bonus to any member of senior management listed on a schedule provided to the Administrative Agent on or before the Closing Date, or pay any board fee, or make any similar payment, until after the Revolving Termination Date; provided that the Borrowers may pay customary board fees to Michael Hamilton in an amount not to exceed $12,500.00 per fiscal quarter.

Section 6.26                                No Additional Support to Secured Counterparties.

(a)                                  Provide any cash collateral to the Secured Parties, or permit to exist any Lien in its assets in favor of the Secured Counterparties, in each case in excess of what is required under the Master Transaction Agreement as in effect as of the Closing Date; provided that the aggregate value of the cash collateral subject to Liens in favor of the Secured Counterparties shall not exceed $35,000,000.00 when combined with the outstanding face amount of any Letters of Credit or other support permitted by Section 6.26(b);

(b)                                 post any additional Letter of Credit or other support, or increase the face amount or value of any existing Letter of Credit or other support, in each case in support of obligations owing to the Secured Counterparties, in excess of what is required under the Master Transaction Agreement as in effect as of the Closing Date; provided that the aggregate face amount of Letters of Credit or other support for obligations owing to the Secured Counterparties shall not exceed $35,000,000.00 when combined with the value of the collateral subject to a Lien permitted by Section 6.26(a); or

(c)                                  provide any additional guarantees of payment, or increase any existing guarantees of payment, to the Secured Counterparties after the Closing Date.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01                                Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a)                                  Payment.  Any Borrower shall fail to pay (i) any principal of any Revolving Advance or Bridge Loan (including, without limitation, any mandatory prepayment required by Section 2.07) or reimburse any drawing under any Letter of Credit when the same becomes due and payable (it being understood that the failure to make a payment to any Bridge Lender as a result of the failure to satisfy a condition in Section 6.14 shall not be a Default or an Event of Default), or (ii) any interest on the Revolving Advances or Bridge Loans, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or under any other Loan Document within three Business Days after the same becomes due and payable;

(b)                                 Representation and Warranties.  Any representation or statement made or deemed to be made by any Borrower or any other Loan Party (or any of their respective officers) in this Agreement, in any other Loan Document, or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(c)                                  Covenant Breaches.  Any Loan Party shall (i) fail to perform or observe any covenant contained in Section 5.01, 5.07(a), 5.09, 5.11, 5.12, 5.17, or Article VI, or (ii) fail to perform or observe any covenant contained in Section 5.06(e), 5.06(k), 5.06(l), or 5.16 if such failure shall remain unremedied for five Business Days, or (iii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) or clause (ii) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days;

(d)                                 Cross-Default.  (i)  Any Loan Party shall fail to pay any principal of or premium or interest on any of its Debt which, individually or in the aggregate, is outstanding in a principal amount of at least $5,000,000.00 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Revolving Advances and Bridge Loans) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $5,000,000.00 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Revolving Advances and the Bridge Loans), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(e)                                  Insolvency.  Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness which it would not otherwise be able to pay as it falls due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent or any of its Subsidiaries seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction.

(f)                                    Judgments.  Any judgment, decree or order for the payment of money shall be rendered against any Loan Party in an amount in excess of $2,500,000.00 (or the equivalent in any other currency) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)                                 ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000.00, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000.00; or

(h)                                 Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(i)                                     Security Documents.  The Administrative Agent on behalf of the Secured Parties shall fail to have an Acceptable Security Interest in a material portion of the Collateral;

(j)                                     Material Contracts.  There shall have been a termination or cancellation of, or a default that would permit the termination or cancellation of, any Material Contract and such termination or cancellation could reasonably be expected to have a Material Adverse Effect; or

(k)                                  Change in Control.  A Change of Control shall occur;

(l)                                     Secured Counterparty Event. A Secured Counterparty Event shall occur; or

(m)                               Trigger Event.  A Trigger Event shall occur.

Section 7.02                                Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event:

(a)                                  the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrowers, declare the Revolving Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Revolving Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrowers, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, subject to Section 7.06, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by each Borrower;

(b)                                 each Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to 105% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c)                                  the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the benefit of the Lenders by appropriate proceedings.

Section 7.03                                Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur:

(a)                                  (i) the Revolving Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Revolving Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, subject to Section 7.06, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by each Borrower;

(b)                                 each Borrower shall deposit with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to 105% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c)                                  the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the benefit of the Lenders by appropriate proceedings.

Section 7.04                                Non-exclusivity of Remedies.  No remedy conferred upon the Administrative Agent, the Issuing Bank and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.05                                Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees (a) to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application and (b) that payments received by means of set-off pursuant to this Section are subject to Section 2.12.

Section 7.06                                Application of Proceeds.  From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document or any other agreement with any Loan Party which secures any of the Obligations, shall be applied in the following order:

(a)                                  First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and to the ratable payment of any other unreimbursed reasonable expenses and indemnities for which the Administrative Agent or any Secured Party (other than a Bridge Lender) is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;

(b)                                 Second, to the ratable payment of accrued but unpaid fees of the Administrative Agent, commitment fees, letter of credit fees, and fronting fees owing to the Administrative Agent, the Issuing Bank, and the Revolving Lenders in respect of the Revolving Advances, and Letters of Credit under this Agreement;

(c)                                  Third, to the ratable payment of accrued but unpaid interest on the Revolving Advances then due and payable under this Agreement;

(d)                                 Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of (or, in the case of Revolving Obligations which relate to outstanding Letters of Credit, cash collateralization of) all other Revolving Obligations then due and payable (or, in the case of Revolving Obligations which relate to outstanding Letters of Credit, then outstanding) which relate to Revolving Advances and Letters of Credit and which are owing to the Administrative Agent, the Issuing Bank and the Revolving Lenders;

(e)                                  Fifth, ratably, according to the unpaid termination amounts thereof, to the payment of all obligations of any Borrower or its Subsidiaries owing to any Swap Counterparty under any Swap Contract, if any, then due and payable;

(f)                                    Sixth, to the ratable payment of any other outstanding Revolving Obligations then due and payable, including reimbursable expenses and indemnitee obligations;

(g)                                 Seventh, to the ratable payment of any other unreimbursed reasonable expenses and indemnities for which any Bridge Lender is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;

(h)                                 Eighth, to the ratable payment of accrued but unpaid interest on the Bridge Loans then due and payable under this Agreement;

(i)                                     Ninth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Bridge Obligations then due and payable which relate to Bridge Loans and which are owing to the Bridge Lenders;

(j)                                     Tenth, to the ratable payment of any other outstanding Bridge Obligations then due and payable; and

(k)                                  Eleventh, any excess after payment in full of all Obligations shall be paid to the Parent or any other Loan Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.

Section 7.07                                Administrative Agent’s Account.  The Borrowers and the Administrative Agent shall establish a Collateral Account and each Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein.  Each Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Collateral Account, all funds held therein from time to time, and all proceeds thereof as security for the payment of the Obligations.  Funds held in the Collateral Account shall be held as cash collateral for the Obligations and promptly applied by the Administrative Agent to any outstanding Obligations pursuant to Section 7.06.  After the occurrence and continuance of an Event of Default, funds held in the Collateral Account shall be held as cash collateral for the Obligations and promptly applied by the Administrative Agent to any outstanding Obligations that exist or occur.  Provided that no Default or Event of Default has occurred and is continuing, to the extent that any surplus funds are held in the Collateral Account above the sum of the outstanding Revolving Advances, Letter of Credit Exposure, and Bridge Loans, the Administrative Agent may release to the Borrowers at either Borrower’s written request any funds held in the Collateral Account.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.  Funds held in the Administrative Agent’s Account shall be invested in Cash Equivalents maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrowers and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Administrative Agent’s Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

ARTICLE VIII

THE GUARANTY

Section 8.01                                Liabilities Guaranteed. Each Guarantor hereby, jointly and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.

Section 8.02                                Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to any Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrowers and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.  This guaranty may be enforced by the Administrative Agent and any subsequent holder of any of the Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this guaranty and the Guarantors’ being party to this Agreement.

Section 8.03                                Agent’s Rights. Each Guarantor authorizes the Administrative Agent, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

Section 8.04                                Guarantor’s Waivers.

(a)                                  General. Each Guarantor waives any right to require any of the Lenders to (i) proceed against either Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have either Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Lenders’ powers whatsoever. It is agreed between the Guarantors and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for this Guaranty and such waivers, the Lenders would not extend or continue to extend credit under this Agreement. The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Each Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of any Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether any Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Administrative Agent, and no delay by the Administrative Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.

(b)                                 Marshalling, etc.  In addition to the waivers contained in Section 8.04(a) hereof, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their obligations under, or the enforcement by the Administrative Agent or the Lenders of, this Guaranty.  The Guarantors hereby waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in the Borrowers’ financial condition or any other fact which might materially increase the risk to the Guarantors) with respect to any of the Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Article VIII.  The Guarantors, jointly and severally, represent, warrant and agree that, as of the date of this Guaranty, their obligations under this Guaranty are not subject to any offsets or defenses of any kind against the Administrative Agent, the Lenders, the Borrowers or any other Person that executes a Loan Document.  The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses of any kind which may arise in the future against the Administrative Agent, the Lenders, the Borrowers or any other Person that executes a Loan Document.

(c)                                  Subrogation. Until the Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against the Borrowers, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal, state or other applicable bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against any Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Administrative Agent or any Lender.

Section 8.05                                Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Administrative Agent, jointly and severally pay to the Administrative Agent the amount due and unpaid by the Borrowers and guaranteed hereby. The failure of the Administrative Agent to give this notice shall not in any way release any Guarantor hereunder.

Section 8.06                                Agent’s Expenses. If any Guarantor fails to pay the Obligations after notice from the Administrative Agent of any Borrower’s failure to pay any Obligations at maturity, and if the Administrative Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Administrative Agent the Administrative Agent’s reasonable attorneys’ fees.

Section 8.07                                Liability.  It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

Section 8.08                                Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

(a)                                  Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between any Borrower and any of the Lenders, or any other Person, pertaining to the Obligations, or the waiver or consent by the Administrative Agent or the Lenders with respect to any of the provisions hereof or thereof, or any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors against any Guarantor or Borrower are subordinated to the claims of the Lenders or pursuant to which the Obligations are subordinated to claims of other creditors;

(b)                                 Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to any Borrower or any Guarantor or any Person liable on the Obligations;

(c)                                  Condition of any Borrower or any Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of any Borrower or any other Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of any Borrower or any other Guarantor, or any sale, lease or transfer of any or all of the assets of any Borrower or any other Guarantor, or any changes in the shareholders, partners, or members of any Borrower or any other Guarantor; or any reorganization of any Borrower or any other Guarantor;

(d)                                 Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, either Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from such Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e)                                  Release of Obligors. Any full or partial release of the liability of either Borrower from the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrowers will be liable to perform the Obligations, or the Lenders will look to other parties to perform the Obligations;

(f)                                    Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

(g)                                 Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

(h)                                 Care and Diligence. The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(i)                                     Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;

(j)                                     Payments Rescinded. Any payment by either Borrower to the Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Lenders are required to refund such payment or pay such amount to the Borrowers or someone else; or

(k)                                  Other Actions Taken or Omitted.  Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

Section 8.09                                Subordination of All Guarantor Claims.

(a)                                  As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of either Borrower or any Subsidiary of either Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of such Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against either Borrower or any Subsidiary of either Borrower arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations. Until the Obligations shall be paid and satisfied in full, all Revolving Commitments have expired or been terminated and all Letters of Credit have expired or been cash collateralized on the terms set forth in this Agreement and each Guarantor shall have performed all of its obligations hereunder, no Guarantor shall receive or collect, directly or indirectly, from either Borrower or any Subsidiary of either Borrower or any other party any amount upon the Guarantor Claims.

(b)                                 Each Borrower and each Guarantor hereby (i) authorizes the Administrative Agent and the Lenders to demand specific performance of the terms of this Section 8.09, whether or not either Borrower or any Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when it shall have failed to comply with any provisions of this Section 8.09 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c)                                  Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i)                                     The Lenders shall first be entitled to receive payment in full of the Obligations before either Borrower or any Guarantor is entitled to receive any payment on account of the Guarantor Claims.

(ii)                                  Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which either Borrower or any Guarantor would be entitled except for the provisions of this Section 8.09(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders.

(d)                                 No right of the Lenders or any other present or future holders of any Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by either Borrower or any Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Section 8.10                                Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving either Borrower or any Subsidiary of either Borrower, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims.  Each Guarantor hereby assigns such dividends and payments to the Lenders. Should the Administrative Agent or any Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between either Borrower or any Subsidiary of either Borrower and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations and the expiration or cash collateralization of the Letters of Credit in accordance with the terms of this Agreement and termination of the Revolving Commitments, such Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Obligations and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent or a Lender had not received dividends or payments upon the Guarantor Claims.

Section 8.11                                Payments Held in Trust.  In the event that notwithstanding Sections 8.09 and 8.10 above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, such Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, and each Guarantor covenants promptly to pay the same to the Administrative Agent.

Section 8.12                                Benefit of Guaranty.  The provisions of this Article VIII are for the benefit of the Lenders, their successors, and their permitted transferees, endorsees and assigns.  In the event all or any part of the Obligations are transferred, endorsed or assigned by the Lenders, as the case may be, to any Person or Persons in accordance with the terms of this Agreement, any reference to the “Lenders” herein, as the case may be, shall be deemed to refer equally to such Person or Persons.

Section 8.13                                Reinstatement.  This Article VIII shall remain in full force and effect and continue to be effective in the event any petition is filed by or against any Borrower, any Guarantor or any other Loan Party for liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Lenders, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 8.14                                Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon either Borrower’s or any Subsidiary of either Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon either Borrower’s or any Subsidiary of either Borrower’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Administrative Agent or the Lenders presently exist or are hereafter created or attach.

Section 8.15                                Guarantor’s Enforcement Rights. Without the prior written consent of the Lenders, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against either Borrower or any Subsidiary of either Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of either Borrower or any Subsidiary of either Borrower held by Guarantor.

Section 8.16                                Limitation.  It is the intention of the Guarantors and each Secured Party that the amount of the Obligations guaranteed by each Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar Legal Requirement applicable to such Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Article VIII or in any other agreement or instrument executed in connection with the payment of any of the Obligations guaranteed hereby, the amount of the Obligations guaranteed by a Guarantor under this Article VIII shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

Section 8.17                                Contribution Rights.

(a)                                  To the extent that any payment is made under this Guaranty (a “Guarantor Payment”), by a Guarantor, which Guarantor Payment, taking into account all other Guarantor Payments then previously or concurrently made by all other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s

Allocable Amount (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following the date on which the Obligations shall be paid and satisfied in full and the expiration or cash collateralization of the Letters of Credit in accordance with the terms of this Agreement and termination of the Revolving Commitments and each Guarantor shall have performed all of its obligations hereunder, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)                                 As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)                                  This Section 8.17 is intended only to define the relative rights of the Guarantors and nothing set forth in this Section 8.17 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d)                                 The rights of the parties under this Section 8.17 shall be exercisable upon the date the Obligations shall be paid and satisfied in full and the expiration or cash collateralization of the Letters of Credit in accordance with the terms of this Agreement and termination of the Revolving Commitments and each Guarantor shall have performed all of its obligations hereunder.

(e)                                  The parties hereto acknowledge that the right of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

Section 8.18                                Release of Guarantors.  Upon the sale or disposition of any Guarantor pursuant to the terms of this Agreement to any Person other than either Borrower or any other Guarantor, the Collateral Agent shall, at the Borrowers’ expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably require and take any other actions reasonably required to evidence or effect the release of such Guarantor from this Agreement and the other Loan Documents.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01                                Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints SG to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02                                Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Revolving Lender as any other Revolving Lender and may exercise the same as though it were not the Administrative Agent and the term “Revolving Lender” or “Revolving Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03                                Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative  Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent or either Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04                                Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Advance or Bridge Loan or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Revolving Advance or Bridge Loan, or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05                                Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 9.06                                Resignation of the Administrative Agent.

(a)                                  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, and provided that no Default or Event of Default exists, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Revolving Lender with an office in New York, or an Affiliate of any such Revolving Lender with an office in New York.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 60 days after the retiring Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank appoint a successor Administrative Agent meeting the qualifications set forth above provided and consented to by the Borrowers (provided that no Default or Event of Default exists and which consent shall not be unreasonably withheld or delayed) that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)                                 Upon the occurrence of a Revolving Termination Date, SG shall automatically be deemed to have resigned effective upon such date, without need for any prior notice by SG or any other party.  Upon such resignation, any remaining Bridge Lenders shall have the right, and provided that no Default or Event of Default exists, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed), to appoint a successor.  If no such successor shall have been so appointed by the Bridge Lenders and shall have accepted such appointment on the Revolving Termination Date, then SG’s resignation shall nonetheless become effective on such date and (1) SG shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through such Administrative Agent shall instead be made by or to each Bridge Lender directly, until such time as the Bridge Lenders appoint a successor Administrative Agent as provided for above in this paragraph.

(c)                                  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07                                Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08                    Indemnification.   WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SEVERALLY AGREE TO INDEMNIFY UPON DEMAND THE ADMINISTRATIVE AGENT AND THE ISSUING BANK, IN THEIR CAPACITY AS ADMINISTRATIVE AGENT AND ISSUING BANK, AND EACH RELATED PARTY OF ANY OF THE FOREGOING (COLLECTIVELY, THE “INDEMNITEES”) (TO THE EXTENT NOT REIMBURSED BY THE LOAN PARTIES), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES OF THE AGGREGATE BRIDGE LOANS AND REVOLVING COMMITMENTS OUTSTANDING (OR IF NO REVOLVING COMMITMENTS ARE OUTSTANDING, THE AGGREGATE BRIDGE LOANS AND REVOLVING LOANS OUTSTANDING), AND HOLD HARMLESS SUCH INDEMNITEE FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES (AS DEFINED IN SECTION 10.05) IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF ANY INDEMNITEE; PROVIDED, HOWEVER THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY INDEMNITEE FOR ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH RELATED PARTY’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE MAJORITY LENDERS SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION.  WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND THE ISSUING BANK PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING ALL FEES, EXPENSES AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL INCURRED BY THE ADMINISTRATIVE AGENT OR THE ISSUING BANK IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR THE ISSUING BANK IS NOT REIMBURSED FOR SUCH BY THE LOAN PARTIES.  THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE COMMITMENTS, THE PAYMENT OF ALL OTHER OBLIGATIONS AND THE RESIGNATION OF THE ADMINISTRATIVE AGENT.

Section 9.09                                Collateral and Guaranty Matters.

(a)                                  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i)                                     to release any Lien on any property granted to or held by the Administrative Agent under any Security Document (i) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Majority Lenders;

(ii)                                  to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents; and

(iii)                               to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.

(b)                                 Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.09.

(c)                                  Each Loan Party hereby irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact, with full authority to, after the occurrence and during the continuance of an Event of Default, act for such Loan Party and in the name of such Loan Party to, in the Administrative Agent’s discretion upon the occurrence and during the continuance of an Event of Default, (i) file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, (ii) to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, (iii) to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (iv) to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral and (v) if any Loan Party fails to perform any covenant contained in this Agreement or the other Security Documents after the expiration of any applicable grace periods, the Administrative Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the expenses of the

Administrative Agent incurred in connection therewith in accordance with Section 10.04.  The power of attorney granted hereby is coupled with an interest and is irrevocable.

(d)                                 The powers conferred on the Administrative Agent under this Agreement and the other Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Beyond the safe custody thereof, the Administrative Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.  Neither the Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by the Administrative Agent in good faith.

Section 9.10                                Intercreditor Agreement and Security Documents.  Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Secured Parties, without further authorization or consent of the Lenders, to enter into the Intercreditor Agreement, Amendment No. 1 to the Intercreditor Agreement in substantially the form distributed to the Lenders, Amendment No. 2 to the Intercreditor Agreement in substantially the form distributed to the Lenders, and each Security Document as secured party, exercise all the powers, rights and remedies under the Intercreditor Agreement and the other Security Documents for the benefit of Secured Parties in accordance with the terms thereof, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and each such Security Document, provided that the Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in any such Security Document or the Intercreditor Agreement except as otherwise permitted by Section 10.01.

Section 9.11                                No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Arranger or the Syndication Agent or Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank.

Section 9.12                                No Duty to Share Information with Bridge Lenders. Anything herein to the contrary notwithstanding, none of the Administrative Agent, the Revolving Lenders, and the Issuing Bank shall have any duty to (a) share information with the Bridge Lenders, (b) include the Bridge Lenders in discussions or meetings regarding the Borrowers or the credit facilities governed by this Agreement, (c) provide the Bridge Lenders with access to any intralinks site or other data-sharing platform related to the Borrowers or the transactions governed by this Agreement, or (d) share with the Bridge Lenders any advice or information received from financial advisors, legal counsel, or other consultants.

ARTICLE X

MISCELLANEOUS

Section 10.01                          Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters), and no consent to any departure by the Parent or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders or by the Administrative Agent, with the consent of the Majority Lenders and the Borrowers and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a)                                  [reserved]

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate or amount of interest specified herein on, any Revolving Advance, Bridge Loan, or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the prior written consent of each Lender directly affected thereby; provided, however, that (i) only the consent of the Majority Lenders shall be necessary to waive any obligation of either Borrower to pay interest at the default rate set forth in Section 2.06(e) on, or amend Section 2.06(e) with respect to, the Revolving Obligations and (ii) only the consent of each Bridge Lender shall be necessary to waive any obligation of either Borrower to pay interest at the default rate set forth in Section 2.06(e) on, or amend Section 2.06(e) with respect to, the Bridge Obligations;

(e)                                  change Section 2.02, 2.12(a), or 2.12(b) in a manner that would alter the sharing of payments required thereby without the written consent of each Revolving Lender;

(f)                                    change Section 2.12(c) in a manner that would alter the sharing of payments required thereby without the written consent of each Bridge Lender;

(g)                                 change (i) Section 2.03(d), 2.05(b), (c), or (d), 2.06(b), 2.06(f), 3.01(a), 6.06(f), 6.08(g), 6.14(b), 9.08, or 10.05; (ii) Section 7.02(a), 7.03(a), or 7.06 to adversely affect the priority of payments to the Bridge Lenders; or (iii) the definition of “Bridge Obligations Payment Conditions” without the consent of each Bridge Lender;

(h)                                 change (i) any provision of this Section, or the definition of “Majority Lenders” without the written consent of each Revolving Lender, (ii) Section 10.01(g) without the consent of each Bridge Lender, or (iii) any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(i)                                     release any Guarantor from the Guaranty or all or any substantial portion of the Collateral without the written consent of each Revolving Lender; provided, however, that any Guarantor or Collateral may be released if they are sold or transferred as permitted hereunder; or

(j)                                     amend, modify, terminate or waive any provision contained in Section 2, 3, or 5 of the Intercreditor Agreement without the consent of all of the Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Revolving Advances are being funded by a SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Section 10.02                          Notices, Etc.

(a)                                  General.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to subsection (c) below) electronic mail address as follows:

(i)                                     if to either Borrower or any other Loan Party, the Administrative Agent, or the Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given on the next Business Day for the recipient) and confirmed received. Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)                                 Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)                                  Limited Use of Electronic Mail.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent in its sole discretion, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)                                 Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  THE BORROWERS SHALL, JOINTLY AND SEVERALLY, INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK, EACH LENDER AND THEIR RELATED PARTIES FROM ALL LOSSES, COSTS, EXPENSES AND LIABILITIES RESULTING FROM THE RELIANCE BY SUCH PERSON ON EACH NOTICE PURPORTEDLY GIVEN BY OR ON BEHALF OF A BORROWER; PROVIDED THAT SUCH INDEMNITY SHALL NOT BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON SEEKING INDEMNIFICATION.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03                          No Waiver; Cumulative Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04                          Costs and Expenses.  The Borrowers shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and their Affiliates (including the reasonable fees, charges and disbursements of counsel, financial advisors, and other consultants for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel, financial advisors, and other consultants for the Administrative Agent, any Lender or the Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Advances or Bridge Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Advances, Bridge Loans, or Letters of Credit; provided that the expenses payable pursuant to this Section 10.04 in connection with financial advisor services provided by Goldin Inc. shall be limited to $250,000.00.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Revolving Commitments and repayment of all other Obligations.

Section 10.05                          Indemnification. THE BORROWERS SHALL, JOINTLY AND SEVERALLY INDEMNIFY THE ADMINISTRATIVE AGENT, EACH LENDER AND THE ISSUING BANK, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS (INCLUDING ALL REASONABLY INCURRED FEES, EXPENSES AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL) OF ANY KIND OR NATURE

WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE, OR ADMINISTRATION OF THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY REVOLVING COMMITMENT, REVOLVING ADVANCE, BRIDGE LOAN, OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (C) ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR THE ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S AND THE ISSUING BANK’S OWN NEGLIGENCE), (D) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR (E) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO LOAN PARTY SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.  NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS

DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ALL AMOUNTS DUE UNDER THIS SECTION 10.05 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR.  THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE ADMINISTRATIVE AGENT, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

Section 10.06                          Successors and Assigns.

(a)                                  Generally.  The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).   Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, if such Lender is a Revolving Lender, all or a portion of its Revolving Commitments, the Revolving Advances owing to it, its participations in Letter of Credit Obligations, and, if such Lender is a Bridge Lender, all or a portion of its Bridge Loans) at the time owing to it); provided, however, that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Revolving Advances owing to it or the entire amount of the assigning Lender’s Bridge Loans, as applicable, or in the case of an assignment to a Lender or an Affiliate of a Lender or an SPC (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Revolving Commitments and Revolving Advances or Bridge Loans, as applicable, of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000.00;

(ii)                                  the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance; and

(iii)                               each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Administrative Agent a $3,500.00 processing and recording fee.  Any such assignment need not be ratable as among the Facilities.

Upon such execution, delivery, acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09, 2.11, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent shall maintain at its Applicable Lending Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments of, and principal amount of the Revolving Advances or Bridge Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Administrative Agent, the Issuing Bank, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Revolving Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or either Borrower or any of either Borrower’s Affiliates or Subsidiaries) (each a “Revolving Participant”) in all or a portion of such Revolving Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Revolving Advances (including such Lender’s participations in Letter of Credit Obligations) owing to it), and any Bridge Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Bridge Lender or Affiliate of a Bridge Lender (other than a natural person) (each a “Bridge Participant” and, together with the Revolving Participants, the “Participants”) in all or a portion of such Bridge Lender’s rights and/or obligations under this Agreement (including all or a portion of the Bridge Loans owing to it); in each case provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.08, 2.09, 2.11, 10.04 and 10.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)                                  A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.11(e) as though it were a Lender.

(f)                                    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Revolving Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Advance, and (ii) if a SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Advance, the Granting Lender shall be obligated to make such Revolving Advance pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder and retain all obligations under this Agreement.  The making of a Revolving Advance by a SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Advance were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Revolving Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Revolving Advances to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)                                 Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Revolving Advances owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.06, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.07                          Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers.  For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.08                          Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.09                          Survival of Representations, etc.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Revolving Advance or Bridge Loan or at the time any Letter of Credit was issued, and shall continue in full force and effect as long as any Revolving Advance, Bridge Loan, or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.10                          Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11                          Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Advances or the Bridge Loans, as applicable, or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.12                          Governing Law.  This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

Section 10.13                          Joint and Several Liability.

(a)                                  Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Secured Parties under this Agreement with respect to the Revolving Advances, Bridge Loans, and Reimbursement Obligations, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the Obligations of each of them.

(b)                                 Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations arising under this Agreement, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of all the Borrowers without preferences or distinction among them.

(c)                                  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations hereunder as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such Obligation.

(d)                                 The obligations of each Borrower under the provisions of this Section 10.13 constitute full recourse obligations of such Borrower enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e)                                  Except as otherwise expressly provided herein or in the other Loan Documents, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any and all Revolving Advances or Bridge Loans made or Letters of Credit issued under this Agreement, notice of occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Secured Party under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Secured Party at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Secured Parties in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Secured Parties including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 10.13, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 10.13, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 10.13 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section 10.13 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to the other Borrower.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of either Borrower.

(f)                                    The provisions of this Section 10.13 are made for the benefit of the Secured Parties and their successors and assigns, and may be enforced by them in accordance with the terms of this Agreement from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Secured Party first to marshall any of their claims or to exercise any of their rights against the other Borrower or to exhaust any remedies available to them against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 10.13 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied and the Revolving Commitments have been terminated.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy or reorganization of the Borrowers, or otherwise, the provisions of this Section 10.13 will forthwith be reinstated in effect, as though such payment had not been made.

Section 10.14                          SUBMISSION TO JURISDICTION.

(a)                                  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE EASTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(b)                                 Each Loan Party has irrevocably appointed CT Corporation System (the “Process Agent”), with an office on the Closing Date at 111 Eighth Ave., New York, New York, 10011, as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action.  Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at the address specified for it on the signature pages of this Agreement.

(c)                                  Nothing in this Section 10.14 shall affect the right of the Administrative Agent or any other Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Loan Party (as a Borrower or as a Guarantor) in the courts of any other jurisdiction.

Section 10.15                          WAIVER OF JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16                          ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.17                          Amendment, Restatement, and Rearrangement of Prior Debt .  The parties hereto agree that this Agreement amends, restates and rearranges the Existing Credit Agreement in its entirety and is not a new or substitute credit agreement or novation of the Existing Credit Agreement.  Each Loan Party (a) represents and warrants that it has no defenses to the enforcement of the Security Documents and other Loan Documents to which it is a party, (b) agrees that its obligations (and the security interests granted by it) under the Security Documents to which it is a party will continue in full force and effect to secure the Obligations and such other amounts in accordance with the terms of the Loan Documents, and (c) acknowledges, represents, warrants, and agrees that the liens and security interests granted by it pursuant to the Security Documents to which it is a party are valid and subsisting and that each of the Security Documents to which it is a party creates a valid, perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations (including the Revolving

Obligations and the Bridge Obligations), covering and encumbering all collateral granted or purported to be granted by such Security Document to which it is a party.  Each of the Security Documents remains in full force and effect as executed by the parties thereto, and nothing herein shall act as a waiver of any of the Administrative Agent’s or other Secured Parties’ rights under any Security Document, including the waiver of any Default or Event of Default, if any, however denominated.

Section 10.18                          Release; Acknowledgement of Debt.

(a)                                  As a material part of the consideration for the Administrative Agent and the Lenders entering into this Agreement, each Borrower and each Guarantor, on behalf of itself and its officers, directors, equity holders, Affiliates, successors and assigns, hereby releases and forever discharges the Administrative Agent, the Issuing Bank, and each Lender and their respective predecessors, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, subsidiaries, and Affiliates (each a “Lender Party”) from any and all claims, expenses, costs, causes of actions or other losses or liabilities of any nature whatsoever existing on the Closing Date, including, without limitation, all claims, expenses, costs, causes of actions or other losses or liabilities for or in respect of contribution and indemnity, whether arising at law or in equity, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Borrower or Guarantor may have or claim to have against any Lender Party under, arising out of, in connection with, or in any way related to, this Agreement or any other Loan Documents.  For the avoidance of doubt, the provisions of this clause shall survive any termination of this Agreement.

(b)                                 As of 9 a.m. New York time on the Closing Date, (i) the aggregate outstanding principal amount of (A) Revolving Advances is $0 and (B) Bridge Loans is $10,400,000.00; and (ii) the aggregate undrawn face amount of the Letters of Credit is $ 144,250,737.00.

Section 10.19                          Termination of Waiver .  The parties hereto agree that, upon the effectiveness of this Agreement, the Waiver Agreement and Amendment No. 1 dated as of November 7, 2008 executed in connection with the Existing Credit Agreement shall be terminated automatically.

[SIGNATURE PAGES FOLLOW]

EXECUTED as of the date first above written.

BORROWERS:

MXENERGY INC.

By:	/s/Jeffrey Mayer
Name:	Jeffrey Mayer
Title:	Jeffrey Mayer

MXENERGY ELECTRIC INC.

By:	/s/Jeffrey Mayer
Name:	Jeffrey Mayer
Title:	Jeffrey Mayer

GUARANTORS:

MXENERGY HOLDINGS INC.

By:	/s/Jeffrey Mayer
Name:	Jeffrey Mayer
Title:	Jeffrey Mayer

ONLINE CHOICE INC.
MXENERGY GAS CAPITAL HOLDINGS CORP.
MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.
MXENERGY GAS CAPITAL CORP.
MXENERGY ELECTRIC CAPITAL CORP.
MXENERGY CAPITAL HOLDINGS CORP.
INFOMETER.COM INC.
MXENERGY CAPITAL CORP.

By:	/s/Jeffrey Mayer
Name:	Jeffrey Mayer
Title:	Jeffrey Mayer

MXENERGY SERVICES INC.

By:	/s/Jeffrey Mayer
Name:	Jeffrey Mayer
Title:	Jeffrey Mayer

ADMINISTRATIVE AGENT:

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent

By:	/s/Barbara Paulsen
Name:	Barbara Paulsen
Title:	Managing Director

By:	/s/Chung-Taek Oh
Name:	Chung-Taek Oh
Title:	Vice President

REVOLVING LENDERS:

SOCIÉTÉ GÉNÉRALE

By:	/s/Barbara Paulsen
Name:	Barbara Paulsen
Title:	Managing Director

By:	/s/Chung-Taek Oh
Name:	Chung-Taek Oh
Title:	Vice President

WACHOVIA BANK, N.A.

By:	/s/John Puckhaber
Name:	John Puckhaber
Title:	Senior Vice President

CoBANK, ACB

By:	/s/Dale Keyes
Name:	Dale Keyes
Title:	Vice President

MORGAN STANLEY BANK

By:	/s/Daniel Twenge
Name:	Daniel Twenge
Title:	Authorized Signature

BANK OF AMERICA, N.A.

By:	/s/David Maiorella
Name:	David Maiorella
Title:	Senior Vice President

ALLIED IRISH BANKS p.l.c.

By:	/s/Vaughn Buck
Name:	Vaughn Buck
Title:	Executive Vice President

By:	/s/Robert Moyle
Name:	Robert Moyle
Title:	Senior Vice President

RZB FINANCE LLC

By:	/s/Astrid Wilke
Name:	Astrid Wilke
Title:	Vice President

By:	/s/Hermine Kirolos
Name:	Hermine Kirolos
Title:	Group Vice President

BRIDGE LENDERS:

CHARTER MX LLC

By:	Charterhouse Equity Partners IV, L.P.,
Its Managing Member

By:	CHUSA Equity Investors IV, L.P.,
Its General Partner

By:	Charterhouse Equity IV, LLC,
Its General Partner

By:	/s/William M. Landuyt
Name:	William M. Landuyt
Title:	Authorized Signer

DENHAM COMMODITY PARTNERS FUND LP

By:	DENHAM COMMODITY PARTNERS GP
LP, its General Partner

By:	DENHAM GP LLC, its General Partner

By:	/s/Paul Winters
Name:	Paul Winters
Title:	Authorized Signature

/s/Jeffrey Mayer
Jeffrey Mayer

/s/Chaitu Parikh
Chaitu Parikh

/s/Steven Murray
Steven Murray

/s/Carole R. Artman-Hodge
Carole R. Artman-Hodge

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

Dated                                 ,

Reference is made to the Third Amended and Restated Credit Agreement dated as of November 17,  2008 (as the same may be amended or modified from time to time, the “Credit Agreement”) among MxEnergy Inc., a Delaware corporation, and MxEnergy Electric Inc., a Delaware corporation (each individually, a “Borrower” and collectively, the “Borrowers”), MxEnergy Holdings Inc. and certain subsidiaries thereof, the lenders from time to time party thereto (the “Lenders”), and Société Générale, as administrative agent for the Lenders (the “Administrative Agent”).  Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the terms of the Credit Agreement,                                  wishes to assign and delegate $                            (1) of its rights and obligations under the Credit Agreement.  Therefore,                                    (“Assignor”),                                (“Assignee”), and the Administrative Agent agree as follows:

1.             The Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i) and (ii) of Section 2 hereof, a       % interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor’s [Revolving Commitment and the Revolving Advances owing to the Assignor and the Assignor’s Letter of Credit Exposure][Bridge Loans].

2.             The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, [its Revolving Commitment is $                      , the aggregate outstanding principal amount of the Revolving Advances owed to it by the Borrowers is $                            , and its Revolving Pro Rata Share of the Letter of Credit Exposure is $                            ][the aggregate outstanding principal amount of the Bridge Loans owed to it by the Borrowers is $                      ]; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in, or in connection with, the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party

(1) Except for assignments of 100% of a Lender’s [Revolving Commitment and Revolving Advances] [Bridge Loans], and except for assignments to a Lender, an Affiliate of a Lender or an SPC, an assignment of Revolving Commitment and Revolving Advances, must specify dollar amount not less than $5,000,000.00.

or the performance or observance by any Loan Party of any of its respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto[; and (v) attaches the Note held by the Assignor and requests that the Administrative Agent exchange such Note for a new Note dated                         ,          in the principal amount of $                       payable to the order of the Assignor.](2)

3.             The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 5.06 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and any other Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Revolving Lender or Bridge Lender, as applicable; (v) specifies as its Applicable Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement [and the Note] or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty(3), and (vii) represents that it is an Eligible Assignee.

4.             The effective date for this Assignment and Acceptance shall be                                  (the “Effective Date”) and following the execution of this Assignment and Acceptance, the Administrative Agent will record it.

5.             Upon such recording, and as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Revolving Lender or Bridge Lender, as applicable; thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.             Upon such recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement [and the Note] in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, [letter of credit fees and commitment fees][conversion fees]) to the Assignee.  The Assignor and Assignee shall

(2) As contemplated in Section 2.02(g)(iv) of Credit Agreement, Note to be provided only if requested by Assignee, except in connection with a Bridge Note.

(3) To be provided if the Assignee is organized under the laws of a jurisdiction outside the United States.

make all appropriate adjustments in payments under the Credit Agreement [and the Note] for periods prior to the Effective Date directly between themselves.

7.             This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

Address:

Attention:
Telecopy No: (XXX) XXX-XXXX

[ASSIGNEE]

By:
Name:
Title:

Lending Office

Address:

Attention:
Telecopy No: (XXX) XXX-XXXX

Acknowledged [and approved](4) this      day of                     , 20    :

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent and Issuing Bank

By:
Name:
Title:

[Approved this day of , 20 :

MXENERGY INC.

By:
Name:
Title:

MXENERGY ELECTRIC INC.

By:
Name:
Title:	](5)

(4) Approval of Administrative Agent and Issuing Bank may be required under the definition of “Eligible Assignee”.

(5) Provided no Default or Event of Default has occurred and is continuing, the consent of the Borrowers may be required under the definition of “Eligible Assignee”.

EXHIBIT B

FORM OF BORROWING BASE REPORT

This Borrowing Base Report is dated as of                   ,          (this “Report”), and is delivered in accordance with the terms of the Third Amended and Restated Credit Agreement, dated as of November 17, 2008, among MxEnergy Inc., a Delaware corporation, and MxEnergy Electric Inc., a Delaware corporation (each individually, a “Borrower” and collectively, the “Borrowers”), MxEnergy Holdings Inc. and certain subsidiaries thereof, the lenders from time to time party thereto (the “Lenders”), and Société Générale, as Administrative Agent for the Lenders (as it may be amended, restated or other modified from time to time, the “Credit Agreement”, the capitalized terms of which are used herein unless otherwise defined herein).

As of the        of         , 20     (the “Determination Date”), each Borrower hereby certifies the following calculations of the Borrowing Base and Borrowing Base Availability:

(Note:  Eligible Accounts, Eligible Exchange Accounts, Eligible Inventory, and Eligible LDC Residual Contract Rights must comply in all respects with the requirements of the Credit Agreement notwithstanding the fact that all such requirements are not contained in this Report.)

		Total Value	Advance Rate	Adjusted Value

1.	BORROWING BASE COMPONENTS

(a)	cash and Cash Equivalents of the Borrowers and their Subsidiaries in Dollars that are subject to an Acceptable Security Interest		$100%	$

(b)	Tier I Eligible Accounts		$90%	$

(c)	Tier II Eligible Accounts		$80%	$

(d)	Tier I Unbilled Eligible Accounts		$85%	$

(e)	Tier II Unbilled Eligible Accounts		$80%	$

(f)	positive value of Eligible Exchange Accounts		$80%	$

(g)	positive value of Imbalances		$80%	$

(h)	Eligible Inventory		$85%	$

(i)	Eligible LDC Residual Contract Rights		$85%	$

(j)	Undelivered Product Value		$80%	$

(k)	Swap Termination Value owed by a Borrower or any of its Subsidiaries for any Swap Contract between a Borrower or any of its Subsidiaries and a Swap Counterparty		$120%	$

(l)	First Purchaser Liens		$100%	$

(m)	(i) From the Closing Date through December 12, 2008, $35,000,000.00			$

	(ii) From December 13, 2008 through and including December 26, 2009, $25,000,000.00			$

	(iii) From December 27, 2008 through and including January 9, 2009, $20,000,000.00			$

	(iv) From January 10, 2009 through and including February 6, 2009, $15,000,000.00			$

(v) From February 7, 2009 through and including February 27, 2009, $10,000,000.00

(vi) From February 28, 2009 through and including March 6, 2009, $5,000,000.00

	BORROWING BASE = (a) + (b) + (c) + (d) + (e) + (f) + (g) + (h) + (i) + (j) – (k) – (l) + (m)			$

2.	BORROWING BASE AVAILABILITY
	Borrowing Base	$

Less

	Revolving Advances	$
	plus Letter of Credit Exposure	$
	Equals	$

	Equals			$

The undersigned represents and warrants that the foregoing information is true, complete and correct as of the Determination Date, and that the Collateral reflected herein complies with the conditions, terms, warranties, representations and covenants set forth in the Credit Agreement.

MXENERGY HOLDINGS INC.

By:
Name:
Title:

EXHIBIT C

COMPLIANCE CERTIFICATE

[For month ended	]
[For Fiscal Year Ended	]

This certificate dated as of                             ,                is prepared pursuant to the Third Amended and Restated Credit Agreement dated as of November 17, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among MxEnergy Inc., a Delaware corporation, and MxEnergy Electric Inc., a Delaware corporation (each individually, a “Borrower” and collectively, the “Borrowers”), MxEnergy Holdings Inc. and certain subsidiaries thereof, the lenders from time to time party thereto (the “Lenders”), and Société Générale, as administrative agent for the Lenders (the “Administrative Agent”).  Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

Each of the Borrowers hereby certifies (a) that no Default or Event of Default has occurred or is continuing, (b) that all of the representations and warranties made by each of the Loan Parties in the Credit Agreement and the other Loan Documents are true and correct in all material respects as if made on this date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (c) the Borrowing Base Availability is greater than or equal to [zero][$10,000,000.00](6), (d) no material adverse change has occurred and is continuing with respect to the Collateral taken as a whole detailed in the most recently delivered Borrowing Base Report, and (e) that as of the date hereof, the following amounts and calculations are true and correct:

[Continued on the following page.]

(6) Use second option if certificate is dated on or afer April 30, 2009.

1.                                       Section 6.17 – Minimum Consolidated Tangible Net Worth(7)

(a)	Shareholders’ Equity of the Parent and its Subsidiaries on the date hereof	$

(b)	the Intangible Assets of the Parent and its Subsidiaries on the date hereof	$

(c)	assets that are the result of non-cash gains or adjustments under FASB Statement 133 as a result of changes in the fair market value of derivatives	$

(d)	liabilities that are the result of non-cash losses or adjustments under FASB Statement 133 as a result of changes in the fair market value of derivatives	$

(e)	any Accounts due from any Affiliates (other than Subsidiaries) of the Parent	$

(f)	Preferred Stock Adjustment	$

(g)	the book value of customer accounts	$

(h)	gains or losses for the 12-month period ending as of the date hereof from settled financial hedges with a term of one year or less for inventory before it is sold to customers	$

(i)	non-cash compensation expenses from July 1, 2006 through such date to the extent included in the calculation of Consolidated Net Income for such period	$

(j)

an amount equal to any non-cash negative impact on earnings from the write down of inventory during such period due to the application of the weighted average cost method of inventory valuation for natural gas for the 12-month period ending on such date

$

(7) For month end and annual certificates.

(k)

an amount equal to any non-cash positive impact on earnings from the write up of inventory during such period due to the application of weighted average cost method of inventory valuation for natural gas for the 12-month period ending on such date

$

(l) an amount equal to any non-cash negative impact on earnings from the write down of inventory as a result of a lower of cost or market valuation for the 12-month period ending on such date	$

Consolidated Tangible Net Worth = (a) - (b) - (c) + (d) - (e) [+ or -] (f) + (g) + loss and – gains (h) + (i) + (j) – (k) +(l)(8)	$

Minimum Consolidated Tangible Net Worth permitted under Section 6.17 of the Credit Agreement:	$ (9)

Compliance	Yes No

(8) The aggregate amount of any increase in Consolidated Tangible Net Worth from clauses (j) through (l) above during such period is limited to the amount of positive mark-to-market value as of the end of such period, if any, of the Borrowers' natural gas hedges which were entered into to hedge the inventory subject to such adjustments.

(9) The sum of (a)(i) $25,000,000.00 during October, November, and December 2008 and January, June, and July 2009 and (ii) $30,000,000.00 during February, March, April, and May 2009, plus (b) an amount equal to 50% of the sum of (i) the positive year-to-date Consolidated Net Income (plus, to the extent deducted from Consolidated Net Income, non-cash compensation expenses) through such date and (ii) other than for the then current fiscal year, the positive Consolidated Net Income (plus, to the extent deducted from Consolidated Net Income, non-cash compensation expenses) for each full fiscal year ending on and after June 30, 2009 and (c) an amount equal to 100% of the net proceeds from any equity issued by the Parent; plus (d) an amount equal to any increase in Consolidated Tangible Net Worth resulting from a conversion of Bridge Obligations to preferred stock in the Parent, or resulting from a conversion of such preferred stock in the Parent to other Equity Interests in the Parent.

2.                                       Section 6.18 – Minimum Consolidated Working Capital(10)

(a)	Consolidated Current Assets of the Parent	$

(b)	non-cash assets under FASB 133	$

(c)	any Accounts due from any Affiliates (other than any Subsidiary) of the Parent	$

(d)	Consolidated Current Liabilities of the Parent	$

(e)	non-cash obligations under FASB 133	$

(f)	any Accounts due from any Affiliates (other than any Subsidiary) of the Parent	$

(g)	any applicable Preferred Stock Adjustment to current liabilities	$

Consolidated Working Capital = [(a) - (b) - (c)] - [(d) - (e) - (f)]+ (g)		$

Minimum Consolidated Working Capital permitted under Section 6.18 of the Credit Agreement:		$ 127,500,000.00

Compliance		Yes No

(10) For month end and annual certificates.

3.	Section 6.19 — Maximum Aggregate Negative EBITDA.(11)

(a)	Consolidated EBITDA for the three-month period ending the date hereof (from Attachment 1)			$

(b)	Borrowing Base Availability	[Month 1]	[Month 2]	[Month 3]

	(i) Borrowing Base as of the end of the most recent three months	$	$	$

	(ii) outstanding Revolving Advances as of the end of the most recent three months	$	$	$

	(iii) Letter of Credit Exposure as of the end of the most recent three months	$	$	$

	Borrowing Base Availability = (i) - (ii) - (iii)	$	$	$

Maximum aggregate negative Consolidated EBITDA permitted under Section 6.19 of Credit Agreement during

	(a) the three-month period ending September 30, 2008			-$ 5,000,000.00

	(b) the three-month period ending October 31, 2008			-$ 3,000,000.00

(c) any consecutive three-month period beginning with the first full month before any day on which Borrowing Base Availability is less than $30,000,000.00 and continuing for each three-month period thereafter until the Borrowing Base Availability is more than $30,000,000.00 for three consecutive months ending thereafter

-$ 2,000,000.00

	Compliance			Yes No

(11) For month end and annual certificates.

4.                                       Section 6.20 – Interest Coverage Ratio.(12)

(a) Consolidated EBITDA for the twelve-month period ending the date hereof (from Attachment 1)	$

(b) interest expense net of interest income of the Parent and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for the twelve-month period ending the date hereof	$

(c)

the amortization of upfront fees and discounts paid in connection with the Credit Agreement, the Existing Credit Agreement, the First Amended and Restatated Credit Agreement dated as of August 1, 2006 among the Borrowers, the Guarantors, the lenders party thereto, and the Administrative Agent, the Senior Notes, the Master Transaction Agreement dated as of August 1, 2006 between MxEnergy and SG, and the renewal and replacement of the Master Transaction Agreement

$

Interest Coverage Ratio = (a) divided by [(b) – (c)]

Minimum Interest Coverage Ratio permitted under Section 6.20 of the Credit Agreement:

From September 1, 2008 through November 30, 2008	1.60 to 1.00

From December 1, 2008 through December 31, 20008	1.50 to 1.00

From January 1, 2009 through the Maturity Date	1.35 to 1.00

Compliance	Yes No

(12) For month end and annual certificates.

5.                                       Section 6.21 — Average Leverage Ratio.(13)

(a) Total Funded Debt based on the month-end average for the last twelve months most recently ended (from Attachment 1)	$

(b) Consolidated EBITDA for the twelve-month period ending the date hereof (from Attachment 1)	$

Average Leverage Ratio = (a) divided by (b)

Maximum Average Leverage Ratio permitted under Section 6.21 of the Credit Agreement:

(1) From September 1, 2008 through September 30, 2008	4.50 to 1.00
(2) From October 1, 2008 through January 31, 2009	4.00 to 1.00
(3) From February 1, 2009 through the Maturity Date	3.75 to 1.00

Compliance	Yes No

(13) For month end and annual certificates.

6.                                       Section 6.22 – Monthly Leverage Ratio.(14)

(a) Total Funded Debt as of the date hereof	$

(b) Consolidated EBITDA for the twelve-month period ending the date hereof (from Attachment 1)	$

Monthly Leverage Ratio = (a) divided by (b)

Maximum Monthly Leverage Ratio permitted under Section 6.22 of the Credit Agreement:	4.50 to 1.00

Compliance	Yes No

(14) For all certificates

7.                                       [Section 6.24 – Minimum Cash Requirement](15)

(a) Cash on hand	$

(b) Revolving Advances outstanding	$

(c) Bridge Loans outstanding	$

Net Cash = (a) – (b) – (c)	$

Minimum Cash Requirement	$ 40,000,000.00

Compliance	Yes No

(15) For certificates dated on or after April 30, 2009.

                                                IN WITNESS WHEREOF, I have hereto signed my name to this Compliance Certificate as of                           ,               .

MXENERGY HOLDINGS INC.

By:
Name:
Title:

ATTACHMENT 1 to

COMPLIANCE CERTIFICATE

[For Month Ended	]
[For Fiscal Year Ended	]

Consolidated EBITDA and Month-End Average of Total Funded Debt by Month

Month Ending	Consolidated EBITDA	Month-End Total Funded Debt
	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
[month ending on the date hereof]	$	$
Sum of Consolidated EBITDA for the three-month period ending on the date hereof:	$
Sum of Consolidated EBITDA for the twelve-month period ending on the date hereof:	$
Average of month-end Total Funded Debt for the twelve-month period ending on the date hereof:		$

EXHIBIT D

LETTER OF CREDIT REQUEST

[Date]

Société Générale, as Administrative Agent

1221 Avenue of the Americas, 12th Floor

New York, New York  10020

Attention:  Mario Cortinhal

Ladies and Gentlemen:

MxEnergy Inc., a Delaware corporation, and MxEnergy Electric Inc., a Delaware corporation (each individually, a “Borrower” and collectively, the “Borrowers”), MxEnergy Holdings Inc. and certain subsidiaries thereof, the lenders from time to time party thereto (the “Lenders”), and Société Générale, as administrative agent for the Lenders (the “Administrative Agent”), are parties to that certain Third Amended and Restated Credit Agreement dated as of November 17, 2008 (as the same may be amended, modified or supplemented from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Letter of Credit Request unless otherwise defined in this Letter of Credit Request).  The undersigned hereby gives you irrevocable notice pursuant to Section 2.14(a) of the Credit Agreement that the undersigned hereby requests a Letter of Credit, and in connection with that request sets forth below the information relating to such Letter of Credit (the “Proposed Issuance”) as required by Section 2.14(a)(iv) of the Credit Agreement:

(a)           The undersigned Borrower requests an [issuance] [increase] [extension] of a Letter of Credit.  [The Letter of Credit to be [increased before giving effect to the increase] [extended] is in the face amount of $                     and evidenced by Letter of Credit number               .]

(b)           The beneficiary is                                                   .

(c)           [The face amount of the Letter of Credit being [issued] [increased after giving effect to the increase] is $                          .]

(d)           The Business Day of the Proposed Issuance is                             .

(e)           [The expiration date of the Letter of Credit as [issued] [extended] is                           .]

(f)            The form of the proposed Letter of Credit is attached as Exhibit A.

(g)           The Letter of Credit is a [Supplier Letter of Credit, including a Qualifying Supplier Letter of Credit] [Non-Supplier Letter of Credit].

The undersigned Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Issuance:

(i)            the representations and warranties contained in Article IV of the Credit Agreement and each of the other Loan Documents are true and correct in all material respects, on and as of the date of the Proposed Issuance, before and after giving effect to such Proposed Issuance, as though made on and as of the date of the Proposed Issuance (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)           no Default or Event of Default has occurred and is continuing, or would result from such Proposed Issuance;

(iii)          after giving effect to such Proposed Issuance, the aggregate outstanding principal amount of the sum of all Revolving Advances plus the Letter of Credit Exposure will not exceed the lesser of (1) the aggregate amount of the Revolving Commitments and (2) the Borrowing Base; and

(iv)          no material adverse change has occurred and is continuing with respect to the Collateral taken as a whole detailed in the Borrowing Base Report most recently delivered to the Administrative Agent.

Very truly yours,

[MXENERGY INC.]
[MXENERGY ELECTRIC INC.]

By:
Name:
Title:

EXHIBIT A

TO LETTER OF CREDIT REQUEST

Form of Proposed Letter of Credit

See attached.

EXHIBIT E-1

FORM OF REVOLVING NOTE

$	, 20

For value received, the undersigned MXENERGY INC., a Delaware corporation, and MXENERGY ELECTRIC INC., a Delaware corporation (each, a “Borrower” and collectively, the “Borrowers”), hereby jointly and severally promise to pay to the order of                                                (“Payee”) the aggregate principal amount of                                                                    Dollars ($                        ) or, if less, the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement referred to below) made by the Payee to the Borrowers, together with interest on the unpaid principal amount of the Revolving Advances from the date of such Revolving Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined).  The Borrowers may make prepayments on this Revolving Note in accordance with the terms of the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Third Amended and Restated Credit Agreement dated as of November 17, 2008 (as the same may be amended or modified from time to time, the “Credit Agreement”), among the Borrowers, MxEnergy Holdings Inc. and certain subsidiaries thereof, the lenders party thereto (the “Lenders”), and Société Générale, as administrative agent (the “Administrative Agent”) for the Lenders. Capitalized terms used in this Revolving Note that are defined in the Credit Agreement and not otherwise defined in this Revolving Note have the meanings assigned to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of the Revolving Advances by the Payee to the Borrowers in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrowers resulting from each such Revolving Advance being evidenced by this Revolving Note, and (b) contains provisions for acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Revolving Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrowers in same day funds.  The Payee shall record payments of principal made under this Revolving Note, but no failure of the Payee to make such recordings shall affect the Borrowers’ repayment obligations under this Revolving Note.

This Revolving Note is secured by the Security Documents and guaranteed pursuant to the terms of Article VIII of the Credit Agreement.

Except as specifically provided in the Credit Agreement, each Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Revolving Note shall operate as a waiver of such rights.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

MXENERGY INC.

By:
Name:
Title:

MXENERGY ELECTRIC INC.

By:
Name:
Title:

EXHIBIT F

NOTICE OF BORROWING

[Date]

Société Générale, as Administrative Agent

1221 Avenue of the Americas, 12th Floor

New York, New York  10020

Attention:  Sylvia Pace

Ladies and Gentlemen:

MxEnergy Inc., a Delaware corporation, and MxEnergy Electric Inc., a Delaware corporation (each individually, a “Borrower” and collectively, the “Borrowers”), MxEnergy Holdings Inc. and certain subsidiaries thereof, the lenders from time to time party thereto (the “Lenders”), and Société Générale, as administrative agent for the Lenders (the “Administrative Agent”), are parties to that certain Third Amended and Restated Credit Agreement dated as of November 17, 2008 (as the same may be amended, modified or supplemented from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing).  The undersigned hereby gives you irrevocable notice pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Revolving Borrowing, and in connection with that request sets forth below the information relating to such Revolving Borrowing (the “Proposed Revolving Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(g)           The Business Day of the Proposed Revolving Borrowing is                           ,           .

(h)           The Proposed Revolving Borrowing is a [Base Rate Advance][Eurodollar Advance].

(i)            The aggregate amount of the Proposed Revolving Borrowing is $                        .

(j)            [The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Borrowing is one month.]

The undersigned Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Borrowing:

(i)            the representations and warranties contained in Article IV of the Credit Agreement and each of the other Loan Documents are true and correct in all material respects, on and as of the date of the Proposed Revolving Borrowing, before and after giving effect to such Proposed Revolving Borrowing and to the application of the proceeds therefrom, as though made on and as of the date of the Proposed Revolving Borrowing (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)           no Default or Event of Default has occurred and is continuing, or would result from such Proposed Revolving Borrowing or from the application of the proceeds therefrom;

(iii)          after giving effect to such Proposed Revolving Borrowing, the sum of the aggregate outstanding principal amount of all Revolving Advances plus the Letter of Credit Exposure will not exceed the lesser of (1) the aggregate amount of the Revolving Commitments and (2) the Borrowing Base;

(iv)          after giving effect to such Proposed Revolving Borrowing, the aggregate outstanding principal amount of the sum of all Revolving Advances will not exceed $20,000,000; and

(v)           no material adverse change has occurred and is continuing with respect to the Collateral taken as a whole detailed in the Borrowing Base Report most recently delivered to the Administrative Agent.

Very truly yours,

[MXENERGY INC.]
[MXENERGY ELECTRIC INC.]

By:
Name:
Title:

EXHIBIT G

NOTICE OF CONVERSION OR CONTINUATION

[Date]

Société Générale, as Administrative Agent

1221 Avenue of the Americas, 12th Floor

New York, New York  10020

Attention:  Sylvia Pace

Ladies and Gentlemen:

MxEnergy Inc., a Delaware corporation, and MxEnergy Electric Inc., a Delaware corporation (each individually, a “Borrower” and collectively, the “Borrowers”), MxEnergy Holdings Inc. and certain subsidiaries thereof, the lenders from time to time party thereto (the “Lenders”), and Société Générale, as administrative agent for the Lenders (the “Administrative Agent”), are parties to that certain Third Amended and Restated Credit Agreement dated as of November 17, 2008 (as the same may be amended, modified, or supplemented from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation).  The undersigned hereby gives you irrevocable notice pursuant to Section 2.02(b) of the Credit Agreement that the undersigned hereby requests a [Conversion] [Continuation] of outstanding Revolving Advances, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(b) of the Credit Agreement:

(a)           The Business Day of the Proposed Borrowing is                         ,          .

(b)           The aggregate amount of the existing Revolving Advance to be Converted or Continued is $                and is a [Base Rate Advance][Eurodollar Advance] (“Existing Advance”).

(c)           The Proposed Borrowing consists of [a Conversion of the Existing Advance to a [Base Rate Advance] [Eurodollar Advance]] [a Continuation of the Existing Advance].

[(d)          The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is one month.]

The undersigned Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)            the representations and warranties contained in Article IV of the Credit Agreement, and each of the other Loan Documents are true and correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of the date of the Proposed Borrowing (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)           no Default or Event of Default has occurred and is continuing or would result from such Proposed Borrowing or from the application of the proceeds therefrom;

(iv)          after giving effect to such Proposed Borrowing, the sum of the aggregate outstanding principal amount of all Revolving Advances plus the Letter of Credit Exposure will not exceed the lesser of (1) the aggregate amount of the Revolving Commitments and (2) the Borrowing Base;

(v)           after giving effect to such Proposed Revolving Borrowing, the aggregate outstanding principal amount of the sum of all Revolving Advances will not exceed $20,000,000; and

(vi)          no material adverse change has occurred and is continuing with respect to the Collateral taken as a whole detailed in the Borrowing Base Report most recently delivered to the Administrative Agent.

Very truly yours,

[MXENERGY INC.]
[MXENERGY ELECTRIC INC.]

By:
Name:
Title:

EXHIBIT K

RISK MANAGEMENT POLICY CERTIFICATION

This certificate dated as of                             ,                is prepared pursuant to Section 5.06(f) of the Third Amended and Restated Credit Agreement dated as of November 17, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among MxEnergy Inc., a Delaware corporation, and MxEnergy Electric Inc., a Delaware corporation (each individually, a “Borrower” and collectively, the “Borrowers”), MxEnergy Holdings Inc. and certain subsidiaries thereof, the lenders from time to time party thereto (the “Lenders”), and Société Générale, as administrative agent for the Lenders (the “Administrative Agent”).  Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

Each of the Borrowers hereby certifies [(a)] that such Borrower is in compliance with such Borrower’s Risk Management Policy delivered on the Closing Date, as it may have been amended by any amendments thereto approved by the Majority Lenders after the Closing Date [and (b) attached hereto as Exhibit A is a true and complete copy of a monthly comprehensive risk management report, setting forth the Borrowers’ overall hedging positions, forward book, inventory positions, and transportation and storage capacities] [and (c) attached is (i) a description of a modification of the Risk Management Policy and (ii) a copy of such modification [as approved by the Majority Lenders after the Closing Date] [ which does not materially change the Risk Management Policy]].

EXECUTED and DELIVERED as of the date first above written.

MXENERGY INC.

By:
Name:
Title:

MXENERGY ELECTRIC INC.

By:
Name:
Title:

EXHIBIT A

To Risk Management Policy Certification

MONTHLY RISK MANAGEMENT REPORT

See attached.

Schedule 1.01(a) – Tier II Eligible Exchange Accounts

Eligible accounts whose balances may be greater than $500,000 in a reporting period:

Name	Address	Limit Requested

Defense Energy Support Center DESC-AWP *This is a US government contract.	8725 John Kingman Road Fort Belvoir, VA 22060-6222	$5,200,000

UBS AG	677 Washington Blvd. Stamford, CT 60901	$4,000,000

New York Organic Fertilizer Co. *Parent company is Synagro (Nasdaq – SYGR)	1108 Pak Point Avenue Bronx, NY 10474	$1,500,000

UCMT U.S. Postal Service *This is a US government contract	Deborah Wilcox-Loos, CEP, C.P.M. Utilities Team Lead United States Postal Service 8 Griffin Road North Windsor, CT 06095-1572	$1,500,000

State of Georgia	1180 E. Broad St. Chicopee Bldg Athens, GA 30602	$1,500,000

SUNY Brooklyn *Contract is with the State of New York.	450 Clarkson Avenue PO Box 13 Brooklyn, NY 11203	$1,000,000

SUNY Stony Brook *Contract is with the State of New York.	SUNY at Stony Brook Service Building Stony Brook, NY 11794	$1,000,000

Pepsi Co Inc Quaker Oats Plant	P.O. Box 2420 Mailstop# MS-1514 Spokane, WA 99210	$1,000,000

Grady Memorial Hospital/Fulton Dekalb	P.O. Box 11586 Atlanta, GA 30355	$1,000,000

Tier II Account Party where the aggregate of all Eligible Accounts are greater than $500,000 in a reporting period (all Non-Guaranteed):

Nicor Gas

Keyspan (LI and NYC)

Baltimore Gas & Electric

Columbia Gas of Maryland

Elizabethtown Gas

Atlanta Gas & Light

ERCOT

Mass Electric (MECO)

Schedule 1.01(b) – Guarantors

MXenergy Holdings Inc.

MXenergy Capital Holdings Corp.

MXenergy Capital Corp.

MXenergy Gas Capital Corp.

MXenergy Gas Capital Holdings Corp.

MXenergy Electric Capital Corp.

MXenergy Electric Capital Holdings Corp.

MXenergy Services Inc.

Online Choice Inc.

Infometer.com Inc.

Schedule 1.01(c) – LDCs

Terasen Gas (British Columbia)	Gas
Enbridge Inc. (Ontario)	Gas
Florida City Gas	Gas
Peoples Gas/Tampa Electric Co.	Gas
Atlanta Gas Light Company	Gas
Nicor, Inc.	Gas
Northern Indiana Public Service Co.	Gas
Columbia Gas of Kentucky	Gas
Baltimore Gas & Electric Company	Gas
Columbia Gas of Maryland	Gas
Michigan Consolidated Gas Co.	Gas
Consumer’s Energy Company	Gas
Elizabeth Town NUI	Gas
South Jersey Gas	Gas
New Jersey Natural Gas	Gas
Public Service Electric and Gas	Gas
Central Hudson Gas & Electric Corporation	Gas
Consolidated Edison Company of New York, Inc.	Gas
Keyspan Energy Long Island	Gas
Keyspan Energy New York	Gas
National Fuel Gas Company	Gas
Orange and Rockland	Gas
Rochester Gas and Electric	Gas
Columbia Gas of Ohio	Gas
Dominion East Ohio	Gas
Dominion East Ohio—West	Gas
Vectren Energy/Delivery of Ohio	Gas
Columbia Gas of Pennsylvania	Gas
Chattanooga Gas Company	Gas
Connecticut Light & Power	Electric
United Illuminating	Electric
Western Massachusetts Electric Company	Electric
National Grid/Massachusetts Electric Company	Electric
Central Hudson Gas & Electric Corporation	Electric
Consolidated Edison Company of New York Inc.	Electric
National Grid/Niagara Mohawk	Electric
Orange and Rockland	Electric
Rochester Gas and Electric	Electric
AEP Texas Central Company	Electric
AEP Texas North Company	Electric
Centerpoint Energy Houston Electric	Electric
Nueces Electric Coop Inc. Pilot TDSP	Electric
Oncor Electric Delivery Company	Electric
Texas-New Mexico Power Co. (TDSP)	Electric

Schedule 1.01(d) – Fees and Expenses Associated with Letters of Credit of Debt

Bank Syndicate Upfront Fee (75bps)

SG Administrative Fee

Associated Legal Fees

Fairness Opinion Professional Fee

Incremental Hedge Provider Costs (Puts)

Bridge Loan Upfront Fee (200bps)

Financial Advisory Professional Fee

Schedule 1.01(e) – Material Contracts

Amended and Restated Loan Agreement between Denham Commodity Partners Fund LP (f/k/a Sowood Commodity Partners Fund LP f/k/a Lathi, LLC) and MXenergy Inc. dated November 14, 2003, as amended by Amendment No. 1 dated March 25, 2004, Amendment No. 2 to Amended and Restated Security Agreement dated July 25, 2006, Amendment No. 3 to Amended and Restated Loan Agreement dated July 25, 2006, Amendment No. 4 to Amended and Restated Loan Agreement dated January 9, 2008, and Amendment No. 5 to Amended and Restated Loan Agreement dated as of November 17, 2008.

Form of Service Agreement for Small Volume Aggregation Service Rate Schedule between Columbia Gas of Kentucky, Inc. and MXenergy Inc. dated April 1, 2005.

Accounts Receivable Purchase Agreement between Columbia Gas of Kentucky, Inc. and MXenergy Inc. dated November 1, 2005.

Billing Agent Agreement between Baltimore Gas and Electric Company and MXenergy Inc., dated as of October 26, 1999.

Service Agreement between The East Ohio Gas Company d/b/a Dominion East Ohio and MXenergy Inc., dated as of December 22, 2003.

Billing Agreement (Option 2) between The East Ohio Gas Company d/b/a Dominion East Ohio and MXenergy Inc. dated December 22, 2003.

Customer Information Agreement between The East Ohio Gas Company d/b/a Dominion East Ohio and MXenergy Inc. dated October 06, 2004.

Accounts Receivable Purchase Agreement between Columbia Gas of Pennsylvania, Inc. and MXenergy Inc. dated October 1, 2001.

Requirements Aggregation Service Agreement between Columbia Gas of Ohio, Inc. and MXenergy Inc. dated August 8, 2005.

Accounts Receivable Purchase Agreement between Columbia Gas of Ohio, Inc. and MXenergy Inc. dated August 8, 2005.

Authorized Gas Supplier Agreement between Consumers Energy Company and MXenergy Inc. dated January 15, 2002, as amended by Amendment No. 1 dated April 1, 2003, Amendment No. 2 dated as of March 31, 2005, and Amendment No. 3 dated March 32, 2007.

MXenergy Authorized Gas Supplier Agreement between Michigan Consolidated Gas Company and MXenergy Inc. dated April 1, 2008.

Supplier Aggregation Service Agreement between Northern Indiana Public Service Company and MXenergy Inc. dated December 1, 2006.

Accounts Receivable Purchase Agreement between Northern Indiana Public Service Company and MXenergy Inc. dated October 7, 2002.

Service Agreement Gas Distribution Access Rule between Union Gas and MXenergy Inc., dated as of January 10, 2008.

Service Agreement Gas Distribution Access Rule between Enbridge Gas Distribution Inc. and MXenergy Inc. dated February 7, 2007, as amended by the parties on December 11, 2007.

Firm Delivery and Operational Balancing Agreement between Peoples Gas System, a division of Tampa Electric Company, and MXenergy Inc. (successor to Total Gas & Electric, Inc.), dated as of November 1, 2000.

Master Capacity Release Agreement between Peoples Gas System, a division of Tampa Electric Company, and MXenergy Inc. (parent of Total Gas & Electric, Inc.), dated as of November 1, 2000.

Agreement for Billing Services and for the Purchase of Accounts Receivable between Niagara Mohawk Power Corporation and MXenergy Inc. dated as of May 16, 2006.

Agreement for Billing Services and for the Purchase of Accounts Receivable between Niagara Mohawk Power Corporation and MXenergy Electric Inc. dated as of May 31, 2006.

Third Party Supplier Agreement between Public Service Electric and Gas Company and MXenergy Inc. dated April 07, 2005.

Marketer and Broker Service Agreement between New Jersey Natural Gas Company and MXenergy Inc., dated October 03, 2005.

Agreement for Billing and Collection Services between New Jersey Natural Gas Company and MXenergy Inc. dated October 03, 2005.

Services Agreement between South Jersey Gas Company and MXenergy Inc. dated as of July 28, 2008.

Supplier Aggregation Agreement between Northern Illinois Gas Company d/b/a Nicor Gas Company and MXenergy Inc. dated January 24, 2002.

Nicor Gas Consolidated Billing Services Agreement between Northern Illinois Gas Company, d/b/a Nicor Gas Company, and MXenergy Inc., dated as of March 1, 2002.

Base Contract for Short-Term Sale and Purchase of Natural Gas between The Brooklyn Union Gas Company d/b/a Keyspan Energy Delivery New York and MXenergy Inc. (parent of Total Gas & Electric, Inc.) dated October 15, 2002.

Service Agreement for Supplier Transportation, Balancing and Aggregation, Under Service Classification No. 19 between National Fuel Gas and MXenergy Inc. dated April 1, 2005.

Billing Services Agreement for Consolidated Billing Service Under Service Classification No. 19 between National Fuel Gas and MXenergy Inc. dated November 29, 2005.

Core Gas Aggregation Service Agreement between Pacific Gas and Electric Company and MXenergy Inc. dated as of October 1, 2008 (pending fully executed Agreement from LDC).

Consolidated Billing Authorization Form between Pacific Gas and Electric Company and MXenergy Inc. dated as of October 1, 2008 (pending fully executed Agreement from LDC).

Master Power Purchase and Sale Agreement between DTE Energy Trading, Inc. and MXenergy Electric Inc. dated March 8, 2005.

Operating Agreement between DTE Energy Trading, Inc. and MXenergy Electric Inc., dated as of March 8, 2005.

Security Agreement dated March 8, 2005 between MXenergy Electric Inc. and DTE Energy Trading, Inc. dated March 8, 2005.

ESCO Operating Agreement dated July 14, 2006 between Orange and Rockland Utilities, Inc. and MXenergy Electric Inc.

Consolidated Billing and Assignment Agreement dated July 12, 2007 between Orange and Rockland Utilities, Inc. and MXenergy Electric Inc.

Consolidated Billing and Assignment Agreement dated July 12, 2007 between Orange and Rockland Utilities, Inc. and MXenergy Inc.

Application Form for Qualified Seller Service, Service Classification No. 11 between Orange and Rockland Utilities, Inc. and MXenergy Inc. dated April 4, 2005.

Letter Agreement between Greenhill & Co., LLC and MXenergy, Inc. dated October 30, 2007 regarding the provision of strategic and financial advisory services to MXenergy Inc. in connection with potential acquisitions.

Letter Agreement between Greenhill & Co., LLC and MXenergy, Inc. dated May 1, 2007 regarding the provision of financial advisory services to MXenergy Inc. in connection with potential transactions.

Letter Agreement between RBC Capital Markets Corporation and MXenergy, Inc. dated June 30, 2008 regarding the provision to act as a placement agent to MXenergy in with respect to a Private Placement.

Third Party Supplier Service Agreement between NUI/Elizabethtown Gas Company and MXenergy Inc. dated May 17, 2002.

Competitive Electric Supplier Service Agreement between Massachusetts Electric Company and MXenergy Electric Inc. dated September 3, 2004.

Competitive Electric Supplier Service Agreement between Western Massachusetts Electric Company and MXenergy Electric Inc. dated September 21, 2007.

Electric Supplier Service Agreement between Connecticut Light and Power Company and MXenergy Electric Inc. dated as of September 21, 2007.

Electric Supplier Service Agreement between The United Illuminating Company, a specially chartered Connecticut corporation and MXenergy Electric Inc. dated as of March 27, 2007.

Operating Agreement between Rochester Gas and Electric and MXenergy Inc. dated April 4, 2005.

Billing Services Agreement between Rochester Gas and Electric and MXenergy Inc. dated May 17, 2005.

Operating Agreement between Rochester Gas and Electric and MXenergy Electric Inc. dated April 1, 2005.

Billing Services Agreement between Rochester Gas and Electric and MXenergy Electric Inc. dated April 1, 2005.

Operating Agreement between New York State Electric and Gas Corporation and MXenergy Inc. dated March 30, 2005.

Billing Services Agreement between New York State Electric and Gas Corporation and MXenergy Inc. dated March 30, 2005.

Billing Services Agreement between New York State Electric and Gas Corporation and MXenergy Electric Inc. dated March 30, 2005.

Gas Pooling Agreement between New York State Electric and Gas Corporation and MXenergy Inc. dated July 27, 2005.

Retail Supplier Operating Agreement between Central Hudson Gas & Electric Corporation and MXenergy Inc. dated August 02, 2005.

Billing Services Agreement between Central Hudson Gas & Electric Corporation and MXenergy Inc. dated February 2, 2006.

Retail Supplier Operating Agreement between Central Hudson Gas & Electric Corporation and MXenergy Electric Inc. dated August 02, 2005.

Billing Services Agreement between Central Hudson Gas & Electric Corporation and MXenergy Electric Inc. dated February 2, 2006.

Operating Agreement between Consolidated Edison Company of New York, Inc. and MXenergy Electric Inc. dated December 07, 2005.

Consolidated Utility Billing Service and Assignment Agreement between Consolidated Edison Company of New York, Inc. and MXenergy Inc. dated April 1, 2008.

Consolidated Utility Billing Service and Assignment Agreement between Consolidated Edison Company of New York, Inc. and MXenergy Electric Inc. dated April 1, 2008.

Customer Aggregation Agreement between Columbia Gas of Maryland, Inc. and MXenergy Inc. dated November 1, 1998.

Third Party Supplier Service Agreement between City Gas Company of Florida and Total Gas & Electric dated December 16, 1998.

Services Agreement between South Jersey Gas and MXenergy Inc. (Schedule 1.0) dated as of July 31, 2008.

Pooler Agreement between Atlanta Gas Light Company and MXenergy Inc. dated April 6, 2006

Vectren Choice Supplier Pooling Agreement between Vectren Energy Delivery of Ohio, Inc. and MXenergy Inc. dated as of September 8th, 2008.

Indenture dated as of August 4, 2006 by and among MXenergy Holdings Inc., Law Debenture trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar and paying agent, related to MXenergy Floating Rate Senior Notes due 2011.

Third Amended and Restated Stockholders Agreement among MXenergy Inc., Charter Mx LLC, Various Investors, Laithi LLC, Jeffrey A. Mayer, Carol R. Artman-Hodge, Daniel P. Burke and Other Stockholders, dated as of June 25, 2004, as amended by the First Amendment to the Third Amended and Restated Stockholders Agreement dated as of June 9, 2008.

Certificate of Designation of Series A Convertible Preferred Stock dated as of June 30, 2005, and Amendment No. 1 to Certificate of Designation of Series A Convertible Preferred Stock dated as of November 17, 2008.

Certificate of Designation of Series B Convertible Preferred Stock dated as of November 17, 2008.

Master Transaction Agreement among Société Générale and MXenergy Inc., MXenergy Holdings Inc. and certain of is Subsidiaries, dated as of August 1, 2006, as amended by Amendment No. 1 dated April 6, 2007, Amendment No. 2 dated December 17, 2007, Amendment No. 3 dated May 12, 2008,  Amendment No. 4 dated July 31, 2008, Amendment No. 5 dated as of September 30, 2008, Amendment No. 6 dated as of November 5th, 2008 and Amendment No. 7 dated as of November 7th, 2008.

Electronic Commerce System User Agreement between Pacific Gas and Electric Company and MXenergy Inc. dated as of June 25, 2008.

Gas Transmission Service Agreement between Pacific Gas and Electric Company and MXenergy Inc. dated as of July 1, 2008.

Rate Schedule 36 Services Agreement between Marketer (MXenergy (Canada) Ltd.) and Terasen Gas Inc. dated as of January 11, 2007.

The Brooklyn Union Gas Company d/b/a National Grid NY and KeySpan Gas East Corporation d/b/a National Grid Billing Services, Purchase of Accounts Receivables and Assignment Agreement partially executed as of October 10th, 2008.

SCHEDULE 2.01

REVOLVING COMMITMENTS AND PRO RATA SHARES OF THE REVOLVING LENDERS

	Revolving Commitment
Lender	On the Closing Date	March 31, 2009	April 30, 2009	May 31, 2009	June 30, 2009	Pro Rata Share
Société Générale	$65,517,857.14	$60,267,857.14	$53,571,428.57	$46,875,000.00	$33,482,142.86	26.78571%
Wachovia Bank, N.A.	$65,517,857.14	$60,267,857.14	$53,571,428.57	$46,875,000.00	$33,482,142.86	26.78571%
CoBank, ACB	$43,678,571.43	$40,178,571.43	$35,714,285.71	$31,250,000.00	$22,321,428.57	17.85714%
Allied Irish Banks p.l.c.	$21,839,285.71	$20,089,285.71	$17,857,142.86	$15,625,000.00	$11,160,714.29	8.92857%
LaSalle Bank National Association	$21,839,285.71	$20,089,285.71	$17,857,142.86	$15,625,000.00	$11,160,714.29	8.92857%
Morgan Stanley Bank	$17,471,428.57	$16,071,428.57	$14,285,714.29	$12,500,000.00	$8,928,571.43	7.14286%
RZB Finance LLC	$8,735,714.29	$8,035,714.29	$7,142,857.14	$6,250,000.00	$4,464,285.71	3.57143%
TOTAL:	$244,600,000.00	$225,000,000.00	$200,000,000.00	$175,000,000.00	$125,000,000.00	100.00000%

Schedule 3.01(j) –  Material Adverse Changes

The NYMEX contract price of natural gas has fallen from $13.10/MMBtu in July 2008 to a low of approximately $6.12/MMBtu in October 2008 (for the November contract).  The significant decline in the price of natural gas has eroded the borrowing base availability prior to the winter season when the gas is delivered to our customers at higher hedged prices.  The decline has reduced overall inventory value per the borrowing base by approximately $40MM.  In addition, the Company is required to record a write-down in the value of inventory as of September 30, 2008 of approximately $7.3MM and has incurred a further charge of $6.8MM from the application of weighted average cost of gas.  The impact on the Company has been two-fold:  the inventory write-down will impact the covenants without an amendment to the definition and the Company projected that it would not have enough availability to meet its obligations over the winter months without an over-advance in the borrowing base.

Schedule 4.01 – Licensed Jurisdictions

MXenergy Inc. – DE Incorporated

Each state in which MXenergy Inc. is licensed by the applicable state utility commission to supply natural gas or related products: *

FL, GA, IL, IN, KY, MD, MI, NJ, NY, OH, PA,

*MXenergy Inc. is authorized to do business in the state of California, but the state utility commission in California does not require natural gas marketers to obtain a license in order to supply natural gas or related products.  MXenergy Inc. is authorized to do business in the states of Tennessee and West Virginia, but does not possess a license in order to supply natural gas or related products in those states.

MXenergy Electric Inc. – DE Incorporated

Each state in which MXenergy Electric Inc. is licensed by the applicable state utility commission to supply electricity or related products:*

CT, MA, NY, PA, TX

*MXenergy Electric Inc. is authorized to do business in the states of Michigan, New Jersey and Rhode Island, but does not possess a license in order to supply electricity or related products in those states.

Schedule 4.10 – Subsidiaries

Schedule 4.13 – Insurance Policies

Serviced by Marsh USA Inc.

Statement as of:  October 15, 2008

Notice: This statement is not intended in any way to describe the coverage granted by any of the policies mentioned, but is solely for the use in identifying the policies for audit purposes.

Line of Coverage	Carrier	Policy No.	Retention/Deductibles	Limits		Attach	Expire	Current Premium
Casualty

General Liability	Chubb - Federal Insurance	000037112430	N/A	General Aggregate:	$2,000,000	9/20/08	9/20/09	$10,600
	Company		N/A	BI/PD Each Occurrence:	$1,000,000
			$1,000	Employee Benefits E&O:	$1,000,000

Property	Chubb - Federal Insurance	000037112430		Property		9/20/08	9/20/09	$16,935
	Company			Personal Property:	$1,350,000
				EDP:	$1,920,000
			Various per summary	Business Income Blanket:	$1,000,000
				Blanket Limit:	$100,000
				Various sublimits per summary

				Crime
			$1,000	Employee Theft:	$250,000
			$1,000	Depositor’s Forgery:	$100,000

Automobile Liability	Chubb - Federal Insurance	000073543598	N/A	Hired & Non-Owned:	$1,000,000	9/20/08	9/20/09	$205
	Company

Workers Compensation	Chubb - Federal Insurance	000078390827	N/A	Workers Compensation:	Statutory	9/20/08	9/20/09	$62,393
	Company			Employers Liability:
				Each Accident:	$1,000,000
				Policy Limit:	$1,000,000
				Each Employee:	$1,000,000

Umbrella Liability	Chubb - Federal Insurance	000079833667	N/A	Umbrella Liability:	$10,000,000 Excess	9/20/08	9/20/09	$19,341
	Company				of Primary

Excess Liability:	ACE Property & Casualty	XCP G24650625	N/A	Excess Liability:	$15,000,000 Excess	9/20/08	9/20/09	$25,000
	Insurance Company				of Underlying

Line of Coverage	Carrier	Policy No.	Retention/Deductibles	Limits		Attach	Expire	Current Premium
FINPRO (Financial & Professional)
Directors & Officers Liability (“D&O”)/	U.S. Specialty	14-MGU-08-A17899	$50,000 per Indemnifiable	Aggregate Limit of Liability for D&O:	$15,000,000	11/8/08	11/8/09	$53,176
Employment Practices Liability (“EPL”)/	Insurance Co. (“HCC”)		D&O/EPL Claim	Aggregate Limit of Liability for EPL:	$4,000,000
Fiduciary Liability			$0 per Fiduciary Liability	Aggregate Limit of Liability for Fiduciary:	$2,000,000
			Claim	(including Defense Costs)

Excess D&O	Arch Insurance Co.	DOX0023743-01	N/A	Aggregate Limit of Liability:	$5,000,000	11/8/08	11/8/09	$12,000
	excess of:			excess of	$15,000,000
				(including Defense Costs)

Commercial Crime	Hartford Fire Insurance	00FA025127008	$50,000 ($1,000 for Credit	Employee Theft:	$5,000,000	7/1/08	11/8/09	$13,249
	Company (“The Hartford”)		Card Forgery and Personal	Depositors Forgery & Alteration:	$5,000,000			(prepaid)
			Accounts of Officers. No	Theft, Disappearance & Destruction:	$5,000,000
			deductible for Money &	Computer & Funds Transfer Fraud:	$5,000,000
			Orders & Counterfeit Currency	Money Orders & Counterfeit Currency:	$5,000,000
			or ERISA Compliance)	Credit Card Forgery:	$5,000,000
				Third Party Liability/Client Coverage:	$5,000,000
				Investigative Expense:	$50,000
				Personal Accounts of Officers:	$100,000

Schedule 4.17 – Bank Accounts

SUBSIDIARIES	BANK ACCOUNT

MXenergy Electric Inc.	Wachovia Acct #2000008695525

The Huntington National Bank Account # 0189-2476728

MXenergy Inc.	Societe Generale DDA 00193852

Wachovia # 2000030372793 (AGL Security Deposits)

Wachovia # 2000030372683 (Texas Customer Deposits)

Wachovia LB VPEM 2000001122095

Citibank Checking 22416285

Wachovia # 2000018007530 (Legacy SESCo receipts)

Amegy Bank #51044923 (Legacy Vantage receipts)

LaSalle Bank #5800334715 Box # 1069 (Legacy GasKey receipts)

Wachovia # 2079961065281 (A/P)

Wachovia Concentration/Checking Acct # 2000008695512

Wachovia (Houston) Acct # 2000018007530

The Huntington National Bank Acct # 0189-2398262

JPMorgan Chase Acct # 304690295

Online Choice, Inc.	Wachovia # 2000011662367

Schedule 4.24

Locations

(a)           Names under which Loan Parties have conducted business in last five (5) years:

MXenergy

MXenergy Electric

MXenergy Electric (PA)

Total Gas & Electric

Total Gas & Electricity (PA)

GasKey

(b)           Entities and Loan Party has acquired or from whom any Loan Party has acquired a significant amount of assets within the past five (5) years:

MXenergy Inc. acquired the assets of Total Gas & Electric, Inc. and Total Gas & Electricity (PA) Inc. in March, 2004.  On August 31, 2006, Total Gas & Electric, Inc. merged with and into MXenergy Inc.  On May 17, 2007, Total Gas & Electricity (PA) Inc. merged with and into MXenergy Electric Inc.

MXenergy Inc. acquired the assets of Castle Power LLC in November, 2005.

MXenergy Inc. acquired the assets of Shell Energy Services Company, LLC in August, 2006.

MXenergy Electric Inc. acquired the assets of Vantage Power Services, L.P. and certain partners and individuals in May, 2007.

MXenergy Inc. acquired the GasKey division of PS Energy Group, Inc. in January, 2008.

MXenergy Inc. acquired the natural gas customers and inventory of Catalyst Natural Gas, LLC in October, 2008.

(c)           Jurisdiction of organization for each Loan Party with organizational identification number:*

MXenergy Inc.	Federal ID – 06-1543530
MXenergy Electric Inc.	Federal ID – 05-0572938
MXenergy Holdings Inc.	Federal ID – 20-2930908
OnlineChoice Inc.	Federal ID – 30-0146844
MXenergy Gas Capital Holdings Corp.	Federal ID – 20-3288871
MXenergy Electric Capital Holdings Corp.	Federal ID – 20-3288943
MXenergy Gas Capital Corp.	Federal ID – 20-3288904
MXenergy Electric Capital Corp.	Federal ID – 20-3289101
MXenergy Capital Holdings Corp.	Federal ID – 20-3288717
MXenergy Capital Corp.	Federal ID – 20-3288797
MXenergy Services Inc.	Federal ID – 20-2931858
Infometer.com Inc.	Federal ID – 06-1559733

*All Loan Parties are incorporated in Delaware.

(d)           Office Locations of Loan Parties:

Connecticut Office:	Maryland Office:
595 Summer Street	10010 Junction Drive
Suite 300	Suite 104-S
Stamford, CT 06901	Annapolis Junction, MD 20701

New Jersey Office:	Texas Office:
510 Thornall Street	711 Louisiana Street
Suite 270	Suite 1000
Edison, NJ 08837	Houston, TX 77002

Ohio Office:	Michigan Office:
12991 Clifton Blvd.	39555 Orchard Hill Place, Suite 600
Lakewood, OH 44107	Novi, MI 48375

Georgia Office:
2987 Clairmont Road, Suite 500
Atlanta, GA 30329

Inventory Locations of Borrowers and their Subsidiaries:

Baltimore Gas & Electric	National Fuel Gas
39 West Lexington Street	6363 Main Street
Baltimore, MD 21203	Williamsville, NY 14221

Dominion East Ohio	Nicor, Inc.
625 Liberty Avenue	1844 W. Ferry Road
Pittsburgh, PA 15222	Naperville, IL 60563

TCO (Columbia Gas Transmission Co.)	Northern Indiana Public Service Co.
12801 Fair Lakes Parkway	801 E. 86th Avenue
Fairfax, VA 22030	Merrillville, IN 46410

DTI (Dominion Transmission)	Southern Natural Gas Company
120 Tredegar Street	1900 5th Avenue North
Richmond, VA 23251	Birmingham, AL 35203

BP Canada Energy Company	Transcontinental Gas Pipeline
PO Box 200	2800 Post Oak Boulevard
Calgary, AB T2P 2H8	Houston, TX 77056

Panhandle Eastern Pipe Line	Atlanta Gas Light
5440 Westheimer Road	P. O. Box 4569
Houston, TX 77056-5306	Atlanta, GA 30302-4569

Petal Gas Storage, L.L.C.
1100 Louisiana, Suite 14.184
Houston, TX 77002

Schedule 6.01 – Existing Liens

•      Liens of Societe Generale and the Lenders permitted by the Intercreditor Agreement

•      Liens of Denham Commodity Partners Fund LP permitted by the Intercreditor Agreement

•      The following additional Liens:

Debtor	Secured Party	Jurisdiction/Type	File No.	File Date	Type of Collateral

MXenergy Electric Inc.	Niagara Mohawk Power Corporation (“NMPC”)	Delaware UCC-1	619004809	6/05/06

Security interest in all Accounts Receivable, the Deposit and Unbilled Accounts Receivable (as such terms are defined in the Agreement for Billing Services and for the Purchase of Accounts Receivable dated as of June 02, 2005 (the “Agreement”) between NMPC and MXenergy Electric Inc., and the accompanying security agreement).

MXenergy Inc.	National Fuel Gas Distribution Corporation	Delaware UCC-1	60453704	2/07/06

Security interest in all accounts, general intangibles and chattel paper now or hereafter owed to or acquired by MXenergy Inc. which constitute “Purchased Customer Accounts” as defined in the Billing Services Agreement for Consolidated Billing Service under Service Classification No. 19 between MXenergy Inc. and National Fuel Gas Distribution Corporation dated November 29, 2005, as the same may be amended or supplemented from time to time, and all proceeds thereof in any form.

Schedule 6.02 – Existing Debt

1	Contractual obligations (not in the ordinary course of business)

MXenergy has an obligation to pay a trailing volumetric fee for all accounts purchased in the Castle acquisition that are on a variable rate contract. The fee is payable quarterly in arrears when the accounts have paid their commodity bills in full and is due at a rate of $0.07/Mmbu. In addition, any new accounts that are introduced to MXenergy through Castle sales team will also be subject to the $0.07/Mmbtu fee.

MXenergy has $0.5 million in escrow associated with the Vantage acquisition.  This amount is security for additional payments that may be due Vantage.  The earn-out obligations include an established percentage of the realized net margin associated with the purchased contracts for the original contract term up to a maximum of two years after the closing of the Vantage Acquisition. MXenergy also has protection against abnormal levels of bad debt and customer attrition under the acquisition contract.

MXenergy has an obligation to pay a trailing volumetric fee based on billed volume for all customer accounts purchased in the PS Energy acquisition. The fee is due every three months in arrears at a rate of $0.15  per MMBTU and includes volumes associated with renewal customer contracts.  In addition, any new accounts that are secured by MXenergy through the GasKey brand are also be subject to an earn-out fee of $0.05 per MMBTU.  All such earn-out payments apply through a period of three years after the acquisition date and are subject to a discount rate of 1%.

MXenergy has an obligation to pay $150,000 to Catalyst Natural Gas, LLC on each of December 10, 2008 and January 10, 2009, pursuant to a transition services agreement in connection with the Catalyst acquisition.

2	Letters of Credit:

	Guaranteed Party	LC Amount	Date

	AGL	36,247,000	7/18/2006

	SONAT	4,100,000	7/20/2006

	COLUMBIA GAS TRANSMISSION	2,100,000	7/21/2006

	NJ NATURAL GAS CO.	400,000	7/21/2006

	NY ISO	3,550,000	7/21/2006

	COLUMBIA GROUP OF LDC’s (COH, CPA, CKY and CMD)	250,000	5/8/2006

	IS0 NEW ENGLAND INC.	3,250,000	3/16/2007

	MICHIGAN CONSOLIDATED GAS	1,200,000	1/30/2006

NIPSCO	700,000	1/23/2006

PSEG	1,300,000	2/15/2006

STATE OF MICHIGAN (PUC)	100,000	10/2/2006

CORAL ENERGY RESOURCES (f/k/a SHELL ENERGY NORTH AMERICA)	10,300,000	7/31/2006

VPEM	3,600,000	6/26/2006

SEQUENT ENERGY	9,000,000	7/3/2007

TEXAS EASTERN (TETCO)	370,000	10/18/2006

PEOPLES GAS	60,000	10/24/2006

BG&E	253,717	10/31/2007

NICOR GAS	400,000	10/30/2006

USPS	581,950	2/7/2007

USPS	1,078,070	2/16/2007

EMPIRE STATE PIPELINE	40,000	4/2/2007

NATIONAL FUEL PIPELINE	70,000	4/2/2007

BRITISH COLUMBIA UTILITIES (CAD 250k)	250,000	12/6/2006

ERCOT	600,000	3/21/2008

CIMA ENERGY	4,500,000	11/1/2007

EAGLE ENERGY	700,000	9/6/2007

BG ENERGY	6,400,000	11/5/2007

MACQUARIE COOK ENERGY	2,200,000	11/28/2008

SHELL ENERGY NA (f/k/a CORAL POWER)	6,400,000	1/4/2008

CONSTELLATION ENERGY	700,000	1/24/2008

TEXLA ENERGY	2,500,000	4/30/2008

CONSTELLATION ENERGY (power)	3,300,000	6/2/2008

SOCIETE GENERALE	35,000,000	6/23/2008

UBS ENERGY	600,000	9/2/2008

BP ENERGY CO. (power)	1,500,000	6/25/2008

BP ENERGY CO.	1,600,000	8/19/2008

BP CORP NA (power)	900,000	7/28/2008

CARGILL, INC.	100,000	11/13/2008

SEMPRA ENERGY TRADING	600,000	10/28/2008

SEMPRA ENERGY TRADING (power)	1,150,000	10/28/2008

TOTAL	$147,950,737

3	Surety Bonds:

Bonds issued through Marsh:

STATE OF NJ, BPU (power)	250,000	2/17/2005	200,000 Bond # K0704334A – Secured by cash at 80% of the face amount. Broker: Ace

STATE OF NJ, BPU (gas)	250,000	2/17/2005	200, 000 Bond # K07043351– Secured by cash at 80% of the face amount Broker: Ace

PENNSYLVANIA PUC	250,000	3/13/06	250,000 Bond # K07304997 Broker: Westchester Fire Insurance (MXenergy Electric Inc.)

Bonds issued by International Fidelity:

ICC (Illinois Residential Customers)	150,000	7/24/2002	150,000 Bond # 972502

4	Outstanding Loans

$12 million outstanding under the Denham credit facility as of Closing Date.

Schedule 6.05 – Investments

None other than Investments in Subsidiaries in the form of the guaranties set forth below.  Subsidiaries benefit from all MXenergy Holdings Inc. financial and credit transactions either directly or indirectly.

MXenergy Holdings Inc.

Financial Guaranties

Guaranteed Party	Date of Gty	Amount of Gty	Guarantor

US $ Guaranties:

ANR Pipeline	2/20/2007	$100,000	MXenergy Holdings Inc.
BP Energy Company	1/30/2006	$5,000,000	MXenergy Holdings Inc.
BP Corporation North America	1/30/2006	$5,000,000	MXenergy Holdings Inc.
Columbia Gas/Gulf Transmission	11/30/2005	$1,000,000	MXenergy Holdings Inc.
Constellation Energy Commodities	8/14/2008	$500,000	MXenergy Holdings Inc.
CEC Consolidated Energy Co.	1/25/2006	$1,000,000	MXenergy Holdings Inc.
CMS Energy (Consumers)	1/30/2006	$1,000,000	MXenergy Holdings Inc.
Shell Energy / formerly Coral Energy	12/7/2005	$2,500,000	MXenergy Holdings Inc.
Dominion East Ohio	5/27/2008	$500,000	MXenergy Holdings Inc.
Dominion Transmission Inc.	8/2/2006	$1,820,000	MXenergy Holdings Inc.
DTE Energy Trading	1/29/2007	$250,000	MXenergy Holdings Inc.
ERCOT	5/14/2008	$133,000	MXenergy Holdings Inc.
Florida Gas Transmission Co.	11/30/2006	$500,000	MXenergy Holdings Inc.
Hess Corporation	11/30/2007	$250,000	MXenergy Holdings Inc.
Macquarie Cook Energy	8/21/2007	$3,000,000	MXenergy Holdings Inc.
NJNG	8/23/2005	$2,700,000	MXenergy Holdings Inc.
Panhandle Eastern Pipe Line Co	3/14/2008	$100,000	MXenergy Holdings Inc.
PEPCO Energy Company	1/30/2006	$1,000,000	MXenergy Holdings Inc.
PJM Interconnection LLC	3/17/2005	$250,000	MXenergy Holdings Inc.
Sempra	1/30/2006	$2,000,000	MXenergy Holdings Inc.
Sprague Energy	5/21/2006	$1,500,000	MXenergy Holdings Inc.
Texas Gas Transmission	2/21/2007	$25,000	MXenergy Holdings Inc.
TRANS. CO.	2/9/2006	$2,800,000	MXenergy Holdings Inc.
TXU	1/16/2006	$2,000,000	MXenergy Holdings Inc.
Vectren Energy	2/24/2006	$500,000	MXenergy Holdings Inc.
Virginia Power Energy	2/24/2006	$1,000,000	MXenergy Holdings Inc.

Total of all Guarantees Issued:		$36,428,000

Canadian $ Guaranties:

Ontario Energy Board	10/29/2003	$250,000	MXenergy Inc.

Total:		$250,000

Exchange rate		0.8234

Total in US $		$205,850

Grand total of outstanding guaranties in US $		$36,6633,850

Schedule 6.08 – Affiliate Transactions

1.             Greenhill Capital

MXenergy has entered into an agreement with Greenhill & Co. (an Affiliate of Greenhill Capital Partners, which is an Affiliate of MXenergy Holdings Inc.) for advisory services.  MXenergy pays a quarterly retainer of $75,000 to Greenhill and is subject to additional fees in the event a successful transaction is consummated.  The total fees payable are based on the size of the completed transaction and retainer fees paid will be net against the total success fee.

2.             Paul Hastings Janofsky & Walker

A partner at Paul Hastings is director and significant shareholder of MXenergy Holdings Inc.  MXenergy uses Paul Hastings as primary legal counsel for securities, financing and corporate matters.  MXenergy pays the standard billing rates less a 10% courtesy discount for work performed by Paul Hastings.

3.             Jeffrey A. Mayer/Steven Murray/Carole R. Artman-Hodge

Mr. Mayer is the Chairman of the Board of Directors and CEO/President of MXenergy Holdings Inc.  Mr. Murray is on the Board of Directors and is COO of MXenergy Holdings Inc.  Ms. Artman-Hodge is on the Board of Directors and is Executive Vice President of MXenergy Holdings Inc.  These individuals are paid a salary and receive other compensation and benefits as an employee.

4.             Management Fees

Effective for the three months ended September 30, 2007, the Company agreed to pay Denham Commodity Partners Fund LP, Daniel Bergstein and Charter Mx LLC (a significant stockholder of MXenergy Holdings Inc.), an aggregate annual fee of $0.9 million, payable in equal quarterly amounts, for management consulting services provided to MXenergy.

5.             Credit Agreement with Denham Commodity Partners Fund LP

Denham Commodity Partners Fund LP (“Denham”) is a significant stockholder of the Company.  Denham has extended a $12.0 million line of credit to MXenergy, which bears interest at 9% per annum (the “Denham Credit Facility”).  The termination date for the Denham Credit Facility is May 19, 2010, at which time any outstanding principal balance becomes due.

6.             Bridge Loan from Denham, Charter Mx LLC and Certain Members of Management

Denham, Charter Mx LLC, Jeffrey Mayer, Chaitu Parikh, Carole R. Artman-Hodge and Steven Murray are Bridge Lenders under the Credit Agreement.

Schedule 6.09 – Restrictive Agreements

1.             Amended and Restated Loan Agreement between Denham Commodity Partners Fund LP (f/k/a Sowood Commodity Partners Fund LP f/k/a Lathi, LLC) and MXenergy Inc. dated November 14, 2003, as amended by Amendment No. 1 dated March 25, 2004, Amendment No. 2 to Amended and Restated Security Agreement dated July 25, 2006, Amendment No. 3 to Amended and Restated Loan Agreement dated July 25, 2006, and Amendment No. 4 to Amended and Restated Loan Agreement dated January 9, 2008

2.             Billing Agent Agreement between Baltimore Gas and Electric Company and MXenergy Inc. (formerly MXenergy.com Inc.), dated as of October 26, 1999

3.             Billing Agreement (Option 2) between The East Ohio Gas Company d/b/a Dominion East Ohio and MXenergy Inc. dated December 22, 2003

4.             Accounts Receivable Purchase Agreement between Columbia Gas of Pennsylvania, Inc. and MXenergy.com Inc. dated October 1, 2001

5.             Accounts Receivable Purchase Agreement between Columbia Gas of Kentucky, Inc. and MXenergy Inc. dated November 1, 2005

6.             Accounts Receivable Purchase Agreement between Columbia Gas of Ohio, Inc. and MXenergy Inc. dated August 8, 2005

7.             Authorized Gas Supplier Agreement between Consumers Energy Company and MXenergy Inc. dated January 15, 2002, as amended by Amendment No. 1 dated April 1, 2003, Amendment No. 2 dated as of March 31, 2005, and Amendment No. 3 dated March 32, 2007

8.             Authorized Gas Supplier Agreement between Michigan Consolidated Gas Company and MXenergy Inc. dated April 1, 2008

9.             Consolidated Utility Billing Service and Assignment Agreement between Consolidated Edison Company of New York, Inc. and MXenergy Inc. dated April 1, 2008

10.           Consolidated Utility Billing Service and Assignment Agreement between Consolidated Edison Company of New York, Inc. and MXenergy Electric Inc. dated April 1, 2008

11.           Accounts Receivable Purchase Agreement between Northern Indiana Public Service Company and MXenergy Inc. dated December 1, 2006

12.           Service Agreement Gas Distribution Access Rule between Union Gas and MXenergy (Canada) Ltd., dated as of January 10, 2008

13.           Agreement for Billing Services and for the Purchase of Accounts Receivable between Niagara Mohawk Power Corporation and MXenergy Electric Inc. dated as of May 31, 2006

14.           Agreement for Billing Services and for the Purchase of Accounts Receivable between Niagara Mohawk Power Corporation and MXenergy Inc. dated as of May 16, 2006

15.           Third Party Supplier Agreement between Public Service Electric and Gas Company and MXenergy Inc. dated April 07, 2005

16.           Agreement for Billing and Collection Services between New Jersey Natural Gas Company and MXenergy Inc. dated October 03, 2005

17.           Nicor Gas Consolidated Billing Services Agreement between Northern Illinois Gas Company, d/b/a Nicor Gas Company, and MXenergy Inc., dated as of March 1, 2002

18.           Master Power Purchase and Sale Agreement between DTE Energy Trading, Inc. and MXenergy Electric Inc. dated March 8, 2005

19.           Operating Agreement between DTE Energy Trading, Inc. and MXenergy Electric Inc., dated as of March 8, 2005

20.           Security Agreement dated March 8, 2005 between MXenergy Electric Inc. and DTE Energy Trading, Inc. dated March 8, 2005

21.           Consolidated Billing and Assignment Agreement dated July 12, 2007 between Orange and Rockland Utilities, Inc. and MXenergy Electric, Inc.

22.           Consolidated Billing and Assignment Agreement dated July 12, 2007 between Orange and Rockland Utilities, Inc. and MXenergy Inc.

23.           Consolidated Billing and Assignment Agreement between Orange and Rockland Utilities, Inc. and MXenergy Inc.

24.           Billing Services Agreement between Rochester Gas and Electric and MXenergy Inc. dated May 17, 2005

25.           Billing Services Agreement between Rochester Gas and Electric and MXenergy Electric Inc. dated April 14, 2005

26.           Billing Services Agreement between New York State Electric and Gas Corporation and MXenergy Electric Inc. dated March 30, 2005

27.           Billing Services Agreement between New York State Electric and Gas Corporation and MXenergy Inc. dated March 30, 2005

28.           Billing Services Agreement between Central Hudson Gas & Electric Corporation and MXenergy Inc. dated February 2, 2006

29.           Billing Services Agreement between Central Hudson Gas & Electric Corporation and MXenergy Electric Inc. dated February 2, 2006

30.           Services Agreement between South Jersey Gas and MXenergy Inc. dated July 31, 2008

31.           Billing Services Agreement for Consolidated Billing Service Under Service Classification No. 19 between National Fuel Gas and MXenergy Inc. dated November 29, 2005

32.           Quick Collect Agreement between Western Union Financial Services, Inc. and Shell Energy Services Company, L.L.C. dated August 21, 2002 as amended by Addendum dated September 20, 2002

33.           Competitive Electric Supplier Service Agreement between Massachusetts Electric Company and MXenergy Electric Inc. dated September 3, 2004

34.           Customer Aggregation Agreement between Columbia Gas of Maryland, Inc. and MXenergy Inc. dated November 1, 1998

35.           Vectren Choice Supplier Pooling Agreement between Vectren Energy Delivery of Ohio, Inc. and MXenergy Inc. dated as of September 8th, 2008

36.           Electronic Commerce System User Agreement between Pacific Gas and Electric Company and MXenergy Inc. dated as of June 25, 2008

37.           Core Gas Aggregation Service Agreement between Pacific Gas and Electric Company and MXenergy Inc. dated as of October 1, 2008

38.           Consolidated Billing Authorization Form between Pacific Gas and Electric Company and MXenergy Inc. dated as of October 1, 2008

39.           Service Agreement between The East Ohio Gas Company d/b/a Dominion East Ohio and MXenergy Inc., dated as of December 22, 2003

40.           Supplier Aggregation Service Agreement between Northern Indiana Public Service Company and MXenergy Inc. dated December 1, 2006

41.           Supplier Aggregation Agreement between Northern Illinois Gas Company d/b/a Nicor Gas Company and MXenergy Inc. dated January 24, 2002

42.           The Brooklyn Union Gas Company d/b/a National Grid NY and KeySpan Gas East Corporation d/b/a National Grid Billing Services, Purchase of Accounts Receivables and Assignment Agreement partially executed as of October 10th, 2008

Schedule 10.02 – Addresses for Notice

MXENERGY INC.

Credit Contact		Administrative Contact

Name:	Chaitu Parikh	Kristin A. Kreuder, Esq.
Address:	595 Summer Street, Suite 300	595 Summer Street, Suite 300
	Stamford, Connecticut 06901	Stamford, Connecticut 06901

Telephone:	203.356.1318 ext. 7712	203.356.1318 ext. 7735
Facsimile:	203.975.9659	203.316.0417
Email:	cparikh@mxenergy.com	kkreuder@mxenergy.com

SOCIÉTÉ GÉNÉRALE

Credit Contact		Administrative Contact

Name:	Barbara Paulsen	Sylvia Pace
Title:	Relationship Manager	Analyst/Loans Servicing
Address:	1221 Avenue of the Americas	1221 Avenue of the Americas, 12th Floor
	New York, New York 10020	New York, New York 10020

Telephone:	212.278.6496	212.278.7598
Facsimile:	212.278.7417	212.278.7343
Email:	barbara.paulsen@sgcib.com	silvia.pace@sgcib.com

WACHOVIA BANK, N.A.

Credit Contact		Administrative Contact

Name:	John Puckhaber	Wendolyn London
Title:	Senior Vice President	Assistant Vice President
Address:	190 River Road, NJ3181	190 River Road, NJ3181
	Summit, NJ 07901	Summit, NJ 07901

Telephone:	908.598.3208	908.598.3216
Facsimile:	908.598.3281	908.598.3233
Email:	john.puckhaber@wachovia.com	wendolyn.london@wachovia.com

CoBANK, ACB

Credit Contact		Administrative Contact

Name:	Dale Keyes	Laura Bender
Title:	Vice President	Syndications / Closing
Address:	5500 South Quebec Street	5500 South Quebec Street
	Greenwood Village, Colorado 80111	Greenwood Village, Colorado 80111

Telephone:	303.694.5850	303.740.6454
Facsimile:	303.796.1437	303.694.5851
Email:	dkeyes@cobank.com	closing@cobank.com

MORGAN STANLEY BANK

Credit Contact		Administrative Contact

Name:	Scott Taylor	Carrie D Johnson
Title:	Executive Director
Address:	750 Seventh Avenue, Floor 11	201 South Main Street, 5th Floor
	New York, NY 10019	Salt Lake City, UT 84111-2215
Telephone:	212.762.0681	801.236.3655
Facsimile:	212.507.6574	718.233.0967
Email:	Scott.T.Taylor@morganstanley.com	Carrie.D.Johnson@morganstanley.com

LASALLE BANK NATIONAL ASSOCIATION

Credit Contact		Administrative Contact

Name:	David Maiorella	Debbie Hollins
Title:	Senior Vice President	Portfolio Management Administrator
Address:	AZ1-200-19-11 201 E Washington St., 19th Floor	AZ1-200-19-11 201 E Washington St., 19th Floor
	Phoenix, AZ 85004	Phoenix, AZ 85004

Telephone:	602.523.2339	602.523.2009
Facsimile:	602.523.2750	602.523.2750
Email:	david.p.maiorella@bankofamerica.com	deborah.e.hollins@bankofamerica.com

ALLIED IRISH BANKS p.l.c.

Credit Contact		Administrative Contact

Name:	Mark K. Connelly, CFA	Eimear O’Meara/Bernice Ruane
Title:	Senior Vice President
Address:	Allied Irish Bank	Allied Irish Banks – Corporate Operations
	1111 Bagby Street, Suite 2245	2nd Floor, Iona House, Shelbourne Road
	Houston, TX 77002	Ballsbridge, Dublin 4, Ireland

Telephone:	713 292-1025	+353 1 641 6642
Facsimile:		+353 1 608 9795
Email:	mark.k.connelly@aibny.com	aib.capmkts.ny@aib.ie

RZB FINANCE LLC

Credit Contact		Administrative Contact

Name:	Astrid Wilke	Irma Soto
Title:	Vice President
Address:	1133 Avenue of the Americas	1133 Avenue of the Americas
	16th Floor	16th Floor
	New York, New York 10036	New York, New York 10036

Telephone:	212.845.4131	212.845.4104
Facsimile:	212.944.6389	212.944.6389
Email:	awilke@rzbfinance.com	irma.soto@rzbfinance.com

DENHAM COMMODITY PARTNERS FUND LP

Name:	Patty Danier
Title:	Account Manager
Address:	200 Clarendon Street
25th Floor
Boston, Massachusetts 02116

Telephone:	617.531.4854
Facsimile:	617.236.8919
Email:	dcm.fundaccounting @denhamcapital.com

CHARTER MX LLC

Name:	William Laduyt
Title:	Senior Partner
Address:	535 Madison Avenue
New York, NY 10022

Telephone:	212.584.3216
Facsimile:	212.750.9704
Email:	wlanduyt@charterhousegroup.com

MANAGERS – BRIDGE LOAN LENDERS

Name:	Jeffrey Mayer	Steven Murray
Address:	595 Summer Street	711 Louisiana Street
	Suite 300	Suite 100
	Stamford, CT 06901-1407	Houston, TX 77002

Telephone:	203.975.9659 Ext. 7715	713.357.2639
Facsimile:	203.975.9659	713.357.2990
Email:	jmayer@mxenergy.com	smurray@mxenergy.com

Name:	Chaitu Parikh	Carole R. Artman-Hodge
Address:	595 Summer Street	595 Summer Street
	Suite 300	Suite 300
	Stamford, CT 06901-1407	Stamford, CT 06901-1407

Telephone:	203.356.1318 Ext. 7712	203.975.9659 Ext. 7711
Facsimile:	203.975.9659	203.975.9659
Email:	cparikh@mxenergy.com	chodge@mxenergy.com